UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AURELIO RESOURCE CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

Common stock, par value $0.001

(2)	Aggregate number of securities to which the transaction applies:

Nil

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $157.20 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $39.30 per million of the sale consideration of $4,000,000 (based on the Company’s bona fide estimate of the fair market value of the sale consideration).

(4)	Proposed maximum aggregate value of the transaction:

$4,000,000

(5)	Total fee paid:

$157.20

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 15, 2009

Dear Stockholder:

Aurelio’s annual meeting of stockholders will be held at the offices of Aurelio Resource Corporation, at 2:00 p.m., on February 13, 2009. The formal meeting notice and Aurelio’s proxy statement for the meeting are attached.

Each of the proposals to be presented at the annual meeting is described in the accompanying proxy statement. We urge you to carefully review the proxy statement which discusses each of the proposals in more detail.

As you may know, on October 2, 2008 the Company filed a Form 8-K announcing we had entered into a definitive agreement with Telifonda (Cayman) Ltd., a Cayman Islands corporation (Telifonda) for the sale of the Company’s wholly-owned subsidiary Bolsa Resources, Inc. in exchange for $2,000,000 and a 3% net smelter royalty interest in certain properties owned by Bolsa Resources, Inc. Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own approximately 16.01% of the issued and outstanding shares of the Company. As part of the aforementioned net smelter return obligation to the Company, Telifonda is required to fund Bolsa Resources, Inc. operations in the minimum amount of $8,000,000, which funds are required to be available shortly after closing, and to complete a bankable feasibility study on the Bolsa Resources, Inc. properties within four years of closing of the transaction. This transaction also included the sale by the Company of a 3% net smelter return royalty in its Minera Assets (described below) for an additional $2,000,000. In determining to proceed with the sale transaction, Aurelio’s Board of Directors considered a number of factors, including, among others, Aurelio’s liquidity requirements, the likelihood of obtaining alternative financing, the tightening of the credit markets, and other factors. Upon completion of the sale, the Company will focus its efforts on its remaining business, developing the properties held in its Minera Milenium S.A. de C.V. (the “Minera Assets”).

Also as you may know, on November 18, 2008, we announced that we had modified the previously announced transaction in a manner that increased the proceeds from the sale of Aurelio’s Bolsa Resources, Inc. subsidiary to $2,500,000 in addition to retaining the 3% net smelter return royalty interest, and by modifying the announced transaction concerning Minera by changing the consideration received for the 3% net smelter return in its Minera Assets to $50,000, but including an unsecured $1,450,000 loan by Telifonda to a newly formed Company subsidiary. The newly formed Aurelio subsidiary would hold the shares of Minera Milenium S.A. de C.V. currently held by the Company. This loan is non-recourse to the Company, is prepayable by the Company at anytime, and includes a provision which, upon any default by the newly formed Aurelio subsidiary, allows Telifonda the ability to credit the outstanding amount of the loan against the payment obligations it may have to the Company under the Bolsa net smelter return royalty described above. In determining to proceed with the sale transaction as amended in the foregoing manner, Aurelio’s Board of Directors considered a number of factors, including, among others, Aurelio’s liquidity requirements, the likelihood of obtaining alternative financing, and the continuing tightening of the credit markets, the collapse of global economy and available debt and equity markets, the significant capital needs required to preserve the Bolsa Resources, Inc. properties over the next 2 years, and other factors.

Aurelio’s Board of Directors believes the sale transactions described above represent the best financial outcome for all stockholders of the Company and believes the financing transactions contemplated by the Stock Purchase Agreement as amended will enable the Company to repay its outstanding indebtedness and pursue the exploitation of the Minera Assets, as well as to preserve the ability of the Company to benefit from the capital intensive advancement of the Bolsa Resources, Inc. project through the 3% net smelter return royalty. After careful consideration, Aurelio’s Board of Directors has unanimously determined that the Stock Purchase Agreement, as amended, and the related transactions are in the best interests of the Company and its stockholders and recommends that you vote “FOR” Proposal No. 1.

When considering the recommendation of Aurelio’s Board of Directors, you should be aware that members of Aurelio’s Board of Directors and Aurelio’s management have interests in the sale transaction other than their interests as Aurelio stockholders generally. Also, Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own approximately 16.01% of the issued and outstanding common stock of the Company. See “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction — Interests of Directors and Officers in the Telifonda Sale Transaction that Differ from Your Interests” beginning on page 19 of the accompanying proxy statement.

Whether or not you attend the annual meeting, it is important that your shares of common stock be represented and voted at the annual meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the annual meeting.

We look forward to seeing you on ,February 13, 2009.

Sincerely,

AURELIO RESOURCE CORPORATION

By:	/s/ Stephen B. Doppler
Stephen B. Doppler
President and CEO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 13, 2009 at 2:00 P.M.

TO THE STOCKHOLDERS OF AURELIO RESOURCE CORPORATION:

NOTICE IS HEREBY GIVEN that Aurelio Resource Corporation, a Nevada corporation, (the “Company”) will hold its Annual Meeting of Stockholders on Friday, February 13, 2009 at 2:00 pm, at the offices of Aurelio Resource Corporation locates at 12345 West Alameda Parkway, Suite 202, Lakewood, Colorado.

The Annual Meeting is being held for the following purposes:

1.	To ratify, adopt and approve the proposed Telifonda Sale Transaction pursuant to the terms of the Stock Purchase Agreement which closed on October 1, 2008, as amended November 17, 2008, by and between Telifonda (Cayman) Ltd. (“Telifonda”) and the Company;

2.	To elect Stephen B. Doppler, Stephan B. Roes, and Frederik W. Warnaars as the directors of the Company;

3.	To ratify the selection of Haynie & Company, Certified Public Accountants, as Aurelio’s auditors;

4.	To ratify, adopt and approve an amendment to the Company’s Articles of Incorporation to change the authorized stock of the Company from 487,500,000 shares of common stock with par value of $0.001 to 400,000,000 shares of common stock, par value of $0.001 and 87,500,000 shares of preferred stock, par value $0.01 per share; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 7, 2009 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting entitled to notice of and to participate in and vote at the Annual Meeting and any adjournment or postponement. Only holders of the Company’s shares of common stock on the record date are entitled to notice of and to participate in and vote at the Annual Meeting and any adjournment or postponement of the meeting.

Your attention is directed to the accompanying proxy statement and exhibits and appendices which summarize each item. Stockholders who do not expect to attend the Annual Meeting in person and who are entitled to vote are requested to date, sign and return the enclosed proxy as promptly as possible in the enclosed envelope.

THE VOTE OF EACH STOCKHOLDER IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY ATTENDING THE ANNUAL MEETING IN PERSON OR BY COMPLETING AND RETURNING THE PROXY CARD SENT TO YOU. PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Stephen B. Doppler
Stephen B. Doppler
President and CEO

AURELIO RESOURCE CORPORATION

PROXY STATEMENT

2008 ANNUAL MEETING

INTRODUCTION

The Board of Directors of Aurelio Resource Corporation (Aurelio or the Company) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Friday, February 13, 2009, at 2:00 pm, at the offices of Aurelio Resource Corporation located at 12345 W. Alameda Parkway, Suite 202, Lakewood, Colorado.

There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is a means by which you may actually authorize another person to vote your shares in accordance with your instructions.

This proxy statement and accompanying proxy are being distributed on or about January 29, 2009.

The Annual Meeting is being held to conduct the regular business of the Company and its stockholders, as well as to ask the stockholders to approve a transaction that (i) could be deemed to be a sale of substantially all of the assets of the Company and (ii) involves a conflict of interest of certain members of Aurelio’s Board of Directors. This transaction is referred to herein as the Telifonda Sale Transaction. Including the Telifonda Sale Transaction, you are being asked to vote on four separate proposals at the meeting, all of which are further described in the proxy statement, and which are:

1.	To ratify, adopt and approve the proposed Telifonda Sale Transaction pursuant to the terms of the Stock Purchase Agreement which closed on October 1, 2008, as amended November 17, 2008, by and between Telifonda (Cayman) Ltd. (“Telifonda”) and the Company;

2.	To elect Frederik Warnaars, Stephen B. Doppler, and Stephan B. Roes as the directors of the Company;

3.	To ratify the selection of Haynie & Company, Certified Public Accountants, as Aurelio’s auditors;

4.	To ratify, adopt and approve an amendment to the Company’s Articles of Incorporation to change the authorized stock of the Company from 487,500,000 shares of common stock with par value of $0.001 to 400,000,000 shares of common stock, par value of $0.001 and 87,500,000 shares of preferred stock, par value $0.01 per share; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition, the Board of Directors of the Company is soliciting a proxy from you to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Company’s executive offices are located at 12345 W. Alameda Parkway, Suite 202, Lakewood, CO 80228. The phone number for the Company’s executive offices is 303-795-3030.

Proxy Statement Page 1

PROPOSAL 1 — TELIFONDA SALE TRANSACTION

SUMMARY TERM SHEET

This summary term sheet does not contain all of the information that is important to you and relates only to the Telifonda Sale Transaction. We urge you to carefully read the entire proxy statement to fully understand the Telifonda Sale Transaction and the other matters on which you are being asked to vote. The Stock Purchase Agreement as amended which governs the Telifonda Sale Transaction, and all related agreements, is attached as Appendix A to this proxy statement. We encourage you to read the Stock Purchase Agreement, its amendment and all related agreements in their entirety.

General

On October 2, 2008, the Company filed a Form 8-K which announced that the Company entered into a Stock Purchase Agreement with Telifonda (Cayman) Ltd., a Cayman Islands corporation (Telifonda), pursuant to which we have agreed to sell all of the issued and outstanding shares of common stock of Aurelio’s wholly-owned subsidiary, Bolsa Resources, Inc., an Arizona corporation (Bolsa), for a total purchase price that shall equal approximately $2,000,000 and certain royalty rights on mineral products derived from certain property. The Stock Purchase Agreement obligates Telifonda to reimburse certain Company expenses incurred after August 15, 2008 and prior to closing (i.e. land maintenance payments; related office expenses; certain personnel expenses; etc.), all of which are described on Exhibit C to the Stock Purchase Agreement, and obligates Telifonda to fund Bolsa Resources, Inc. shortly after closing in the amount of $8,000,000 in order to facilitate advancement of the Bolsa Resources, Inc. Hill Copper-Zinc Project. The forgoing agreement also obligates Telifonda to complete a bankable feasibility study at the Bolsa Resources, Inc. Hill Copper-Zinc Project within four years of closing. In connection with the sale, the Company would also sell to Telifonda certain royalty rights on mineral products derived from certain real property held by the Company’s Mexican subsidiary, Minera Milenium S.A. de C.V., a company incorporated in the Republic of Mexico (Minera) for $2,000,000. The Stock Purchase Agreement was to close following satisfaction of various conditions, including approval of the stockholders of the Company. Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own approximately 16.01% of the issued and outstanding common stock of the Company.

The original Stock Purchase Agreement was entered into simultaneously with a Bridge Loan Agreement between the Company and Telifonda. Pursuant to the Bridge Loan Agreement (which funded and closed on October 1, 2008) Telifonda loaned the Company $2,000,000. The purchase price for the Bolsa shares in the Stock Purchase Agreement, as later amended, will be partially paid by Telifonda by offsetting the outstanding amount under the Bridge Loan against the cash consideration owed pursuant to the Stock Purchase Agreement as later amended.

On November 17, 2008, an amendment to the Stock Purchase Agreement described above was entered into that increased the proceeds from the sale of Aurelio’s Bolsa Resources, Inc. subsidiary to $2,500,000 in addition to retaining the 3% net smelter return royalty interest, and by modifying the transaction concerning the purchase by Telifonda of the royalty in the Minera by changing the consideration received for the 3% net smelter return to $50,000, but including an unsecured $1,450,000 loan by Telifonda to a newly formed Company subsidiary. The newly formed Aurelio subsidiary would hold the shares of Minera Milenium S.A. de C.V. currently held by the Company. This loan will be non-recourse to the Company, is prepayable by the Company at any time, and includes a provision which, upon any default by the newly formed Aurelio subsidiary, allows Telifonda the ability to credit the outstanding amount of the loan against the payment obligations it may have to the Company under the Bolsa net smelter return royalty described above. Other than as described, all other terms of the Stock Purchase Agreement would remain in effect. The Stock Purchase Agreement, as amended, was to close upon the satisfaction of various conditions, including the approval of the stockholders of the Company.

Attached to this Proxy as Appendix B are pro-forma financial statements of the Company which describe the financial condition of the Company as of the end of the third quarter, 2008, and the financial condition of the Company after the Telifonda Sales Transaction closes at the end of the fourth quarter, 2008.

Because the sale of Bolsa could be considered a sale of substantially all the assets of the Company, and because of certain conflicts of interest of members of Aurelio’s Board of Directors, you are being asked to vote to adopt and approve the Telifonda Sale Transaction. There are no regulatory approvals required to complete the Telifonda Sale Transaction.

Material Terms of the Sale

•

Purchase Price — As consideration for the Sale, Telifonda shall pay Cash Consideration of $2,500,000. At the Closing, the cash consideration shall be offset against the outstanding amount under the Bridge Loan that Telifonda made to the

Proxy Statement Page 2

Company on October 2, 2008 pursuant to the Bridge Loan Agreement, plus any additional amounts that the Company may have failed to pay during the third and fourth quarters of 2008 in accordance with section 2(e) of the Stock Purchase Agreement. Telifonda is, however, obligated at closing to reimburse the Company for various expenses incurred after August 15, 2008 through and including the closing date, all of which are described on Exhibit C to the original Stock Purchase Agreement.

In addition to the Cash Consideration, the Company is also being granted a three percent (3%) net smelter return royalty (NSR) from the minerals product derived from specified property owned by Bolsa pursuant to a Net Smelter Return Royalty Agreement to be entered into between Bolsa, Telifonda, and the Company at the closing. Pursuant to the Bolsa NSR Agreement, the Company will be paid after each calendar quarter three percent of the proceeds derived by Bolsa from the sale of crude ore or concentrate mined or otherwise recovered and removed from mineral claims on the specified Bolsa property. This Net Smelter Return Royalty Agreement obligates Telifonda to provide funding to Bolsa Resources, Inc. in the amount of $8,000,000 shortly after closing, to maintain the existing land position and to complete a bankable feasibility study at the Bolsa Resources, Inc. Hill Copper-Zinc Project within four years of closing.

Under certain circumstances, the NSR granted in the Bolsa NSR Agreement may be converted into shares of Bolsa. In addition, under certain other circumstances, the Company may repurchase Bolsa from Telifonda in exchange for $2,500,000 plus any out of pocket expenses incurred by Telifonda in connection with the operation of Bolsa following the Closing.

Telifonda also has agreed to pay the Company $50,000 in exchange for a three percent (3%) NSR in the Gavilanes Property owned by the Company’s Mexican subsidiary, Minera, pursuant to a Net Smelter Return Royalty Agreement to be entered into between Minera, Telifonda, and the Company at the closing. Pursuant to the Minera NSR Agreement, the Company will pay to Telifonda after each calendar quarter three percent of the proceeds derived by Minera from the sale of crude ore or concentrate mined or otherwise recovered and removed from mineral claims on the Gavilanes Property. Under certain circumstances, the net smelter return royalty granted in the Minera NSR Agreement may be converted into common or preferred shares of Minera.

In addition to the above, Telifonda has agreed to loan $1,450,000 to a newly formed subsidiary of the Company. The loan will accrue interest at One Year LIBOR plus 5%, with principal and accrued interest due at maturity, which is the later of commencement of commercial production and December 30, 2013. The newly formed Aurelio subsidiary will hold the shares of Minera Milenium S.A. de C.V. currently held by the Company. This unsecured loan will be non-recourse to the Company, will be prepayable by the Company at anytime, and will include a provision which, upon any default by the newly formed Aurelio subsidiary, allows Telifonda the ability to credit the outstanding amount of the loan against the payment obligations it may have to the Company under the Bolsa net smelter return royalty described above. The election of the aforementioned option by Telifonda would also result in such election being Telifonda’s sole remedy in the event of any such default.

•

Indemnification — We agreed to indemnify Telifonda against certain liabilities resulting from any breach of any representation, warranty, or covenant made by the Company in the Stock Purchase Agreement, as amended. Aurelio’s indemnification obligations expire two years after the closing for representations and warranties relating to Bolsa (except those relating to taxes, which survive until the expiration of the applicable statute of limitation). All other representations and warranties (including the representations and warranties relating to the Company) contained in the Stock Purchase Agreement, as amended, shall survive until the expiration of the applicable statute of limitations. For breaches relating to Bolsa’s representations and warranties, (a) the obligation to indemnify Telifonda does not arise until Telifonda has suffered damages by reason of such breaches in an amount in excess of $200,000, after which the Company is obligated to indemnify from and against further damages and for these specific representations and warranties, and (b) there is a $2,000,000 aggregate ceiling on the obligation of the Company to indemnify Telifonda. These limitations do not apply to the representations and warranties relating to taxes. None of the representations, warranties, and covenants in the Stock Purchase Agreement, as amended, relating to the Company and Telifonda are capped, nor do they have a minimum threshold amount before indemnification is owed.

•	Closing. The Stock Purchase Agreement, as amended, contains conditions to the closing of the sale, including, but not limited to, the following:

•	the condition that we shall have obtained approval of the transaction by stockholders holding at least a majority of the issued and outstanding shares of Aurelio’s common stock;

Proxy Statement Page 3

•	the condition that Telifonda enter into the Bolsa NSR Agreement;

•	the condition that Company enter into the Minera NSR Agreement;

•	the condition that Telifonda and the newly formed Aurelio subsidiary enter into the Loan Agreement;

•	the condition that the newly formed Aurelio subsidiary execute the Loan Note;

•	the condition that all officers and directors of Bolsa resign effective upon the Closing; and

•	the condition that no more than five percent of the Company’s stockholders shall have exercised dissenters’ rights if such rights are created by the Company’s activities prior to the Closing.

For a more complete description of the Stock Purchase Agreement as amended. the Bolsa NSR Agreement, the Minera NSR Agreement, and the Telifonda Sale Transaction generally, please refer to “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction — Summary of the Terms of the Stock Purchase Agreement” herein beginning on page 13 of the accompanying proxy statement. For a more complete description of the expected financial impact on the Company as a result of the Telifonda Sales Transaction, please refer to the pro-forma financial statements included in Appendix B to this Proxy.

Interests of Directors and Officers in the Telifonda Sale Transaction that Differ from Your Interests

Some of Aurelio’s directors and officers have interests in the Telifonda Sale Transaction that are different from, or are in addition to, their interests as stockholders in Aurelio. In addition, Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own approximately 16.01% of the issued and outstanding common stock of the Company. Aurelio’s Board of Directors knew about these additional interests and considered them when they approved the Telifonda Sale Transaction. These interests include the following:

•	Relationships with Telifonda.

•	Frank Vermeulen and Stephan Roes are affiliated with Telifonda and are the only two members of Telifonda’s Investment Advisory Board.

•

In addition, based on information filed in a Form 13D by Telifonda Holdings Co. Limited (Holdings) and DFG Master Hedge Fund Ltd. (DFG), Antony Warnaars is responsible for the overall management and control of DFG. Holdings and Telifonda are both wholly-owned subsidiaries of DFG. Mr. Antony Warnaars is the son of Dr. Frederik Warnaars, a member of the Board of Directors of Aurelio.

•

Consulting or Employment Agreements. As part of the transaction negotiations, Telifonda requested that certain officers and directors of the Company enter into a written consulting or employment agreement with Bolsa, effective upon the Closing. It is a condition of the Closing under the Stock Purchase Agreement as amended that the Company use its reasonable good faith efforts to agree upon a list of individuals, whom Bolsa will engage, with the terms of any such employment or consulting relationship to be agreed upon by Telifonda and such individuals. As of the date of this Proxy, no consulting agreements have been executed.

•	Indemnification. The Company’s directors and officers will continue to be entitled to indemnification following consummation of the Sale pursuant to the Company’s Articles of Incorporation and Bylaws.

Please see “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction — Interests of Directors and Officers in the Telifonda Sale Transaction that Differ from Your Interests” beginning on page 19 of the accompanying proxy statement.

Proxy Statement Page 4

Use of Proceeds to be Derived from the Telifonda Sale Transaction

•

The proceeds advanced to the Company under the Bridge Loan have and will be used to pay legal, accounting, and printing fees and expenses, and other costs and expenses related to the Sale, are estimated to be no more than $150,000.

•

The proceeds advanced to the Company pursuant to the Bridge Loan have also been used to retire in full the obligations to the holders of Aurelio’s 10% convertible debentures issued on February 26, 2008.

•

Most or all of the Cash Consideration to be paid at the Closing will be used as an offset against the amount owed to Telifonda at such time under the Bridge Loan. Any remaining proceeds will be used for general business purposes.

•

The proceeds received by the Company for the sale of the Minera NSR, and the loan from Telifonda to a newly formed subsidiary of the Company, will be utilized to advance the Company’s Gavilanes property and to evaluate other possible development and acquisition opportunities available to the Company.

•	Any remaining proceeds will be used for general business purposes.

Please see “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction — Use of Proceeds” beginning on page 19 of the accompanying proxy statement.

Business of the Company Following the Telifonda Sale Transaction

The Company (through its newly formed subsidiary) intends to focus its resources to the development of its 98% interest in Minera. Minera holds an option to acquire a 100% interest in the Gavilanes Property, on which the Company intends to undertake exploration for mineral deposits. The Company will also continue to proactively identify, evaluate and negotiate to acquire majority (operating) interests in advanced-stage precious and base metals deposits worldwide.

Please see “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction — Business of the Company Following the Sale of Bolsa” beginning on page 19 of the accompanying proxy statement.

Federal Tax Consequences

•	Federal Income Taxation of the Company — We do not believe that Aurelio will have any current material tax liability as a result of the Telifonda Sale Transaction.

•

Federal Income Taxation of Aurelio’s Stockholders — We do not expect that Aurelio’s stockholders will recognize any gain or loss for United States Federal income tax purposes as a result of the Telifonda Sale Transaction. We recommend that each stockholder consult his, her or its own tax advisor regarding the Federal income tax consequences of the sale, as well as the state, local and foreign tax consequences.

Please see “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction — Federal Tax Consequences” beginning on page 18 of the accompanying proxy statement.

Appraisal Rights

Stockholders of the Company are not entitled to appraisal or dissenters’ rights in connection with the Telifonda Sale transaction contemplated by the Stock Purchase Agreement.

Please see “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction — Appraisal Rights” beginning on page 19 of the accompanying proxy statement.

Vote Required and Board Recommendation

The approval of the Telifonda Sale Transaction requires the affirmative vote of the stockholders holding at least a majority of the issued and outstanding shares of Aurelio’s common stock.

Proxy Statement Page 5

Aurelio’s Board of Directors believes the sale transactions represents the best financial outcome for all stockholders of the Company and believes the financing transactions contemplated by the Stock Purchase Agreement as amended will enable the Company to repay its outstanding indebtedness, pursue the exploitation of the Minera Assets, and preserve an interest in the Bolsa Resources, Inc. Hill Copper-Zinc Project. After careful consideration, Aurelio’s Board of Directors has unanimously determined that the Stock Purchase Agreement as amended and the related transactions are in the best interests of the Company and its stockholders and recommends that you vote “FOR” Proposal No. 1.

When considering the recommendation of Aurelio’s Board of Directors, you should be aware that certain members of Aurelio’s Board of Directors and Aurelio’s management have interests in the sale transaction other than their interests as Aurelio stockholders generally. In addition, Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own or control approximately 16.01% of the issued and outstanding common stock of the Company. See Proposal 1, Approval and Ratification of the Telifonda Sale Transaction – Interests of Directors and Officers in the Telifonda Sale Transaction that Differ from Your Interests” beginning on page 19 and “Proposal 1, Approval and Ratification of the Telifonda Sale Transaction – Vote Required and Board Recommendation” beginning on page 19 of the accompanying proxy statement.

Proxy Statement Page 6

VOTING

How to Vote Your Shares

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and mail the enclosed proxy card.

By completing and submitting your proxy, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed Fred Warnaars and Stephen Doppler to serve as the proxies for the Annual Meeting.

Your proxy will be valid only if it is received before the polls are closed at the Annual Meeting. If you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

Regardless of how you submit your proxy, you may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the Company’s Secretary in writing.

•	Submitting a later dated proxy by mail.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must also vote your shares.

Stockholders Entitled to Vote and Ownership

You are entitled to one vote at the Annual Meeting for each share of the company’s common stock that you owned of record at the close of business on January 7, 2009 (the date of record). As of January 7, 2009, the Company had issued and outstanding 44,638,913 shares of common stock, held by approximately 50 stockholders of record. Information regarding the holdings of the company’s stock by directors, executive officers and certain other beneficial owners can be found in this Proxy Statement under the heading “Stock Ownership”.

Required Vote to Approve the Proposals

The Company’s Bylaws require that holders of 10% of the stock issued and outstanding be represented at the Annual Meeting, whether in person or by proxy, for a quorum which is needed to transact any business.

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Vote” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of Stock Purchase Agreement, as amended, and Related Transactions. The affirmative vote of a majority of the shares issued and outstanding is required for the approval of the Stock Purchase Agreement as amended and related transactions. A properly executed proxy marked “Abstain” with respect to the approval of the Stock Purchase Agreement as amended and related transactions will not be voted with respect to the approval of the Stock Purchase Agreement as amended, and related transactions, although it will be counted for purposes of determining whether there is a quorum.

Other Proposals. For each proposal other than the election of directors and the approval of the Stock Purchase Agreement, as amended, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee and you do not give voting instructions at least 10 days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with

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respect to matters considered to be “routine”, such as the election of directors. On non-routine matters, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

The Company will issue a press release promptly following the meeting with the results of the vote the Company’s stockholders.

Solicitation of Proxies

The Board of Directors solicits from stockholders of Aurelio the proxy accompanying this proxy statement. Proxies may be solicited by Aurelio’s officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for those services. Solicitations may be made personally, or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. Aurelio will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Aurelio will pay the cost of proxy solicitation.

Dissenting Stockholder Rights

Dissenting Stockholders have no appraisal rights under Nevada law or under Aurelio’s Articles of Incorporation or bylaws in connection with the matters to be voted on at the Annual Meeting.

Voting Tabulation

Representatives of the Company, Broadridge Investor Communications Services or Empire Stock Transfer Inc., the Company’s transfer agent, will tabulate votes cast by proxy or in person at the Annual Meeting. Ten percent (10%) of the voting shares, which includes the voting shares present at the meeting in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business at the Annual Meeting.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements in this proxy statement that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans”, “anticipates”, “believes”, “intends”, “estimates”, “projects”, “believe,” “aims”, “potential”, “goal”, “objective”, “prospective”, and similar expressions, or that events or conditions “will”, “would”, “may”, “can”, “could” or “should” occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this proxy statement. Factors which may delay or prevent these forward looking statements from being realized include: misinterpretation of data; that we may not be able to keep Aurelio’s qualified personnel; that funds expected to be received may not be; that Aurelio’s estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete Aurelio’s intended exploration, purchase, lease or option payments; that Aurelio’s applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of Aurelio’s property; and that despite encouraging data there may be no commercially exploitable mineralization on Aurelio’s properties. Readers should refer to the risk disclosures outlined in the Company’s most-recent Form 10-KSB (as amended per Form 10-KSB/A) and Form 10-Q Reports (as amended per Form 10-Q/A) filed with the Securities and Exchange Commission.

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PROPOSAL 1. RATIFICATION, ADOPTION AND APPROVAL OF THE PROPOSED TELIFONDA SALE TRANSACTION PURSUANT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT WHICH CLOSED ON OCTOBER 1, 2008, AS AMENDED ON NOVEMBER 17, 2008, BY AND BETWEEN THE COMPANY AND TELIFONDA (CAYMAN) LTD.

General

On October 2, 2008, the Company filed a Form 8-K which announced that the Company entered into a Stock Purchase Agreement with Telifonda (Cayman) Ltd., a Cayman Islands corporation (Telifonda), pursuant to which we have agreed to sell all of the issued and outstanding shares of common stock of Aurelio’s wholly-owned subsidiary, Bolsa Resources, Inc., an Arizona corporation (Bolsa), for a total purchase price that shall equal approximately $2,000,000. In addition to the cash consideration, the Company would also receive a 3% net smelter return royalty (“NSR”) from the minerals product derived from specified property owned by Bolsa pursuant to the Bolsa NSR Agreement. The Stock Purchase Agreement obligates Telifonda to reimburse certain Company expenses incurred after August 15, 2008 and prior to closing (i.e. land maintenance payments; related office expenses; certain personnel expenses; etc.), all of which are listed on Exhibit C to the Stock Purchase Agreement, and obligates Telifonda to fund Bolsa Resources, Inc. at closing in the amount of $8,000,000 in order to facilitate advancement of the Bolsa Resources, Inc. Hill Copper-Zinc Project. The foregoing agreement also obligates Telifonda to complete a bankable feasibility study at the Bolsa Resources, Inc. Hill Copper-Zinc Project within four years of closing. In connection with the sale, the Company would also sell to Telifonda a 3% NSR on mineral products derived from certain real property held by the Company’s Mexican subsidiary, Minera Milenium S.A. de C.V., a company incorporated in the Republic of Mexico (Minera) for $2,000,000. The terms of the Bolsa NSR Agreement are more fully described below in the section captioned “—Summary of the Terms of the Bolsa NSR Agreement.” The terms of the Minera NSR Agreement are more fully described below in the section captioned “—Summary of the Terms of the Minera NSR Agreement.”

The Stock Purchase Agreement was entered into simultaneously with a Bridge Loan Agreement (which was funded on October 2, 2008) between the Company and Telifonda. Pursuant to the Bridge Loan Agreement, Telifonda loaned the Company $2,000,000. The purchase price for the Bolsa shares in the Stock Purchase Agreement, as it was later amended, will be partially paid by Telifonda by offsetting the outstanding amount under the Bridge Loan against the cash consideration owed pursuant to the Stock Purchase Agreement, again as later amended.

On November 17, 2008, an amendment to the Stock Purchase Agreement described above was entered into that increased the proceeds from the sale of Aurelio’s Bolsa Resources, Inc. subsidiary to $2,500,000 in addition to retaining the 3% net smelter return royalty interest, and by modifying the transaction concerning the purchase by Telifonda of the royalty in Minera by changing the consideration received for the 3% net smelter return to $50,000, but including an unsecured $1,450,000 loan by Telifonda to a newly formed Company subsidiary. The newly formed Aurelio subsidiary would hold the shares of Minera Milenium S.A. de C.V. currently held by the Company. This loan will be non-recourse to the Company, is prepayable by the Company at anytime, and includes a provision which, upon any default by the newly formed Aurelio subsidiary, allows Telifonda the ability to credit the outstanding amount of the loan against the payment obligations it may have to the Company under the Bolsa net smelter return royalty described above. Other than as described, all other terms of the Stock Purchase Agreement would remain in effect. The terms of the Stock Purchase Agreement, as amended, are more fully described below in the section captioned “Summary of the Terms of the Stock Purchase Agreement.” A copy of the Stock Purchase Agreement as amended is attached as Appendix A to this Proxy Statement. We encourage you to read the Stock Purchase Agreement, as amended, and all their related agreements (see Appendix A) in their entirety.

The Stock Purchase Agreement, as amended, and related agreements are referred to herein as the Telifonda Sale Transaction. You are being asked to vote to approve the Telifonda Sale Transaction.

The Companies

Aurelio Resource Corporation, a Nevada corporation

The Company was incorporated under the laws of the State of Nevada on February 19, 2004. The Company currently owns all of the issued and outstanding shares of capital stock of Bolsa Resources, Inc., an Arizona corporation, and 98% of the issued and outstanding shares of Minera Milenium S.A. de C.V., a company incorporated in the Republic of Mexico. The Company conducts most of its current operations through Bolsa. The Company’s principal executive offices are located at 12345 West Alameda Parkway, Suite 202, Lakewood, Colorado, and its telephone number is 303-795-3030.

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Bolsa Resources, Inc., an Arizona corporation

Bolsa was incorporated under the laws of the State of Arizona on November 10, 2005. Bolsa owns patented and unpatented mining claims and property in Arizona, where it undertakes exploration for mineral deposits. Bolsa’s plan of operation is to conduct further exploration and development work on the Hill Copper-Zinc Project in order to ascertain whether a commercially-exploitable mineral deposit exists; substantial funds are required for further drilling and engineering studies.

Minera Milenium S.A. de C.V., a company incorporated in the Republic of Mexico

Minera was incorporated under the laws of the Republic of Mexico on May 21, 2004. Minera holds an option to acquire a 100% interest in a property in Mexico called the “Gavilanes Property,” where the Company intends to undertake further exploration and drilling to delineate a commercially-viable gold deposit at the Gavilanes Property. Based on further results, Aurelio will determine whether to develop, sell or otherwise assign the rights to this Property.

Telifonda (Cayman) Ltd., a Cayman Island corporation

Telifonda is the proposed purchaser of Aurelio’s wholly-owned subsidiary, Bolsa. Telifonda is an investment company incorporated in the Cayman Islands May 7, 2008. The purpose of Telifonda is very broad, but it generally would be considered to operate as a holding company. Amicorp Management Ltd, a B.V.I. corporation, acts as the Director of the company. The Company has an Investment Advisory Board, which consists of two members, Messrs. Stephan B. Roes and Frank W. Vermeulen, both also Directors and stockholders of Aurelio.

Background of the Telifonda Sale Transaction

From time to time the Company’s management has had discussions about possible methods to obtain working capital to advance the exploration and possible development of the Hill Copper-Zinc Project, which is owned by Bolsa.

In late 2007/early 2008, certain European institutional investors (“the Investors”) contacted Aurelio, expressing an interest in participating in an equity financing which the Company was pursuing in order to increase working capital and conduct further exploration on the Company’s projects.

On February 15th of 2008, the Aurelio Board of Directors approved a US$1,000,000 equity financing agreement with the Investors consisting of 3,333,334 Units, with each Unit equal to one common share and one half-warrant, with each full warrant permitting the holder to purchase one additional common share at $0.50/share for five years. As noted in the press release announcing this financing, the parties intended that the February 2008 equity financing would be the first tranche in a long-term strategic alliance between the Company and the Investors that would be structured over the coming weeks and months.

On February 27th of 2008, Telifonda, and affiliates of the Investors, approached the Aurelio Board of Directors with an expression of interest in providing additional financing for the Company. The Board of Directors considered that expression of interest and indicated a willingness to consider a transaction. On April 7th of 2008, the Company received an initial Investment Proposal and Term Sheet from Telifonda Holdings Co. Ltd. The Board of Directors evaluated this financing offer and determined that it was not in the best interests of stockholders due to high interest charges, complex structure and the potential for extremely significant dilution.

Subsequent to the February 27th expression of interest, a number of discussions were held between the Company’s management and the Investors concerning how the Company might best avail itself of the Investor’s financial expertise as the Company sought to raise additional capital for exploration and development of its assets. On March 6, 2008 the Investors filed a Form 13-D, indicating that through the February 2008 private placement and additional shares that the Investors had acquired in the open market that the Investors owned approximately 15.56% of the Company.

In light of these developments, the Company’s March 27th Board meeting included a lengthy discussion regarding the potential appointment of one or two representatives of the Investors to the Company’s Board. Upon due deliberation, the Board unanimously agreed to extend an invitation to the Investors to nominate two new directors (with the understanding that two existing Board members would resign from the Board to make room for the new Directors).

On April 18th, Mr. Roes and Mr. Vermeulen were appointed to fill vacancies on the Board of Directors replacing Mr. Allan Marter and Mr. Stephen Stine, who resigned from the Board.

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On July 3rd of 2008, the Company received a revised Investment Proposal and Term Sheet from Telifonda through its Director, Amicorp Management Ltd. At a meeting of the Aurelio Board of Directors on July 8, 2008, the Board considered the potential conflicts of interests of Mr. Warnaars, Mr. Roes and Mr. Vermeulen in the transaction (see “—Interests of Directors and Officers in the Telifonda Sale Transaction that Differ from Your Interests”). As a result of these potential conflicts of interest, the Board of Directors appointed an independent committee (the Special Committee) of the Board consisting of Mr. Johnson and Mr. Doppler to continue negotiations with Telifonda. The Board and the Special Committee evaluated the revised financing offer and again determined that it was not in the best interests of stockholders due to high interest charges, complex structure and the potential for extremely significant dilution.

Representatives of Telifonda and the Special Committee continued to have discussions in July and early August. On August 14th of 2008, a new term sheet for a proposal for an investment in Aurelio and Bolsa was provided by Telifonda through its Director, Amicorp Management Ltd. The Special Committee presented the revised proposal to the Board of Directors in early August, 2008. The Aurelio Board of Directors considered this revised proposal in five board meetings.

The Aurelio Board of Directors discussed at length, and carefully considered with Aurelio management, the strategic, financial and operating risks and benefits to Aurelio of selling a substantial portion of its assets on the terms proposed. As part of the analysis and presentations, Aurelio’s Board of Directors considered the proposed sale in the context of a variety of enterprise valuation factors. The Board of Directors reviewed Aurelio’s 2006, 2007 and 2008 year-to-date financial status, capitalization status, and financial and capital estimates for the remainder of 2008, and Aurelio’s management’s preliminary financial projections and underlying assumptions for 2009. The Aurelio Board of Directors reviewed the financial analysis conducted by Company management, which addressed the value offered by Telifonda when compared to other financing opportunities, the value of other publicly traded mineral exploration companies and the intrinsic value of Bolsa on a stand-alone basis, among other factors. Aurelio’s Board of Directors considered Aurelio’s current and anticipated financial condition, liquidity, capital requirements, results of operations, and business and earnings prospects, if it were to remain without funding in light of a multiplicity of relevant factors. The following were key strategic, financial and operating risks evaluated by Aurelio’s Board of Directors as part of assessing the proposed Telifonda Sale:

•	The ongoing significant selloff in the junior resource sector of the capital markets;

•	The tightening of the credit market and the precipitous equity market contraction;

•	The downturn in the global economic environment;

•	The Company’s need to retain employees;

•	The Company’s small market capitalization and the related difficulty in raising capital at the Aurelio level;

•	The significant dilution that would occur with fundraising at the Aurelio level;

•	The Company’s need to maintain capital expenditures in order to maintain project progress;

•	The need to continue landowner discussions in order to proceed with the Bolsa projects;

•	The Company’s relationship with its debt holders; and

•	Issues related to capital structure.

The foregoing is a discussion of some of the material information and factors considered by Aurelio’s Board of Directors. In view of the variety of factors considered in connection with its evaluation of the sale, Aurelio’s Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of this information or any of these factors, and individual directors may have given different weights to different information and factors.

The Aurelio board weighed these factors and the potential benefits that could result from selling Bolsa and retaining a 3% NSR, as well as the sale of a 3% NSR in Minera. The Board unanimously determined that a transaction on the terms outlined in the term sheet would be in the best interests of the stockholders of the Company and authorized the officers of the Company to execute and deliver the Telifonda Term Sheet and to negotiate definitive agreements with Telifonda.

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Between August 22, 2008 and September 29, 2008, the officers of the Company worked with Telifonda to negotiate definitive agreements for the Telifonda Sale Transaction. On September 29, 2008, the definitive agreements were presented to the Aurelio Board of Directors. The Board of Directors discussed the definitive agreements as well as the factors set forth above, considered the continuing market contraction in all equity markets, again reviewed the capital requirements of the Company required to advance the Bolsa Hill Copper-Zinc Project, and other factors. The Board then unanimously determined that the Telifonda Sale Transaction was in the best interests of the Aurelio stockholders and authorized the officers of the Company to execute and deliver the definitive agreements and to seek the approval of the Aurelio stockholders with regard to the Telifonda Sale Transaction.

Following the execution of the initial Stock Purchase Agreement, it became apparent to management of the Company that despite the advance of the Bridge Loan to the Company by Telifonda, due to the significant further downturn in global economic conditions, the continuing contraction occurring in the equity and credit markets, particularly for similarly situated companies, the transaction contemplated in the original Stock Purchase Agreement was possibly at risk. The parties mutually agreed to reopen discussions about a possible modification to the agreements to address both parties’ needs given the extremely difficult global economic and market conditions. Between early October and into November, Company’s management worked with Telifonda to negotiate a restructuring to the transaction which would better reflect the valuations of the Company’s assets, which would ensure Company’s preservation of capital following closing of the transaction, and which would facilitate the ultimate closing of the transaction subject to the approval of the stockholders of the Company. On November 14, 2008, definitive agreements incorporating these amendments were presented to the Aurelio Board of Directors for consideration. The Board of Directors discussed these amended agreements in the context of current global economic and market conditions, again considered all of the many factors previously addressed in its earlier deliberations, and reviewed in detail the nearly $2,000,000 required over the next 2 years to simply maintain the properties comprising Bolsa Resource Inc.’s Hill Copper-Zinc Project. The Board then unanimously determined that the Telifonda Sale Transaction as now amended was in the best interests of the Aurelio stockholders and authorized the officers of the Company to execute and deliver the definitive agreements and to seek the approval of the Aurelio stockholders with regard to the amended Telifonda Sale Transaction.

The Company’s Reasons for the Telifonda Sale Transaction and Stock Purchase Agreement

The Company’s Board of Directors consulted with senior management and the Company’s legal advisors and considered a number of factors, including those set forth below, in reaching its decisions to approve the Stock Purchase Agreement, as amended, and the transactions contemplated thereby, including:

•	the form and amount of the considerations;

•	the tax implications of the transactions;

•	uncertain availability of alternative transactions;

•	current global economic conditions;

•	current tightening of credit and financial markets;

•	the Company’s needs for additional financing to secure, preserve and develop its assets; and

•	likelihood of closing.

The information and factors set forth above includes the material factors considered by the Company’s Board of Directors. In view of the variety of factors considered in connection with its evaluation of the proposed transactions, the Company’s Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors.

The Company did not engage an independent financial advisor to determine the fairness to Aurelio’s stockholders of the proposed transactions, and instead determined independently that, based on the factors set forth above, the Telifonda Sale Transaction is fair to Aurelio’s stockholders. A fairness opinion from an independent financial advisor typically entails a substantial fee to the requesting company. The directors of the Company believe that undertaking such an analysis would involve a significant unnecessary expense that would reduce the amount of proceeds available to the Company from the proposed sale of Bolsa.

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If the Telifonda Sale Transaction is not approved by Aurelio’s stockholders at the Annual Meeting, we will review all options for continuing operations, and we will potentially seek to sell the stock or assets of Bolsa to a third party. We will remain obligated to repay the Bridge Loan to Telifonda and will need to seek additional funding in order to do so. There can be no assurance that any third party will offer to purchase the stock or assets of Bolsa for a price equal to or greater than the price proposed to be paid by Telifonda in the Sale, or that Aurelio’s or Bolsa’s stock or assets can be sold at all.

Summary of the Terms of the Stock Purchase Agreement, as amended.

The following is a summary of the material provisions of the Stock Purchase Agreement. The summary description does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Appendix A. All stockholders are urged to read the Stock Purchase Agreement in its entirety.

Overview

The Stock Purchase Agreement, as amended, provides for the sale of 100% of the issued and outstanding shares of common stock of Aurelio’s wholly-owned subsidiary, Bolsa, for the cash consideration of $2,500,000 and royalty rights on mineral products derived from certain property, each in accordance with section 2(b) of the Stock Purchase Agreement, as amended.

Closing Date

The Telifonda Sale Transaction is to be consummated on a date no later than two days following the satisfaction or waiver of all closing conditions contained in the Stock Purchase Agreement, as amended, or such other date to which the parties shall mutually agree.

Purchase Price

As consideration for the Sale, Telifonda shall pay cash consideration of $2,500,000 (the “Cash Consideration”). At the Closing, the Cash Consideration shall be offset against the outstanding amount under the Bridge Loan that Telifonda made to the Company on October 2, 2008 pursuant to the Bridge Loan Agreement.

The Cash Consideration shall be subject to a closing adjustment whereby Telifonda shall reimburse the Company for certain payments made by the Company after August 15, 2008, as described on Exhibit C to the Stock Purchase Agreement, to maintain certain Bolsa assets. If the Company fails to make certain payments in the third and forth quarters of 2008, and Telifonda makes those specified payments on behalf of the Company, Telifonda will offset such payments from the Cash Consideration.

In addition to the Cash Consideration, the Company is also being granted a 3% net smelter return royalty from the minerals products derived from specified property owned by Bolsa pursuant to a Net Smelter Return Royalty Agreement to be entered into between Bolsa, Telifonda, and the Company at the Closing (the “Bolsa NSR Agreement”). Pursuant to the Bolsa NSR Agreement, the Company will be paid after each calendar quarter 3% of the proceeds derived by Bolsa from the sale of crude ore or concentrate mined or otherwise recovered and removed from mineral claims on the specified Bolsa property. This Net Smelter Return Royalty Agreement obligates Telifonda to provide funding to Bolsa Resources, Inc. in the amount of $8,000,000 shortly after closing, and to complete a bankable feasibility study at the Bolsa Resources, Inc. Hill Copper-Zinc Project within four years of closing.

Indemnification

We agreed to indemnify Telifonda against certain liabilities resulting from any breach of any representation, warranty, or covenant made by the Company in the Stock Purchase Agreement, as amended. Aurelio’s indemnification obligations expire two years after the Closing for representations and warranties relating to Bolsa contained in section 4 of the Stock Purchase Agreement, as amended, (except those relating to taxes, which survive until the expiration of the applicable statute of limitation). All other representations and warranties (including the representations and warranties relating to the Company) contained in the Stock Purchase Agreement, as amended, shall survive until the expiration of the applicable statute of limitations. For breaches relating to Bolsa’s representations and warranties contained in section 4 of the Stock Purchase Agreement, as amended, (a) the obligation to indemnify Telifonda does not arise until Telifonda has suffered damages by reason of such breaches in an amount in excess of $200,000, after which the Company is obligated to indemnify from and against further damages, and (b) there is a $2,000,000 aggregate ceiling on the obligation of the Company to indemnify Telifonda. These limitations do not apply to the representations and warranties relating to taxes. None of the representations, warranties, and covenants in the Stock Purchase Agreement, as amended, relating to the Company and Telifonda are capped, nor do they have a minimum threshold amount before indemnification is owed.

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Termination

The Stock Purchase Agreement, as amended, may be terminated prior to the Closing:

•	by the written mutual consent of us and Telifonda;

•

by either us or Telifonda, if the Closing has not occurred prior to the close of business on December 30, 2008, by reason of the failure to satisfy the terminating party’s conditions precedent contained in the Stock Purchase Agreement, as amended, (unless the failure is the result primarily of actions of the terminating party, including the terminating party breaching a representation, warranty, or covenant);

•

by us, if there has been a breach of a material representation, warranty or covenant of Telifonda, which breach has not been cured within 30 days after the giving of written notice to Telifonda of the breach (provided that no notice or cure period shall be required for any breach by Telifonda of its covenant to pay the Cash Consideration); or

•

by Telifonda, if there has been a breach of a material representation, warranty or covenant by us, which breach has not been cured within 30 days after the giving of written notice to us of the breach.

Representations and Warranties of the Parties

In the Stock Purchase Agreement, as amended, we make representations and warranties to Telifonda that are customary in a stock purchase transaction of this type, including, among other things, representations and warranties regarding:

•	Aurelio’s corporate status (organization and qualification);

•	Aurelio’s authority to execute, deliver and complete the sale of stock;

•	no conflict with any governmental agency or existing agreements;

•	no broker’s fees;

•	investment representations relating to the grant to us of the net smelter return royalty in Bolsa’s properties; and

•	Aurelio’s ownership of Bolsa stock.

We also make customary representations and warranties to Telifonda regarding Bolsa, including among other things:

•	representations and warranties regarding its corporate status (organization and qualification);

•	Bolsa’s capitalization;

•	no conflict with existing agreements;

•	no broker’s fees;

•	title to assets and properties;

•	no subsidiaries;

•	Bolsa’s financial statements;

•	absence of certain changes or events (business practices);

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•	undisclosed liabilities;

•	legal and regulatory compliance;

•	tax matters, filing of tax returns;

•	real property;

•	permits;

•	condition of tangible assets;

•	Bolsa’s existing leases, contracts and agreements;

•	notes and accounts receivable;

•	no power of attorney;

•	types and adequacy of insurance;

•	absence of litigation;

•	employee disputes;

•	employee benefit plans, employee relationships;

•	absence of guaranties;

•	environmental compliance;

•	absence of certain affiliate arrangements or transactions; and

•	full disclosure.

In the Stock Purchase Agreement, as amended, Telifonda makes representations and warranties to us regarding, among other things:

•	its corporate status (organization and qualification);

•	its authority to execute, deliver and complete the sale of stock;

•	no conflict with any governmental agency or existing agreements;

•	no broker’s fees; and

•	investment representations relating to the acquisition of the shares of Bolsa.

Pre-Closing Covenants of the Parties

In the Stock Purchase Agreement, as amended, the parties make pre-closing covenants that are customary in a stock purchase transaction of this type, including among other things:

•	each party will use its reasonable best efforts to consummate the transactions contemplated by the Stock Purchase Agreement, as amended;

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•	we will cause Bolsa to give required notices to, and use reasonable best efforts to obtain consents from, third parties;

•	we will cause Bolsa to use its reasonable best efforts to keep its business and properties intact;

•	we will permit, and cause Bolsa to permit, Telifonda full access to all premises, properties, personnel, books, records, contracts, and other documents and materials relating to Bolsa;

•	Telifonda will maintain the confidentiality of any confidential information it receives from us or Bolsa;

•	the parties will give notice of any knowledge of a breach of a representation and warranty;

•

we will not solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any stock or assets of Bolsa, or participate in any discussions or negotiations regarding the same;

•	we will not vote the Bolsa shares in favor of a different acquisition, merger, consolidation or share exchange;

•	Bolsa has obtained certain title insurance commitments or policies on its owned real property; and

•	the parties will use reasonable best efforts to agree upon individuals who will enter into employment agreements with Bolsa at the Closing on terms acceptable to such individuals.

Post-Closing Covenants of the Parties

In the Stock Purchase Agreement, as amended, the parties make post-closing covenants that are customary in a stock purchase transaction of this type, including among other things:

•	the parties will take any further action necessary to carry out the purposes of the Stock Purchase Agreement, as amended;

•	the parties will cooperate in any contest or defense relating to the Stock Purchase Agreement, as amended, or Bolsa;

•

we will not do anything that is designed or intended to discourage any lessor, licensor, customer, supplier, or other business associate of Bolsa from maintaining the same business relationship with Bolsa as it had prior to the Closing; and

•	we will maintain the confidential nature of any confidential information we received from Telifonda.

Closing Conditions

The Stock Purchase Agreement, as amended, contains closing conditions that are subject to fulfillment or waiver as described in this section. The obligation of Telifonda to consummate the transactions under the Stock Purchase Agreement, as amended, is subject to the satisfaction or waiver of the following:

•	Aurelio’s and Bolsa’s representations and warranties must be true and correct in all material respects at the Closing;

•	we must have complied with Aurelio’s covenants in all material respects;

•	Bolsa must have obtained all material third party consents, including all governmental approvals;

•

no governmental authority may have enacted or issued any law, rule, injunction or other order that directly or indirectly restrains or prohibits the consummation of the transactions contemplated by the Stock Purchase Agreement;

•

the applicable parties shall have entered into the Bolsa NSR Agreement, the Minera NSR Agreement, the Loan Agreement and the Loan Note and the parties shall have exercised reasonable good faith efforts to agree upon individuals who will enter into employment or consulting agreements with Bolsa; and

•	Bolsa’s current directors and officers shall have resigned effective as of the Closing.

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Aurelio’s obligation to consummate the transactions under the Stock Purchase Agreement, as amended, is subject to the satisfaction or waiver of the following:

•	Telifonda’s representations and warranties must be true and correct in all material respects at the Closing;

•	Telifonda must have complied with its covenants in all material respects;

•

no governmental authority may have enacted or issued any law, rule, injunction or other order that directly or indirectly restrains or prohibits the consummation of the transactions contemplated by the Stock Purchase Agreement;

•	Telifonda must have obtained all governmental approvals an consents;

•	the applicable parties shall have entered into the Bolsa NSR Agreement, the Minera NSR Agreement, the Loan Agreement and the Loan Note;

•

if there are dissenters’ rights available to Aurelio’s stockholders, which would only be applicable in the unlikely event that we listed Aurelio’s shares on the Canadian Stock Exchange before the Closing, then there must not be greater than 5% of Aurelio’s stockholders eligible to exercise their dissenter’s rights; and

•	the holders of at least a majority of Aurelio’s outstanding common stock must have approved the Stock Purchase Agreement, as amended.

Summary of the Terms of the Bolsa NSR Agreement

As part of the consideration for us entering into the Stock Purchase Agreement, as amended, with Telifonda, the Company is being granted a 3% net smelter return royalty from the minerals products derived from specified property owned by Bolsa pursuant to the Bolsa NSR Agreement. Pursuant to the Bolsa NSR Agreement, the Company will be paid after each calendar quarter 3% of the proceeds derived by Bolsa from the sale of crude ore or concentrate mined or otherwise recovered and removed from mineral claims on the specified Bolsa property (the “Bolsa NSR”). Crude ore is all ores, metals, and minerals that are mined or otherwise recovered on the Bolsa property. The Bolsa NSR Agreement also obligates Telifonda to fund Bolsa Resources, Inc. shortly after closing in the amount of $8,000,000 in order to facilitate advancement of the Bolsa Resources, Inc. Hill Copper-Zinc Project and maintain the existing property position.

The royalty payment shall accrue upon the actual or deemed sale of the crude ores or concentrates. Payment of the royalty shall be made on or before the last day of January, April, July and October for royalty obligations that accrued during the preceding calendar quarter.

The Bolsa NSR Agreement also gives us a call right to purchase back from Telifonda all the outstanding shares of Bolsa under certain circumstances (the “Call Right”). We can exercise Aurelio’s Call Right if:

•	Telifonda fails to cause Bolsa to maintain certain property assets, make all necessary payments and fulfill all necessary obligations to maintain such property; or

•

Bolsa cannot produce a bankable feasibility study on or prior to the fourth anniversary of the Closing. The bankable feasibility study must be performed by an internationally recognized investment banker specializing in the mining industry, conform with Canadian National Instrument 43-101, and show that there is commercial deposits that can be mined.

Aurelio’s Call Right has to be exercised within 180 days from the time it becomes available. The purchase price for us to exercise Aurelio’s Call Right will be equal to the Cash Consideration in the Stock Purchase Agreement, as amended, plus any additional funding made by Telifonda to Bolsa after the Closing.

The Bolsa NSR Agreement also contains provisions that make the Bolsa NSR convertible into stock of various entities upon certain occurrences. The Bolsa NSR shall be converted as follows:

•	automatically into common stock shares of Bolsa or its successor, immediately upon an initial public offering of Bolsa or its successor;

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•

at the option of either Bolsa or us, into common stock shares of Bolsa or its successor, if there is a sale or transfer of all or substantially all of the assets of Bolsa, or a merger or other transaction where the stockholders of Bolsa or its successor immediately prior to the transaction control less than a majority of the voting power of the surviving entity after the transaction;

•	at the option of Bolsa, into shares of preferred stock of Bolsa, upon the commencement of commercial mining production from the Bolsa property.

Summary of the Terms of the Minera NSR Agreement

Telifonda also agreed to pay the Company $50,000 in exchange for a 3% net smelter return royalty in the Gavilanes Property owned by the Company’s Mexican subsidiary, Minera Milenium S.A. de C.V., pursuant to the Minera NSR Agreement between the Company, Minera, and Telifonda. Pursuant to the Minera NSR Agreement, after each calendar quarter Telifonda will be paid 3% of the proceeds derived by Minera from the sale of crude ore or concentrate mined or otherwise recovered and removed from mineral claims on the Gavilanes Property (the “Minera NSR”). Crude ore is all ores, metals, and minerals that are mined or otherwise recovered on the Gavilanes Property.

The royalty payment shall accrue upon the actual or deemed sale of the crude ores or concentrates. Payment of the royalty shall be made on or before the last day of January, April, July and October for royalty obligations that accrued during the preceding calendar quarter.

The Minera NSR Agreement also contains provisions that make the Minera NSR convertible into stock of Minera upon certain occurrences. The Minera NSR shall be converted as follows:

•	automatically into common stock shares of Minera, immediately upon an initial public offering of Minera;

•

at the option of Minera or Telifonda, into common stock shares of Minera, if there is a sale or transfer of all or substantially all of the assets of Minera, or a merger or other transaction where the stockholders of Minera immediately prior to the transaction control less than a majority of the voting power after the transaction; at the option of Minera, into shares of preferred stock of Minera, upon the commencement of commercial mining production from the Gavilanes Property.

Summary of the Loan Agreement and Loan Note

Also as part of the consideration for the transaction concerning the Minera Assets, Telifonda agreed to loan to a newly formed Company subsidiary $1,450,000. The newly formed Aurelio subsidiary would hold the shares of Minera Milenium S.A. de C.V. currently held by the Company. This unsecured loan will be non-recourse to the Company, is prepayable by the Company at anytime, and includes a provision which, upon any default by the newly formed Aurelio subsidiary, allows Telifonda the ability to credit the outstanding amount of the loan against the payments obligations it may have to the Company under the Bolsa NSR described above. The loan will accrue interest at One Year LIBOR plus 5%, with principal and accrued interest due at maturity, which is the later of commencement of commercial production and December 30, 2013.

Federal Tax Consequences

Federal Income Taxation of the Company

We do not believe that Aurelio will have any current material tax liability as a result of the Telifonda Sale Transaction.

Federal Income Taxation of Aurelio’s Stockholders

We do not expect that Aurelio’s stockholders will recognize any gain or loss for Federal income tax purposes as a result of the Sale. We recommend that each stockholder consult his, her or its own tax advisor regarding the Federal income tax consequences of the Sale, as well as the state, local and foreign tax consequences.

Proxy Statement Page 18

Interests of Directors and Officers in the Telifonda Sale Transaction that Differ from Your Interests

Some of the Company’s directors and officers have interests in the proposed transactions that are different from, or are in addition to, their interests as stockholders in the Company. Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own or control approximately 16.01% of the issued and outstanding common stock of the Company. The Company’s Board of Directors knew about these additional interests and considered them when they approved the Stock Purchase Agreement, as amended. These interests include the following:

•	Relationships with Telifonda.

•	Frank Vermeulen and Stephan Roes are affiliated with Telifonda and are the only two members of Telifonda’s Investment Advisory Board.

•

In addition, based on information filed in a Form 13D by Telifonda Holdings Co. Limited (“Holdings”) and DFG Master Hedge Fund Ltd. (“DFG”), Antony Warnaars is responsible for the overall management and control of DFG. Holdings and Telifonda are both wholly-owned subsidiaries of DFG. Mr. Antony Warnaars is the son of Dr. Frederik Warnaars, a member of the board of directors of Aurelio.

•

Consulting or Employment Agreements. As part of the transaction negotiations, Telifonda requested that certain officers and directors of the Company enter into a written consulting or employment agreement with Bolsa, effective upon the Closing. It is a condition of the Closing under the Stock Purchase Agreement, as amended, that the Company use its reasonable good faith efforts to agree upon a list of individuals whom Bolsa will engage, with the terms of any such employment or consulting relationship to be agreed upon by Telifonda and such individuals. As of the date of the Proxy, no agreements have been completed.

•	Indemnification. The Company’s directors and officers will continue to be entitled to indemnification following consummation of the Sale pursuant to the Company’s Articles of Incorporation and Bylaws.

Use of Proceeds to be Derived from the Telifonda Sale Transaction

The proceeds advanced to the Company under the Bridge Loan have been and will be used to pay legal, accounting, and printing fees and expenses, and other costs and expenses related to the proposed transactions, are estimated to be no more than $150,000. A portion of the proceeds advanced to the Company pursuant to the Bridge Loan has also been used to retire in full the obligations to the holders of Aurelio’s 10% convertible debentures issued on February 26, 2008. The warrants issued in connection with such debentures remain outstanding. Any remaining proceeds will be used for general business purposes.

Most or all of the Cash Consideration to be paid at the Closing will be used as an offset against the amount owed to Telifonda at such time under the Bridge Loan. Any remaining proceeds will be used for general business purposes.

Business of The Company Following the Telifonda Sale Transaction

The Company (through its newly formed subsidiary) intends to focus its resources to the development of its 98% interest in Minera. Minera holds an option to acquire a 100% interest in the Gavilanes Property, on which the Company intends to undertake exploration for mineral deposits. The Company will also continue to proactively identify, evaluate and negotiate to acquire majority (operating) interests in advanced-stage precious and base metals deposits worldwide.

Appraisal Rights

Stockholders of the Company are not entitled to appraisal or dissenters’ rights in connection with the Telifonda Sale Transaction contemplated by the Stock Purchase Agreement. If the Company becomes listed on the Canadian Stock Exchange prior to the Closing, the Company’s Bylaws provides the stockholders certain dissenters’ rights. The Company has no current intentions of listing on the Canadian Stock Exchange before the Closing the Sale.

Vote Required and Board Recommendation

The approval of the Telifonda Sale Transaction requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of Aurelio’s common stock.

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Aurelio’s Board of Directors believes the sale transactions represents the best financial outcome for all stockholders of the Company and believes the financing transactions contemplated by the Stock Purchase Agreement will enable the Company to repay its outstanding indebtedness and pursue the exploitation of the Minera Assets. After careful consideration, Aurelio’s Board of Directors has unanimously determined that the Stock Purchase Agreement, as amended, and the related transactions are in the best interests of the Company and its stockholders and recommends that you vote “FOR” Proposal No. 1.

When considering the recommendation of Aurelio’s Board of Directors, you should be aware that members of Aurelio’s Board of Directors and Aurelio’s management have interests in the sale transaction other than their interests as Aurelio stockholders generally. In addition, Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own approximately 16.01% of the issued and outstanding common stock of the Company. See “Interests of Directors and Officers in the Telifonda Sale Transaction that Differ from Your Interests“ beginning on page 19 of the proxy statement.

PROPOSAL 2. ELECTION OF DIRECTORS

A board of three directors is to be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders or until their successors are elected or appointed. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as candidates. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named below. In the event that any of the three nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominees who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

NOMINEES

Name	Position Held with Aurelio	Age	Date First Elected or Appointed
Stephen B. Doppler	President and Chief Executive Officer and a Director	51	August 17, 2006
Stephan B. Roes	Director	43	April 18, 2008
Dr. Frederik Warnaars	Chairman of the Board, Company Secretary, and Interim Chief Financial Officer	73	August 17, 2006

Stephen B. Doppler, President and Chief Executive Officer and a Director

Mr. Doppler (age 51) has been President and Chief Executive Officer of the Company since October 16, 2007 and was previously Chairman (until October 16, 2007) and Secretary (from August 17, 2006 until October 16, 2007) and a director of the Company. Mr. Doppler is a member of the Compensation Committee. Mr. Doppler has worked in the mining industry for nearly 20 years. Since 1999, Mr. Doppler has acted as the managing director of Doppler & Associates of Colorado, a consulting firm specializing in reverse takeovers and other corporate transactions involving OTC-BB companies. From 1996 to 1999, Mr. Doppler acted as President, CEO and Chairman of Adamas Resources Corp., a junior resource company listed on the TSX Venture Exchange. Prior to 1996, Mr. Doppler provided advisory and consulting services in the area of mergers and acquisitions, planning and valuations to international mining companies with copper, gold and silver projects. Mr. Doppler earned a Master of Sciences in Mineral Economics from the Colorado School of Mines, and a Bachelor of Arts (Geology) and a Bachelor of Arts (Economics) from Bates College in Maine.

Stephan B. Roes, a Director

Mr. Roes (age 43) was appointed to the board of directors and to the Audit Committee on April 18, 2008. Previously, Mr. Roes served as Vice President Sales EMEA Benelux with Global Custodian ABN AMRO Mellon GSS and as a senior business consultant for Prime Fund Solutions at Fortis Bank. Prior to joining Fortis, Mr. Roes set up the New York office for Amicorp Group, where he was responsible for the development of various trust and administration services. Before moving to New York, Stephan set up a new offshore fund administration company for Amicorp Curacao. From 1991 to 1996, Mr. Roes worked for CITCO in Curacao, where he was responsible for fund accounting, NAV calculations and stockholders services for a group of institutional funds. Mr. Roes holds a degree in Business Economics.

Dr. Frederik Warnaars, Corporate Secretary, Interim Chief Financial Officer and Chairman

Dr. Warnaars (age 73) is now Corporate Secretary (since January 25, 2008) and the Interim Chief Financial Officer of the Company (since April 18, 2008), was previously the Chairman (October 16, 2007 until January 25, 2008) and President and Chief Executive Officer (from August 17, 2006 until October 16, 2007), and was re-appointed as Chairman of the Company effective

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November 20, 2008. He is also Administrador Unico of Minera Milenium. Dr. Warnaars has accumulated over thirty-five years of experience in geology and the management of exploration and development teams including the founding of Aurelio Resource Inc. with Stephen B. Doppler and David C. Jonson. Since 1993, when Dr. Warnaars founded International American Resources, Inc. and Minera Holmex S.A. de C.V., Dr. Warnaars was able to acquire exploration properties, and to provide consulting services to various companies including MIM (Australia), ASARCO, Apex Silver Mines Ltd., Queenstake and 13 other junior companies. Prior to 1993, Dr. Warnaars was employed in various senior geological executive positions in many countries including Australia, Papua, New Guinea and Chile with Cyprus Mineral Company, Cyprus Minera de Honduras, Behre Dolbear Riverside & Company, Exxon Minerals Company, and Kennecott Copper Corporation. From 1965 to 1969, Dr. Warnaars was an assistant professor of geochemistry at the University of Utrecht, Netherlands. Dr. Warnaars earned a Doctorate in Petrology from the University of Leyden, Netherlands, in 1967.

No family relationships exist between any of the directors or between any director and any executive officer of the Company. However, based on information filed in a form 13D by Telifonda Holdings Co. Limited (“Holdings”) and DFG Master Hedge Fund Ltd. (“DFG”), Antony Warnaars is responsible for the overall management and control of DFG. Holdings and Telifonda are both wholly-owned subsidiaries of DFG. Mr. Antony Warnaars is the son of Dr. Frederik Warnaars, a member of the board of directors of Aurelio.

In addition to the foregoing nominees for election as directors, the following is additional disclosure with relation to Aurelio’s other executive officers that are not directors.

David C. Jonson, (age 79) has been the Vice President of Business Development since October 16, 2007. Prior to that he was vice-president of exploration and was a director of the Company from August 17, 2006 to November 7, 2006. Mr. Jonson has over forty-four years of experience as a mining geologist, half of which were spent in management and the other half as a geological consultant. Since 1977, Mr. Jonson has provided consulting services to various clients during which he has made field or office evaluations of over 600 prospects, mines and mining districts and has discovered or identified numerous large, attractive precious and base metal prospects, prepared several bankable feasibility studies, and designed computerized mining models. Prior to 1977 Mr. Jonson was employed in various geological positions with Freeport Exploration Co., Midwest Oil Corp., Climax Molybdenum Co. and Newmont Mining Corp. After spending two years with the U.S. Army Corps of Engineers, Mr. Jonson earned a Master of Sciences in Geology from the Colorado School of Mines in 1955. Mr. Jonson is a Fellow with the Society of Economic Geologists.

Earl Detra (age 56) was appointed Vice President, Exploration of Bolsa on October 1, 2006. As of October 16, 2007, Mr. Detra was appointed Vice President, Exploration of the Company. Mr. Detra has been active in exploration and mining for over 30 years working for a number of companies including Cominco American, Inc., Noranda Exploration, Noranda Mining, Texasgulf Minerals and Metals, and Amax Gold. He was District Geologist for Texasgulf at Cripple Creek, Colorado and Geology Superintendent at the Hayden Hill Mine in California for Amax Gold. He has worked in open-pit and underground operations and in exploration throughout North America and the Pacific Rim. He received a B. S. in Geology from The Pennsylvania State University and a M.S. in Geology from the University of Montana.

Vote Required and Board of Directors Recommendation

Under the bylaws of the Corporation, pursuant to the State of Nevada Private Corporations Act, directors are elected by a plurality of votes represented in person or by proxy at the meeting. The Board recommends that you vote FOR approval of election of all the above named nominees for director.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed Haynie & Company, Certified Public Accountants, to serve as Aurelio’s auditor (Aurelio’s independent registered public accounting firm) for fiscal year 2008. The Audit Committee had appointed Mason Russell West, LLC, Certified Public Accountants, to serve as Aurelio’s auditor (Aurelio’s independent registered public accounting firm) until the next Annual Meeting for 2008, which was ratified by a majority of the Company’s stockholders at the May 2007 Annual General Meeting. On November 1, 2007, Aurelio’s auditors, Mason Russell West, LLC, merged with and changed their name to Haynie & Company.

The Audit Committee has reviewed with Haynie & Company whether the services provided by them are compatible with maintaining their independence. Representatives of Haynie & Company are expected to be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from stockholders.

If the appointment of Haynie & Company as auditor for fiscal year 2008 is not ratified by the stockholders, the Audit Committee will consider other independent auditors for Aurelio’s next fiscal year. However, because of the difficulty in making any substitution of an independent auditor in the current fiscal year, the appointment of Haynie & Company for fiscal year 2008 will stand, unless the Audit Committee finds other reasons to make a change.

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Vote Required and Board of Directors Recommendation

The Board unanimously recommends that you vote FOR ratification of Haynie & Company as auditor (independent registered public accounting firm) for the company.

PROPOSAL 4. RATIFICATION OF ADDITION OF PREFERRED SHARES AND AMENDMENT OF

ARTICLES OF INCORPORATION

The Company is seeking to amend its Articles of Incorporation to change the Company’s authorized capital from 487,500,000 shares of common stock with par value of $0.001 and no other class of stock to 400,000,000 shares of common stock, par value $0.001 and 87,500,000 shares of preferred stock, par value $0.01. This is the only proposed change to the Articles of Incorporation. The amendments to the Articles of Incorporation are being made to provide the Company with greater flexibility in conducting financings.

Amended and Restated Articles of Incorporation

On March 27, 2008, the Board of Directors of the Company signed a resolution approving the adoption of change to the Articles of Incorporation and subsequently called for the approval by a vote of the stockholders of the Company.

The following is a comparison of the only proposed change in language to the current Articles of Incorporation of the Company, as previously amended June 16, 2006. The change to the fourth article of the Articles of Incorporation will completely supersede the existing Articles of Incorporation as previously amended, through a Certificate of Change Pursuant to NRS 78.209 which will be filed with the Nevada Secretary of State upon obtaining shareholder approval. The overall effect of the change to the Articles of Incorporation of the Company is to provide the Company with more flexibility to conduct equity financings.

Subject Matter of Change	Previous Certificate of Change to the Articles of Incorporation Pursuant to NRS 78.209 as of June 16, 2006	Proposed Amendment to the Articles of Incorporation to be filed with a Certificate of Change Pursuant to NRS 78.209 upon shareholder approval
Amended Articles of Incorporation to Add Preferred Shares	Fourth. That the total number of stock authorized that may be issued by the Corporation is four hundred and eighty-seven million, five hundred thousand (487,500,000) shares of common stock with par value of $0.001 and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors	Fourth. That the total number of stock authorized that may be issued by the Corporation is four hundred million (400,000,000) shares of common stock with a par value of one tenth of one cent ($0.001) per share and eighty-seven million five hundred thousand (87,500,000) shares of preferred stock with a par value of one cent ($0.01) shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors and the preferred stock may be issued with such rights and restrictions and in one or more series as may be fixed by the Board of Directors.

Currently Aurelio’s Articles of Incorporation, as amended, authorizes 487,500,000 shares of common stock. The Proposed Amendment to the Articles of Incorporation is to split the total number of stock authorized that may be issued by the Corporation into 400,000,000 shares of common stock with a par value of one tenth of one cent ($0.001) per share and 87,500,000 shares of preferred stock with a par value of one cent ($0.01) shall be authorized.

Proxy Statement Page 22

	Capital Structure As of October 1, 2008	Proposed Amended Capital Structure
	Common Shares with a par value of $0.001	Common Shares with a par value of $0.001	Preferred Shares with a par value of $0.01
Total authorized shares	487,500,000	400,000,000	87,500,000

Outstanding shares as of October 1, 2008	40,416,690	40,416,690

Warrants exercisable at $1.60	738,280	738,280

Warrants exercisable at $0.50	1,666,667	1,666,667

Series A Warrants exercisable at $0.35	3,750,000	3,750,000

Series B Warrants exercisable at $0.35	4,999,997	4,999,997

Options outstanding	450,000	450,000

Total fully-diluted shares outstanding	52,021,634	52,021,634

Shares reserved for stock option plan issuance	2,000,000	2,000,000

Share reserved for stock compensation plan issuance	2,588,215	2,588,215

Shares available for issuance	430,890,151	343,390,151	87,500,000

Purpose: To enable the Board of Directors to add preferred shares to the Company’s authorized capital and to establish classes and series of preferred stock with separate rights and preferences to that of common stock.

Effect: Authorizing the additional preferred stock provides the Board of Directors with a mechanism for establishing a separate class of stock with superior rights to that of the common stock of the Company. The issuance of either common or preferred stock may dilute stock ownership of holders of common stock and thereby reduce their voting power and reduce their rights to the net assets of the Company upon dissolution. The preferred shares could contain provisions that would have an anti-takeover effect although there are no current plans or proposals to adopt such at this time nor are there any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. Management reserves the right to use the preferred shares for such purpose should it be in the best interests of the Company to do so and management confirms that such action could frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders.

The Company has no current plans, proposals or arrangements, written or otherwise, to issue any of the stock for any purpose at this time, other than as may be described in the Telifonda Sales Transaction described herein. However, should the Company determine it to be in its best interests and in light of any changing circumstances, it may decide, in the future, to issue such stock. The Company will file any certificate of designation with the Secretary of State’s office in Nevada when and if same are approved and adopted.

Vote Required and Board of Directors Recommendation

The Board of Directors adopted and approved resolutions on March 27, 2008 to effect the change to the Articles of Incorporation of the Company and the Board unanimously recommends that you vote FOR the ratification and approval of the amendment to the Articles of Incorporation. The procedure and requirements to effect an amendment to the articles of incorporation of a Nevada corporation are set forth in Section 78.390 of the Nevada Revised Statutes (NRS), which provides that proposed amendments must first be adopted by the Board of Directors and then submitted to stockholders for their consideration at an annual or a special meeting and must be approved by a majority of the votes cast at such meeting.

CORPORATE GOVERNANCE

We currently act with four directors, consisting of Dr. Frederik Warnaars, Stephen B. Doppler, David S. Johnson, Stephan B. Roes and Frank W. Vermeulen. Effective April 17, 2008, Messrs. Stephen B. Stine and Allan J. Marter resigned from the Board of Directors. On April 18, 2008, Messrs. Stephan B. Roes and Frank W. Vermeulen were appointed to the Board of Directors. Effective November 20, 2008, David S. Johnson resigned from the Board of Directors. A board of three directors is to be elected at the Annual Meeting to which this Proxy Statement relates, to hold office until the next annual meeting of stockholders or until their successors are elected or appointed.

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We have determined that none of Aurelio’s directors are independent, as that term is used in Rule 4200(a)(15) of the Rules of National Association of Securities Dealers.

Committees of the Board of Directors

Effective December 22, 2006, the Board of Directors appointed Messrs. David S. Johnson and Stephen R. Stine to the Audit Committee. On the same date, the Board of Directors appointed Messrs. Stephen B. Doppler, David S. Johnson and Allan J. Marter to the Compensation Committee. On April 17, 2008, Stephen B. Stine and Allan J. Marter resigned from the Board of Directors and their corresponding committees. On April 18, 2008, Messrs. Stephan B. Roes and Frank W. Vermeulen were appointed to the Board of Directors, and the Board of Directors appointed Mr. Roes to the Audit Committee and Mr. Vermeulen to the Compensation Committee. On November 20, 2008, David S. Johnson resigned as Chairman of the Company and from his corresponding committee obligations. Aurelio’s Board of Directors presently does not have a nominating committee, executive committee or a separate stock plan committee.

Terms of Office

Aurelio’s directors are appointed for one-year terms to hold office until the next annual general meeting of the holders of Aurelio’s common stock or until removed from office in accordance with Aurelio’s by-laws. Aurelio’s officers are appointed by Aurelio’s Board of Directors and hold office until removed by Aurelio’s Board of Directors.

Audit Committee Financial Expert

Aurelio’s Board of Directors has determined that it does not have a member of its audit committee who qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of Aurelio’s audit committee and the Board of Directors are collectively capable of analyzing and evaluating Aurelio’s financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an audit committee financial expert would be overly costly and burdensome and is not warranted in Aurelio’s circumstances given the early stages of Aurelio’s development and the fact that we have not generated any revenues to date.

Code of Ethics

We have adopted a Code of Ethics applicable to Aurelio’s officers and directors which is a "code of ethics" as defined by applicable rules of the SEC. Aurelio’s Code of Ethics was attached to Aurelio’s annual report filed on Form 10-KSB for the year ended May 31, 2006. If we make any amendments to Aurelio’s Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of Aurelio’s Code of Ethics to Aurelio’s Chief Executive Officer, Chief Financial Officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a current report on Form 8-K filed with the SEC.

Stockholder Communications with the Board of Directors

The Company does not have a formal procedure for shareholder communication with the Board of Directors. In general, members of the Board and executive officers are accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary with a request to forward the communication to the intended recipient.

Related Party Transactions

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect the Company in which any director, executive officer or beneficial holder of more than 10% of the outstanding shares of common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

The Company has entered into Consulting Agreements with officers and directors of the Company, and with entities owned or controlled by such officers and directors. These Consulting Agreements are further detailed under “Executive Compensation – Consulting Agreements”, which disclosure is incorporated herein by reference.

In November 2007, the Company entered into a lease and option agreement with a director and officer for a property in Elfrida, Arizona. Bolsa is using the house for a field office and for temporary field accommodation and pays a market rent ($950/month) for the property. The Company also has an option to acquire the property for the amount of the mortgage debt outstanding on the property.

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The Company has also granted stock options to Aurelio’s directors and officers and paid executive compensation, details of which are set out in Item 10 of the Form 10-KSB filed April 2, 2008 and Form 10-KSB/A filed September 17, 2008.

Some of the Company’s directors and officers have interests in the proposed transactions that are different from, or are in addition to, their interests as stockholders in the Company. Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own 16.01% of the Company based on a total of 42,083,357 issued and outstanding shares. In addition, Frank Vermeulen and Stephan Roes, who are current directors of the Company are affiliated with Telifonda and are the only two members of Telifonda’s Investment Advisory Board.

Also, based on information filed on February 15, 2008 on a Form 13D by Telifonda Holdings Co. Limited (“Holdings”) and DFG Master Hedge Fund Ltd. (“DFG”), Antony Warnaars is responsible for the overall management and control of DFG. Holdings and Telifonda are both wholly-owned subsidiaries of DFG. Mr. Antony Warnaars is the son of Dr. Frederik Warnaars, a member of the Board of Directors of Aurelio.

Responsibility of the Board and Management

The Board and management address individual transactions with affiliates on their merits taking into consideration the Corporate Governance Guidelines and the Corporate Code of Business Conduct and Ethics. We have no policy regarding entering into transactions with affiliated parties.

STOCK OWNERSHIP

The following table provides the names and addresses of each person known to us to own more than 5% of Aurelio’s outstanding common stock as of October 1, 2008 and by the officers and directors, individually and as a group. All shares are owned directly.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class (1)
Dr. Frederik Warnaars (2)(3) 12345 W. Alameda Parkway, Ste 202, Lakewood, CO 80228	3,525,515	(4)	8.7%

David C. Jonson (5) 12345 W. Alameda Parkway, Ste 202, Lakewood, CO 80228	1,562,823	(6)(10)	3.9%

Stephen B. Doppler (2)(7) 12345 W. Alameda Parkway, Ste 202, Lakewood, CO 80228	1,493,599	(11)	3.7%

David S. Johnson(2)(8) 12345 W. Alameda Parkway, Ste 202, Lakewood, CO 80228	1,749,207	(12)	4.3%

Stephen R. Stine(2) 12345 W. Alameda Parkway, Ste 202, Lakewood, CO 80228	1,216,482	(12)	3.0%

Allan J. Marter(2)(9) 12345 W. Alameda Parkway, Ste 202, Lakewood, CO 80228	1,174,815	(11)	2.9%

Stephan B. Roes(13), c/o Briantserve Limited, Maria House, 5th Floor, 1 Avlonos Street, Nicosia, Cyprus	175,000		0.4%

Frank W. Vermeulen(13), c/o Briantserve Limited, Maria House, 5th Floor, 1 Avlonos Street, Nicosia, Cyprus	50,000		0.1%

Earl H. Detra 12345 W. Alameda Parkway, Ste 202, Lakewood, CO 80228	352,778		0.9%

Directors and Executive Officers as a Group(1)	11,300,219		27.9%

Telifonda Holdings Co. Limited(14), c/o Briantserve Limited, Maria House, 5th Floor, 1 Avlonos Street, Nicosia, Cyprus	6,512,725	(14)	15.4%

DGF Master Hedge Fund(14), P.O. Box 309, Georgetown, Cayman Islands	6,512,725	(14)	15.4%

(1)	Based on 40,416,690 shares of common stock issued and outstanding as of October 1, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.
(2)	This individual is a director of the Company, except for Mr. Marter and Mr. Stine who resigned as a director effective April 17, 2008.
(3)	Dr. Warnaars is also the Corporate Secretary, Interim Chief Financial Officer and Chairman of the Board of Directors of the Company (since November 20, 2008).
(4)	800,000 of the 3,525,515 shares of common stock beneficially owned by Mr. Warnaars are held by International American Resources, Inc., a wholly-owned corporation of Dr. Frederik Warnaars.

Proxy Statement Page 25

(5)	Mr. David C. Jonson is the Vice President Business Development of the Company.
(6)	800,000 of the 1,412,823 common shares beneficially owned by Mr. Jonson are held by Jonson Management Co., a wholly-owned corporation of David Jonson.
(7)	Mr. Stephen B. Doppler is the President and CEO of the Company.
(8)	Mr. Johnson resigned as the Chairman of the Board of Directors of the Company on November 20, 2008.
(9)	Mr. Marter was the interim Chief Financial Officer of the Company until his resignation effective April 17, 2008.
(10)	Total includes 1,412,823 shares of common stock, options to acquire an additional 50,000 shares of the Company exercisable within 60 days of the date of this proxy statement at a price of $0.79 per share, and options to acquire an additional 100,000 shares of the Company exercisable with 60 date of the date of this proxy statement at a price of $0.36 per share.
(11)	Total includes 1,393,599 shares of common stock and options to acquire an additional 100,000 shares of the Company exercisable within 60 days of the date of this proxy statement at a price of $0.79 per share.
(12)	Total includes 1,649,207 shares of common stock and options to acquire an additional 100,000 shares of the Company exercisable within 60 days of the date of this proxy statement at a price of $0.84 per share.
(13)	Mr. Roes and Mr. Vermeulen became directors of the Company as of April 18, 2008.
(14)	Total reflects 3,333,334 shares of Aurelio’s common stock held by Telifonda Holdings Co. Limited, a wholly owned subsidiary of DFG Master Hedge Fund Ltd.; 1,512,725 shares of Aurelio’s common stock held by DFG ; and warrants held by Telifonda to purchase 1,666,667 shares of Aurelio at a price of $0.50 per share exercisable within 60 days of the date of this proxy statement.

Telifonda, DFG and two advisory Board Members of Telifonda (Stephan Roes and Frank Vermeulen) together beneficially own a total of 16.01% of Aurelio based on a total issued and outstanding of 42,083,357 shares.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase the Company’s common stock.

It is important to note that the above table of share ownership reflects the cancellation of several stock options as of March 27, 2008 and May 16, 2008, which makes the share ownership and percentage of class dissimilar to the table provided in the Form 10-KSB filed with the SEC April 2, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of Aurelio’s common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

To the best of Aurelio’s knowledge, all executive officers, directors, and greater than 10% stockholders filed the required reports in a timely manner, with the exception of the following:

Name	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms
Frederik Warnaars(1)(2)	4	8	—

David C. Jonson(1)(2)	3	5	—

Stephen Doppler(1)(2)	4	9	—

David S. Johnson(1)(2)	5	5	—

Allan J. Marter(1)(2)	2	6	—

Stephen R. Stine(1)(2)	3	9	—

(1)	The named, officer, director or greater than 10% shareholder, as applicable, filed a late Form 3 – Initial Statement of Beneficial Ownership.
(2)	The named, officer, director or greater than 10% shareholder, as applicable, filed a late Form 4—Statement of Changes in Beneficial Ownership.

EXECUTIVE COMPENSATION

Summary Compensation Tables

The table below summarizes all compensation awarded to, earned by, or paid to Aurelio’s principal executive officer and each of Aurelio’s most highly compensated executive officers who were serving as executive officers at the end of the period ended December 31, 2007.

Proxy Statement Page 27

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards(11) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul Fong(1) Previously President, CEO, Treasurer and Director	2007		—		—	—		—	—	—	—	—
	2006	(2)	—		—	—		—	—	—	—	—
	2006	(3)	—		—	—		—	—	—	—	—

Patrick McGrath(1) Previously CFO, Secretary and Director	2007		—		—	—		—	—	—	—	—
	2006	(2)	—		—	—		—	—	—	—	—
	2006	(3)	—		—	—		—	—	—	—	—

Frederik Warnaars(1)(4) President, CEO or Chairman during 2006 and 2007 and now Corporate Secretary, Interim Chief Financial Officer and Chairman	2007		$75,000	(9)	—	$117,000	(10)	$51,000	—	—	—	$243,000
	2006	(2)	$49,500		—	—		$33,300	—	—	—	$82,800
	2006	(3)	—		—	—		—	—	—	—	—

Stephen B. Doppler(1)(4) Chairman and Corporate Secretary during 2006-2007 and now President, CEO and a Director	2007		$24,332	(9)	—	$146,839	(10)	$54,000	—	—	—	$225,171
	2006	(2)	$19,283		—	—		$33,300	—	—	—	$52,583
	2006	(3)	—		—	—		—	—	—	—	—

David C. Jonson(1)(4)(5) Vice President, Business Development	2007		$44,000	(9)	—	$61,900	(10)	—	—	—	—	$105,900
	2006	(2)	$47,375		—	—		$33,300	—	—	—	$80,675
	2006	(3)	—		—	—		—	—	—	—	—

David S. Johnson(6)(4) Previously Corporate Counsel, Corporate Secretary, Director and Chairman	2007		$26,000	(9)	—	$152,000	(10)	$54,000	—	—	—	$232,000
	2006	(2)	$10,000		—	—		$34,050	—	—	—	$44,050
	2006	(3)	—		—	—		—	—	—	—	—

Stephen R. Stine(7) Previously Chief Operating Officer and a Director	2007		$16,000	(9)	—	$122,000	(10)	$54,000	—	—	—	$192,000
	2006	(2)	—		—	—		$34,050	—	—	—	$34,050
	2006	(3)	—		—	—		—	—	—	—	—

Allan J. Marter(8) Previously Interim Chief Financial Officer and a Director	2007		$28,000	(9)	—	$120,000	(10)	$84,000	—	—	—	$232,000
	2006	(2)	$3,000		—	—		—	—	—	—	$3,000
	2006	(3)	—		—	—		—	—	—	—	—

Earl H. Detra(4) Vice President, Exploration	2007		$43,368	(9)	—	$10,000	(10)	$33,000	—	—	—	$86,368

(1)

On August 17, 2006, Dr. Frederik Warnaars was appointed President, CEO, CFO, Treasurer and a director, Mr. Stephen B. Doppler was appointed as Aurelio’s Corporate Secretary and a director, Mr. David C. Jonson was appointed Vice President Exploration and a director, and both Mr. Paul Fong and Mr. Patrick McGrath resigned as officers and directors of the Company.

(2)	The previous fiscal period was for the seven months ended December 31, 2006.
(3)	The fiscal period prior to that was for the year ended May 31, 2006.
(4)

On October 16, 2007, Mr. Stephen B. Doppler was appointed President and CEO, Dr. Frederick W. Warnaars, Chairman of the Board, Mr. David C. Jonson, Vice President, Business Development, Mr. Earl H. Detra, Vice President, Exploration and Mr. David S. Johnson, Corporate Secretary of the Company.

(5)	Mr. David C. Jonson served as a director of the company until November 7, 2006 when he resigned.
(6)

Mr. David S. Johnson was appointed a director and General Counsel of the company effective September 28, 2006 and Corporate Secretary on October 16, 2007. He resigned these two roles and became Chairman on January 25, 2008, upon the resignation of Dr. Warnaars as Chairman (and Dr. Warnaars became Corporate Secretary on this date). Mr. Johnson resigned as Executive Chairman effective November 20, 2008.

(7)

Mr. Stephen R. Stine was appointed a director of the company effective September 28, 2006, and was appointed Chief Operating Officer effective May 1, 2007. Mr. Stine resigned from the Board of Directors and as Chief Operating Officer as of April 17, 2008.

(8)

Mr. Allan J. Marter was appointed interim Chief Financial Officer and a director effective November 28, 2006. Mr. Marter resigned from the Board of Directors and as Chief Financial Officer as of April 17, 2008.

(9)	Salary is amount paid in cash in 2007 to Directors and Officers for contract consulting services, not including stock awarded in lieu of cash.
(10)

Stock awards include amounts paid for salary and expenses paid in 2007 to Directors and Officers in lieu of cash, and fees paid for Board of Director fees, Compensation Committee fees, Audit Committee fees, and Board meeting attendance fees for the years 2006 and 2007. Stock issued for the years 2006 and 2007 were valued at $0.97 and $0.36 per share respectively based on the volume-weighted average closing stock price for the ten prior trading days before each stock issuance..

(11)

The stock awards provided in this table are as of December 31, 2007 and do not reflect the cancellation of options granted in 2007 as of March 27, 2008. Please refer to “Note 14 - Stock Options” on pages 49 and 50 of Aurelio Resource Corporation’s Form 10-KSB/A for the fiscal period ending December 31, 2007 for a discussion of the assumptions used and methodology applied in valuing the grant of stock options to officers and directors during 2007.

Proxy Statement Page 28

Consulting Agreements

Effective August 17, 2006, the Company entered into a consulting agreement with International American Resources, Inc., a corporation wholly-owned by Dr. Frederik Warnaars. Effective January 1, 2008, we entered into a new executive consulting agreement. Under the terms of this agreement, International American Resources, Inc. contracted to supply the services of Dr. Warnaars as a consultant and Director of the Company for a period of three years. International American Resources, Inc., through Mr. Warnaars, will provide assistance and guidance to the company and its subsidiaries, Bolsa Resources, Inc. and Minera Milenium, in acquiring, developing and operating Aurelio’s mineral properties and projects. For the provision of these consulting services, we will pay International American Resources, Inc. $5,000 monthly for the consulting services provided and an additional $5,000 per month to be paid in common stock of the Company from the Company’s 2006 Stock Compensation Plan. We granted options to purchase 100,000 shares of common stock to Dr. Warnaars during the seven months ended December 31, 2006, options to purchase 300,000 shares of common stock during the year ended December 31, 2007, and options to purchase 250,000 shares of common stock in January 2008. All options granted in 2007 were cancelled as of March 27, 2008 and all options granted in 2008 were canceled as of May 16, 2008. In the event that Mr. Warnaars’ executive consulting agreement is terminated by the Company prior to its December 31, 2010 expiration date for reasons other than due to cause or in the event there is a “change in control” of the Company (defined as the acquisition by any shareholder of 50% or more of the issued and outstanding shares of the Company), the Company is required to pay as liquidated damages an amount equal to the balance of the Consulting Fees due for the term of the Agreement multiplied by a factor of 2.5, as well as issue a number of shares from the Company’s 2006 Incentive Compensation Plan equal to 25% of the unallocated shares under such plan, plus an additional 500,000 restricted shares of common stock of the Company. Dr. Warnaars executive consulting agreement (through International American Resources, Inc.) was filed with an 8-K filing with the Securities and Exchange Commission of February 5, 2008.

Effective August 17, 2006, the Company entered into a consulting agreement with Jonson Management Company, a corporation wholly-owned by David C. Jonson. Under the terms of this agreement, Jonson Management Company contracted to supply the services of Mr. Jonson as a consultant to the company for a period of two years, subject to annual renewal. Jonson Management Company will, through Mr. Jonson, provide assistance and guidance to the company and its subsidiary, Bolsa, in acquiring, developing and operating Aurelio’s mineral properties and projects, and to contact and negotiate with the owners of suitable mineral properties for potential acquisition by the Company. For the provision of these consulting services, we presently pay Jonson Management Company $6,000 monthly for the consulting services provided. We also granted options to purchase 100,000 shares of common stock to Mr. Jonson during the seven months ended December 31, 2006, and options to purchase 100,000 shares of common stock in January 2008.

Effective August 17, 2006, the Company entered into a consulting agreement with Salzburg Holdings LLC, a corporation wholly-owned by Stephen B. Doppler. Under the terms of this agreement, Salzburg Holdings LLC agreed to supply the services of Mr. Doppler, on a part-time basis, as a consultant to the Company for a period of two years, subject to annual renewal. Effective January 1, 2008, a new executive consulting agreement was entered into with Stephen Doppler. Under the terms of the new agreement, Mr. Doppler is to provide the services as President and Chief Executive Officer of the Company for a term of three years. For the provision of these consulting services, we will pay Mr. Doppler the amount of $8,500 per month for consulting services provided, and an additional $5000 per month to be paid in stock of the Company from the Company’s 2006 Stock Compensation Plan. We granted options to purchase 100,000 shares of common stock to Mr. Doppler during the seven months ended December 31, 2006, options to purchase 300,000 shares of common stock during the year ended December 31, 2007, and options to purchase 250,000 shares of common stock in January 2008. All options granted in 2007 were cancelled as of March 27, 2008 and all options granted in 2008 were canceled as of May 16, 2008. In the event that Mr. Doppler’s executive consulting agreement is terminated by the Company prior to its December 31, 2010 expiration date for reasons other than due to cause or in the event there is a “change in control” of the Company (defined as the acquisition by any shareholder of 50% or more of the issued and outstanding shares of the Company), the Company is required to pay as liquidated damages an amount equal to the balance of the Consulting Fees due for the term of the Agreement multiplied by a factor of 2.5, as well as issue a number of shares from the Company’s 2006 Incentive Compensation Plan equal to 25% of the unallocated shares under such plan, plus an additional 500,000 restricted shares of the Company. Mr. Doppler’s executive consulting agreement was filed with a Form 8-K filing with the Securities and Exchange Commission of February 5, 2008.

The Company entered into a consulting agreement with David S. Johnson on September 1, 2006 under which Mr. Johnson was retained as General Counsel to the Company. Effective January 1, 2008, we entered into a new executive consulting agreement. Under the terms of this agreement, Mr. Johnson was contracted to supply the services as Executive Chairman of the Company for a period of three years. For the provision of these consulting services, we will pay Mr. Johnson $8,500 monthly for the consulting services provided and an additional $5,000 per month to be paid in common stock of the Company from the Company’s 2006 Stock Compensation Plan. We granted options to purchase 100,000 shares of common stock to Mr. Johnson during the seven months ended December 31, 2006, options to purchase 300,000 shares of common stock during the year ended December 31, 2007, and options to purchase 250,000 shares of common stock in January 2008. All options granted in 2007 were cancelled as of March 27, 2008 and all options granted in 2008 were canceled as of May 16, 2008. On November 20, 2008, Mr. Johnson and the Company entered into an amendment to Mr. Johnson’s executive consulting agreement which provided for Mr. Johnson’s resignation as the Executive Chairman of the Company, but retained Mr. Johnson’s services as a legal advisor to the Company. In the event that Mr. Johnson’s executive consulting agreement is terminated by the Company prior to its December 31, 2010 expiration date for reasons other than due to cause or in the event there is a “change in control” of the Company (defined as the acquisition by any shareholder of 50% or more of the issued and outstanding shares of the Company), the Company is required to pay as liquidated damages an amount equal to the balance of the Consulting Fees due for the term of the Agreement multiplied by a factor of 2.5, as well as issue a number of shares from the Company’s 2006 Incentive Compensation Plan equal to 25% of the unallocated shares under such plan, plus an additional 500,000 restricted shares of the Company. Mr. Johnson’s executive consulting agreement was filed with a Form 8-K filing with the Securities and Exchange Commission of February 5, 2008.

Proxy Statement Page 28

Effective November 1, 2006, we entered into a consulting agreement with Waiata Inc., a corporation wholly-owned by Allan J. Marter. Under the terms of this agreement, Waiata Inc. agreed to supply the services of Mr. Marter, on a part-time basis, to act as interim Chief Financial Officer for the Company. Effective January 1, 2008, we entered into a new executive consulting agreement. Under the terms of this agreement, Mr. Marter was contracted to supply the services as Chief Financial Officer of the company for a period of three years, subject to annual renewal. Mr. Marter resigned from the interim Chief Operating Officer position as of April 17, 2008, but will remain as a consultant to the Company. For the provision of these consulting services, we will pay Waiata Inc. $5,000 monthly for the consulting services provided and an additional $5,000 per month to be paid in common stock of the Company from the Company’s 2006 Stock Compensation Plan. We made separate grants to Mr. Marter of options to purchase 100,000 shares of common stock, options to purchase 300,000 shares of common stock during the year ended December 31, 2007, and options to purchase 250,000 options to purchase in January 2008. Options for all but 100,000 shares granted in 2007 were cancelled as of March 27, 2008 and all options granted in 2008 were canceled as of May 16, 2008. Effective April 17, 2008, Mr. Marter resigned as Chief Financial Officer for the company, but will remain involved with the Company on a consulting basis.

Effective May 1, 2007, the Company entered into a consulting agreement with Stine Consulting, LLC, a corporation wholly-owned by Stephen R. Stine. Under the terms of this agreement, Stine Consulting, LLC agreed to supply the services of Mr. Stine, on a part-time basis, to act as Chief Operating Officer for the Company, and as a consultant to the Company for a period of one year, subject to annual renewal. Effective January 1, 2008, we entered into a new executive consulting agreement. Under the terms of this agreement, Mr. Stine was contracted to supply the services as Chief Operating Officer of the Company for a period of three years. Stine Consulting, LLC will, through Mr. Stine, provide assistance and guidance to the Company, and to Aurelio’s subsidiaries, in acquiring, developing and operating Aurelio’s mineral properties and projects, and contacting and negotiating with the owners of suitable mineral properties for potential acquisition by the company. For the provision of these consulting services, we will pay Stine Consulting, LLC. $5,000 monthly for the consulting services provided and an additional $5,000 per month to be paid in common stock of the Company from the Company’s 2006 Stock Compensation Plan. We granted options to purchase 100,000 shares of common stock to Mr. Stine during the seven months ended December 31, 2006, options to purchase 200,000 shares of common stock during the year ended December 31, 2007, and options to purchase 250,000 shares of common stock in January 2008. All options granted in 2007 were cancelled as of March 27, 2008 and all options granted in 2008 were canceled as of May 16, 2008. Mr. Stine resigned from the Chief Operating Officer position as of April 17, 2008, but will remain as a consultant to the Company.

The Company entered into a consulting agreement with Earl H. Detra on October 1, 2006 under which Mr. Detra will perform the duties of a Vice President, Exploration for Bolsa Resources, until December 31, 2007, subject to renewal. As of October 16, 2007, Mr. Detra was appointed Vice President, Exploration for all of the Company’s projects. Effective January 1, 2008, we entered into a new consulting agreement. Under the terms of this agreement, Mr. Detra is contracted to perform the duties of a Vice President of Exploration for the company for a period of one year, subject to annual renewal. For the provision of these consulting services, we will pay Mr. Detra $500 per day. With approval of the Consultant, the Company may pay any outstanding fees (plus accrued interest) in the form of freely tradable Company shares based on a conversion price equal to 80% of the volume weighted-average closing stock price for the preceding twenty trading days. We granted options to purchase 75,000 shares of common stock to Mr. Detra during the year ended December 31, 2007, and options to purchase 50,000 shares of common stock in January 2008. All options granted in 2007 were cancelled as of March 27, 2008 and all options granted in 2008 were canceled as of May 16, 2008.

Outstanding Equity Awards at December 31, 2007

During the year ended December 31, 2007 we granted stock options to executive officers and directors as set out in the table below. It is important to note that the table below of option ownership does not reflect that several stock options granted in 2007 were cancelled as of March 27, 2008.

Proxy Statement Page 29

.	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Fong Former President, CEO, Treasurer and Director	Nil	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil
Patrick McGrath Former CFO, Secretary and Director	Nil	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil
Frederik Warnaars Chairman of the Board	150,000(1)	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil
Stephen Doppler President and CEO	200,000(2)	Nil	—	$0.79	September 20, 2009	—	—	—	—
David C. Jonson Vice President Corporate Development	50,000(3)	Nil	—	$0.79/$0.36	September 20, 2009/ January 25, 2011	—	—	—	—
David S. Johnson(6) Corporate Secretary, General Counsel and a Director	200,000(4)	Nil	—	$0.84	November 12, 2009	—	—	—	—
Stephen R. Stine(7) COO and Director	200,000(5)	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil
Allan J. Marter Chief Financial Officer and a Director	200,000(6)	Nil	Nil Nil	N/A	N/A	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Earl H. Detra Vice President Exploration	75,000(7)	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil

(1)	Stock options outstanding at December 31, 2007 to purchase 50,000 shares @ $0.79/share were granted and vested on September 20, 2006; options to purchase an additional 100,000 shares @ $1.17/share were granted and vested on June 13, 2007; subsequently all of the foregoing 150,000 options were cancelled in March 2008.
(2)	Stock options outstanding at December 31, 2007 to purchase 100,000 shares @ $0.79/share were granted and vested on September 20, 2006; options to purchase an additional 100,000 shares @ $1.06/share were granted and vested on June 13, 2007. Subsequently these additional 100,000 options granted on June 13, 2007 were canceled in March 2008.
(3)	Stock options outstanding at December 31, 2007 to purchase 50,000 shares @ $0.79/share were granted and vested on September 20, 2006, and an additional 100,000 options at $0.36 per share were granted in January 2008.
(4)	Stock options outstanding at December 31, 2007 to purchase 100,000 shares @ $0.84/share were granted and vested on November 12, 2006; options to purchase an additional 100,000 shares @ $1.06/share were granted and vested on June 13, 2007. Subsequently these additional 100,000 options granted on June 13, 2007 were canceled in March 2008.
(5)	Stock options outstanding at December 31, 2007 to purchase 100,000 shares @ $0.84/share were granted and vested on October 12, 2006; options to purchase an additional 100,000 shares @ $1.06/share were granted and vested on June 13, 2007. All of these options expired after resigning from the company in April 2008.
(6)	Stock options outstanding at December 31, 2007 to purchase 100,000 shares @ $0.79/share were granted and vested on January 3, 2007; options to purchase an additional 100,000 shares @ $1.06/share were granted and vested on June 13, 2007. All of these options expired after resigning from the company in April 2008.
(7)	Stock options outstanding at December 31, 2007 to purchase 75,000 shares @ $1.10/share were granted and vested on February 2, 2007, subsequently these 75,000 options were canceled in March 2008.

There are no arrangements or plans in which the Company is to provide pension, retirement or similar benefits for Aurelio’s directors or officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to Aurelio’s directors or officers, except that stock options may be granted at the discretion of Aurelio’s Board of Directors in the future.

Compensation of Directors

Presently two of the Company’s directors are also officers of the Company; Mr. Doppler and Dr. Warnaars. Compensation for service provided is fully described above in the “Summary Compensation Table” of the “Executive Compensation” section. Directors are paid an annual fee of $20,000 for service on the Board of Directors, with additional fees of $1,000 paid for each meeting attended, and a fee of $5,000 for service on the Audit and/or Compensation Committees. All fees paid to directors are paid annually (in arrears) out of the Stock Compensation Plan.

Equity Compensation Plan Information

Stock Option Plan

The Board of Directors adopted the 2006 Stock Option Plan (the "Plan") on September 15, 2006 and reserved 2,800,000 common shares to be made available for grant under the Plan. The purpose of the Plan is to afford the persons who provide services to the company or any of its subsidiaries or affiliates, whether directors, officers, consultants or employees of the company or its subsidiaries or affiliates, an opportunity to obtain a proprietary interest in the company by permitting them to

Proxy Statement Page 30

purchase common shares of Aurelio’s stock and to aid in attracting, as well as retaining and encouraging the continued involvement of such persons with us. Under the terms of the Plan, the Board of Directors has full authority to administer the Plan in accordance with the terms of the Plan and at any time amend or revise the terms of the Plan provided, however, that no amendment or revision shall alter the terms of options already granted. The stockholders ratified and approved the adoption of the 2006 Stock Option Plan at the Annual General Meeting of Stockholders held on May 18, 2007.

Under the Plan, the exercise price of the shares covered by each option shall be determined by the directors and shall be not less than the closing price of Aurelio’s common shares on the stock exchange, quotation system or stock exchanges on which the shares are listed on the date of the grant or the day the fair market value is to be determined or the immediately preceding the day on which the stock is reported. If granted to an employee or director the per share exercise price shall be not less than the fair market value of the share on the date of the grant, unless the grant is to an employee who holds more than 10% of the voting power of Aurelio’s stock, in which case the per share exercise price shall be not less than 110% of the fair market value on the date of the grant. Options granted under the Plan vest immediately for non-employee directors and the vesting schedule for all others granted options under the Plan will be established by the Board or a committee appointed by the Board to administer the Plan on behalf of the Board. The Company has not established a separate committee to this date. Options granted under the Plan will not be transferable and, if they are not exercised, will expire thirty (30) days following the date the optionee ceases to be director, officer, employee or consultant of the Company unless by death, in which case the option may be exercised within twelve months following the date of death.

The assumptions used in valuing options granted during 2007 are included in Note 15 to the consolidated financial statements. At December 31, 2007, 875,000 options were available for grant under the Plan.

Stock Compensation Plan

The Board of Directors adopted the 2006 Incentive Compensation Plan (the “Compensation Plan”) on October 12, 2006 and reserved 2,200,000 common shares to be made available for grant under the Compensation Plan. On December 6, 2007, the Board of Directors amended the Compensation Plan by increasing the total shares reserved under the Compensation Plan to 3,200,000 common shares available for grant. On April 14, 2008, the Board of Directors amended the Compensation Plan by increasing the total shares reserved under the Plan to 5,000,000 common shares available for grant. The purpose of the Compensation Plan is to afford the persons who provide services to the Company or any of its subsidiaries or affiliates, whether directors, officers, consultants or employees of the Company or its subsidiaries or affiliates, an opportunity to obtain a proprietary interest in the Company by permitting them to be paid in common shares of Aurelio’s stock and to conserve Aurelio’s cash by being able to pay and consultants or others who provide services to us in shares in lieu of cash. Under the terms of the Compensation Plan, the Board of Directors has full authority to administer the Compensation Plan in accordance with the terms of the Compensation Plan and at any time to establish additional terms, conditions, rules or procedures for the Compensation Plan provided, however, that no such terms shall be inconsistent with the provisions of the Compensation Plan. The Company has no plans to repurchase stock.

In 2007 we issued 237,110 shares of Aurelio’s stock under the Stock Compensation Plan to Aurelio’s directors and officers for directors’ fees and meeting fees for the seven months ended December 31, 2006 and for the period through February 1, 2007 at a market value of $0.97 per share for a total non-cash cost of $230,000. In March 2007 we issued 16,990 shares to consultants at $1.03 per share for a total non-cash cost of $17,500.

At December 31, 2007, 2,945,900 shares were available for grant under the Compensation Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-KSB for the year ended December 31, 2007 with management including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, its judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed results of the independent auditors’ examination of the financial statements. In addition, the Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by applicable

Proxy Statement Page 31

requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Committee also considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with its independent registered public accounting firm, with and without management present, to discuss the results of its examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

David S. Johnson

Stephan B. Roes

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDITORS

During the May 18, 2007 annual meeting, the stockholders ratified the appointment of Mason Russell West, LLC, Certified Public Accountants, to serve as Aurelio’s auditor (Aurelio’s independent registered public accounting firm) until the next Annual Meeting for 2008. On November 1, 2007, Aurelio’s auditors, Mason Russell West, LLC merged and changed their name to Haynie & Company.

Haynie & Company is the independent registered public accounting firm for the Company for the fiscal period ended December 31, 2007. The Audit Committee has reviewed with Haynie & Company whether the services provided by them are compatible with maintaining their independence. Representatives of Haynie & Company may be present at the Annual General Meeting, and would have an opportunity to make a statement if they so desire, and would be expected to be available to respond to appropriate questions if they are in attendance.

FEES PAID TO AURELIO’S AUDITORS

The aggregate fees billed or accrued for the two most recently completed fiscal years ended December 31, 2006 and December 31, 2007 for professional services rendered by the principal accountant for the audit of the Corporation’s annual financial statements and review of the financial statements included Aurelio’s Quarterly Reports on Form 10-QSB and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for these fiscal periods were as follows:

	Year ended December 31, 2007	Seven months ended December 31, 2006
Audit fees	$36,097	$14,175
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$36,097	$14,175

Audit fees. This category includes the fees for the audit of Aurelio’s consolidated financial statements and the quarterly reviews of interim financial statements. This category also includes advice on audit and accounting matters that arose during or as a result of the audit or the review of interim financial statements and services in connection with SEC filings.

Audit related fees. This category includes the fees for assurance and related services related to the performance of audit or review services and not reported as Audit Fees. Fees for audit-related services totalled $0 for the fiscal period ended December 31, 2007.

Tax fees. This category includes the fees for professional services rendered for tax compliance, tax advice and tax planning. Fees for tax services totalled $0 for the fiscal period ended December 31, 2007. Fees for tax services totalled $0 for the fiscal year ended December 31, 2006.

Proxy Statement Page 32

All other fees. No other fees were billed for professional services during the fiscal periods ended December 31, 2007 and 2006 other than those specified above.

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before Haynie & Company is engaged by the Company or its subsidiaries to render any auditing or permitted non-audit related service, the engagement be:

•	approved by Aurelio’s audit committee; or

•

entered into pursuant to pre-approval policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee’s responsibilities to management.

The Audit Committee requires advance approval of all audits, audit-related, tax, and other services performed by the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chair of the Audit Committee authority to approve permitted services provided that the chair reports any decisions to the Committee at its next scheduled meeting.

The Board of Directors considers the professional services provided by Haynie & Company, Certified Public Accountants to the Company to be compatible with maintaining the principal accountants’ independence.

SHAREHOLDER PROPOSALS

This will be the second annual meeting of stockholders for Aurelio Resource Corporation. The deadline for the Company to receive shareholder proposals for presentation at the annual meeting of stockholders to be held in 2009 is a reasonable period of time before the Company begins to print and mail out proxy materials for that annual meeting. The Company anticipates that the mail out of proxy materials for next year’s annual meeting of stockholders will occur in November, 2009. Accordingly, the Company requests that stockholders submit any stockholders’ proposals before October 1, 2009 so that the Company can include such proposals in the proxy statement and form of proxy to be distributed to stockholders next year. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in Aurelio’s Annual Report to Stockholders for the year ended December 31, 2007. A copy of the Annual Report to Stockholders is being sent with this Proxy,

AVAILABILITY OF FORM 10-KSB

A copy of Aurelio’s amended Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, including the financial statements, but without exhibits, will be provided without charge to any stockholder or beneficial owner of Aurelio’s Common Stock upon written request to Dr.  Frederik Warnaars, Interim Chief Financial Officer, at 12345 West Alameda Parkway, Suite 202, Lakewood, Colorado 80228.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Lakewood, Colorado, January 15, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Stephen B. Doppler
Stephen B. Doppler
President and Chief Executive Officer

Proxy Statement Page 33

APPENDIX A

Telifonda Sale Transaction Documents

And

Stock Purchase Agreement as Amended

Exhibit 10.19

STOCK PURCHASE AGREEMENT

by and between

TELIFONDA (CAYMAN) LTD.

and

AURELIO RESOURCE CORPORATION

September 30, 2008

1.			Definitions	2
2.			Purchase and Sale of Target Shares	5
	(a	)	Basic Transaction	5
	(b	)	Purchase Price	5
	(c	)	The Closing	5
	(d	)	Deliveries at the Closing	5
	(e	)	Closing Adjustment	5
3.			Representations and Warranties Concerning the Transaction	6
	(a	)	Representations and Warranties of the Seller	6
	(b	)	Representations and Warranties of the Buyer	7
4.			Representations and Warranties Concerning the Target	7
	(a	)	Organization, Qualification, and Corporate Power	8
	(b	)	Capitalization	8
	(c	)	Noncontravention	8
	(d	)	Brokers’ Fees	8
	(e	)	Title to Assets	8
	(f	)	Subsidiaries	9
	(g	)	Financial Statements	9
	(h	)	Events Subsequent to Most Recent Fiscal Month End	9
	(i	)	Undisclosed Liabilities	10
	(j	)	Legal Compliance	10
	(k	)	Tax Matters	10
	(l	)	Real Property	11
	(m	)	Permits	13
	(n	)	Intellectual Property	14
	(o	)	Tangible Assets	14

	(p	)	Contracts	14
	(q	)	Notes and Accounts Receivable	15
	(r	)	Powers of Attorney	15
	(s	)	Insurance	15
	(t	)	Litigation	15
	(u	)	Employees	16
	(v	)	Employee Benefits	16
	(w	)	Guaranties	16
	(x	)	Environment, Health, and Safety Matters	16
	(y	)	Certain Business Relationships With the Target	17
	(z	)	Disclosure	17
	(aa	)	Limitations	17
5.			Pre-Closing Covenants	17
	(a	)	General	17
	(b	)	Notices and Consents	17
	(c	)	Operation of Business	17
	(d	)	Preservation of Business	18
	(e	)	Full Access	18
	(f	)	Notice of Developments	18
	(g	)	Exclusivity	18
	(h	)	Title Insurance	18
	(i	)	Employment	18
6.			Post-Closing Covenants	18
	(a	)	General	18
	(b	)	Litigation Support	19

ii

	(c	)	Transition	19
	(d	)	Confidentiality	19
7.			Conditions to Obligation to Close	19
	(a	)	Conditions to Obligation of the Buyer	19
	(b	)	Conditions to Obligation of the Seller	20
8.			Remedies for Breaches of This Agreement	21
	(a	)	Survival of Representations and Warranties	21
	(b	)	Indemnification Provisions for Benefit of the Buyer	21
	(c	)	Indemnification Provisions for Benefit of the Seller	22
	(d	)	Matters Involving Third Parties	23
	(e	)	Determination of Adverse Consequences	23
	(f	)	Exclusive Remedy	24
9.			Tax Matters	24
	(a	)	Tax Periods Ending on or Before the Closing Date	24
	(b	)	Tax Periods Beginning Before and Ending After the Closing Date	24
	(c	)	Refunds and Tax Benefits	24
	(d	)	Cooperation on Tax Matters	25
	(e	)	Tax Sharing Agreements	25
	(f	)	Certain Taxes	25
10.			Termination	25
	(a	)	Termination of Agreement	25
	(b	)	Effect of Termination	26
11.			Miscellaneous	26
	(a	)	Press Releases and Public Announcements	26
	(b	)	No Third-Party Beneficiaries	26

iii

(c)	Entire Agreement	26
(d)	Succession and Assignment	26
(e)	Counterparts; Electronic Signatures	27
(f)	Headings	27
(g)	Notices	27
(h)	Governing Law	28
(i)	Amendments and Waivers	28
(j)	Severability	28
(k)	Expenses	28
(l)	Construction	28
(m)	Incorporation of Exhibits and Schedules	28

Exhibit A Historical Financial Statements

Exhibit B Forms of Side Agreements

Exhibit C Payments to Secure Initial Bolsa Real Property Assets

Disclosure Schedule Exceptions to Representations and Warranties Concerning the Target

STOCK PURCHASE AGREEMENT

This Agreement (the “Agreement”) is entered into on September 30, 2008, by and between TELIFONDA (CAYMAN) LTD., a Cayman Island corporation (the “Buyer”), and AURELIO RESOURCE CORPORATION, a Nevada corporation (collectively the “Seller”). The Buyer and the Seller are referred to collectively herein as the “Parties”.

The Seller owns all of the outstanding capital stock of BOLSA RESOURCES, INC., an Arizona corporation (the “Target”).

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for a cash consideration and granting a net smelter return royalty from certain real property assets of the Target.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Bank of America.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bolsa NSR” has the meaning set forth in §2(b) below

“Bridge Loan” means the bridge financing made to Aurelio in accordance with the Bridge Loan Agreement attached hereto as Exhibit B-1.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(c) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

“Controlled Groups” has the meaning set forth in Code §1563.

“Disclosure Schedule” has the meaning set forth in §4 below.

“Dissenting Shares” has the meaning set forth in §7(b)(ix).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with the Target for purposes of Code §414.

“Financial Statement” has the meaning set forth in §4(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” has the meaning set forth in §8(d) below.

“Indemnifying Party” has the meaning set forth in §8(d) below.

“Initial Bolsa Real Property Assets” has the meaning set forth in the Net Smelter Return Royalty Agreement attached hereto as Exhibit B-2.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge of David Stafford Johnson, Steve Doppler and Fred Warnaars after reasonable investigation.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Nesbitt Report” means the Title Report dated May 32, 2008 by Nesbitt & Associates LLC.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” has the meaning set forth in §4(l)(i) below.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Rodman Renshaw Debentures” means those certain Securities Purchase Agreements and related Convertible Debenture, Registration Rights Agreements and Warrants dated February 26, 2008 between Seller and Cranshire Capital, L.P., Enable Growth Partners LP, enable Opportunity Partners LP, Harborview Master Fund LP and Pierce Diversified Strategy Master Fund LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Survey” has the meaning set forth in §5(i) below.

“Target” has the meaning set forth in the preface above.

“Target Share” means any share of the Common Stock, no par value, of the Target.

“Third Party Claim” has the meaning set forth in §8(d) below.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Target Shares for the consideration specified below in this §2.

(b) Purchase Price. As consideration for the sale and transfer of the Target Shares, the Buyer agrees (i) to pay to the Seller at the Closing a cash consideration in the amount of $2,000,000 (in words: US Dollars Two Million) (the “Cash Consideration”) by (x) offsetting the Cash Consideration against the Bridge Loan, (y) subject to §2(d) below, delivery of cash for the balance of the Cash Consideration payable by wire transfer or delivery of other immediately available funds and (ii) to grant to the Seller at the Closing a three percent (3%) net smelter return royalty from the minerals product derived from the Initial Bolsa Real Property Assets (the “Bolsa NSR”) by entering, and causing Target to enter, into the Net Smelter Return Royalty Agreement substantially in the form attached hereto as Exhibit B-2.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and Seller may mutually determine (the “Closing Date”).

(d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in §7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Cash Consideration specified in §2(b) above and the Net Smelter Return Royalty Agreement executed by the Target and Buyer.

(e) Closing Adjustment. At the Closing, the Buyer shall reimburse the Seller for all payments made to maintain the Target’s assets from and after August 15, 2008, which payments are described on Exhibit C; provided, however, that no reimbursement shall be made for payments indicated on Exhibit C made by Seller during the third and fourth calendar quarter of 2008 in order to secure on behalf of Target the Initial Bolsa Real Property Assets and further provided that Buyer may offset from the Cash Consideration specified in §2(b) above any amounts necessary to make payments indicated on Exhibit C to be paid by Seller which are due in the third and fourth calendar quarter of 2008 but which are not made by Seller prior to the Closing.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to itself.

(i) Organization of Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

(iv) Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v) Investment. The Seller (A) understands that the Bolsa NSR has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Bolsa NSR solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Bolsa NSR, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Bolsa NSR, and (F) is an Accredited Investor.

(vi) Target Shares. The Seller holds of record and owns beneficially the number of Target Shares set forth next to its name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)).

(i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v) Investment. The Buyer (A) understands that the Target Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Target Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Target and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Target Shares, and (F) is an Accredited Investor for the reasons set forth on Annex I attached hereto.

4. Representations and Warranties Concerning the Target. The Seller represents and warrants to the Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of the Target.

(b) Capitalization. The entire authorized capital stock of the Target consists of 100,000 Target Shares, of which 10,000 Target Shares are issued and outstanding and 90,000 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations or results of operations of the Target or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations or results of operations of the Target or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. The Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. To the Knowledge of Seller, the Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for such Security Interests described in the Nesbitt Report, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Such assets include all data and other assets related to the mining property Target intends to utilize including but not limited to, all scoping studies, all properties, all equipment and telecom service agreements, all bank accounts of Target, the DataMine Studio (3) lease/purchase agreement, all office and storage facility leases and the contract to purchase updated server equipment, and other assets described in §4(e) of the Disclosure Schedule.

(f) Subsidiaries. The Target has no Subsidiaries.

(g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): unaudited consolidated balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the year ended December 31, 2007 and the months ended [June, 30], 2008 (the “Most Recent Fiscal Month End”) for Target. The Financial Statements present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(h) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Target. Without limiting the generality of the foregoing, since that date:

(i) the Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii) the Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business other than the Master Service Agreement with Wilcox Professional Services of Arizona, LLC dated November 26, 2007;

(iii) no party (including the Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Target is a party or by which any of them is bound;

(iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v) the Target has not made any material capital expenditures outside the Ordinary Course of Business;

(vi) the Target has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vii) the Target has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

(viii) the Target has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property owned or used by the Target;

(ix) there has been no change made or authorized in the charter or bylaws of the Target;

(x) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xi) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) the Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xiv) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) the Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(xviii) the Target has not committed to take any of the actions listed in §4(h)(i)-(xvii).

(i) Undisclosed Liabilities. The Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j) Legal Compliance. To the Knowledge of Seller, the Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target.

(k) Tax Matters.

(i) On or before the Closing Date, the Target will have filed all Income Tax Returns that it was required to file, and all such Income Tax Returns will be correct and complete in all material respects. All Income Taxes owed by the Target (whether or not shown on any Income Tax Return) will have been paid on or before the Closing Date. The Target is currently not the beneficiary of any extension of time within which to file any Income Tax Return.

(ii) There is no material dispute or claim concerning any Income Tax liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such authority.

(iii) The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Target since December 31, 2005. The Target has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv) The Target has not filed a consent under Code §341(f) concerning collapsible corporations. The Target has not made any material payments, nor is the Target obligated to make any material payments, nor is the Target a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code §280G. Buyer has no obligation to withhold parts of the consideration payable for the Target Shares pursuant to Section 1445 of the Code as Seller is not a foreign person or disregarded entity for the purpose of and within the meaning of Section 1445 of the Code and applicable Treasury Regulations. The Target has not a party to any tax allocation or sharing agreement. The Target has (A) not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Seller) or (B) no liability for the taxes of any Person (other than the Target) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Income Taxes of the Target (A) do not, as of the Most Recent Fiscal Month End, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target in filing its Income Tax Returns.

(l) Real Property.

(i) §4(l)(i) of the Disclosure Schedule lists and describes briefly all real property the Target owns (collectively, the “Owned Real Property,” which term excludes any unpatented mining and mill site claims which are addressed in Subsection 4(l)(iii) and (iv)). §4(l)(i) of the Disclosure Schedule also identifies the title insurance policies which Target has acquired in connection with the purchase of the Owned Real Property. With respect to each such parcel of Owned Real Property, to the Knowledge of Seller:

(A) the Target has good and marketable title to the parcel of Owned Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for those items addressed in the Nesbitt Report, the lien of taxes not yet due or payable, installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, all matters shown on any policy or commitment for title insurance issued to the Target, as described in §4(l)(i) of the Disclosure Schedule, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property and right subject thereto;

(B) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

(C) the Target has not received written notice from any governmental entity or instrumentality indicating that the Owned Real Property violates or fails to comply in any material respect with any governmental or judicial law, order, rule or regulation, which violation or failure to comply has not been cured;

(D) Target is not a party to any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Real Property, other than those described in subsection (A) above;

(E) Target has not granted any outstanding options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein, other than as described in the Option to Purchase Agreement with Newmont Realty Company dated March 27, 2007;

(F) there are no parties (other than the Target) in possession of any parcel of Owned Real Property, other than those conflicts and other similar items described in the Nesbitt Report, and tenants under any leases disclosed in §4(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled.

(ii) §4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in §4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed in §4(l)(ii) of the Disclosure Schedule, to the Knowledge of Seller:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B) neither the Target nor, to the Knowledge of Seller any other party to the lease or sublease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) the Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(D) the Target has not received written notice from any governmental entity or instrumentality indicating that the leased real property violates or fails to comply in any material respect with any governmental or judicial law, order, rule or regulation, which violation or failure to comply has not been cured.

(iii) §4(l)(iii) of the Disclosure Schedule lists and describes briefly all unpatented mining claims and millsites that have been located by Target. Subject to the paramount title of the United States, to Seller’s Knowledge (A) all such unpatented mining claims were properly laid out and monumented; (B) all required location and validation work was properly performed; (C) all location notices and certificates were properly recorded and filed with appropriate governmental agencies; (D) all assessment work required to hold the unpatented mining claims has been performed and all governmental fees have been paid in the ordinary course of business through the assessment year ending August 31, 2008; (E) all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (F) the claims are free and clear of Security Interests or defects in title ; and (G) neither the Seller nor the Target has any Knowledge of conflicting mining claims other than as may be described in the Nesbitt Report. Nothing in this subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

(iv) §4(l)(iv) of the Disclosure Schedule lists and describes briefly all unpatented mining claims and millsites not located by Target but which are included are included within the real property owned by Target, subject to the paramount title of the United States, to Seller’s Knowledge (A) all assessment work required to hold the unpatented mining claims has been performed and all governmental fees have been paid in the ordinary course of business through the assessment year ending August 31, 2008; (B) all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (C) the claims are free and clear of Security Interests, except in each case where the failure to satisfy the representation would not have a material adverse effect on the business of Target and except as may be set forth in the Nesbitt Report; and (D) to the Seller’s Knowledge, the claims are free and clear of defects in title, except in each case where the failure to satisfy the representation would not have a material adverse effect on the business of Target and except as may be set forth in the Nesbitt Report. Neither the Seller nor the Target nor the directors and officers of the Target and the Seller have any Knowledge of conflicting mining claims. Nothing in this Subsection or elsewhere in this Agreement, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit or a discovery of valuable minerals.

(v) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE EXISTENCE, NATURE, LOCATION, AMOUNT OR VALUE OF ANY MINERALIZATION, MINERAL RESERVES OR RESOURCES ON ANY OF THE PROPERTIES OWNED OR LEASED BY TARGET OR WHETHER ANY NECESSARY PERMITS OR AUTHORIZATIONS TO CONDUCT EXPLORATION, EVALUATION OR MINING ACTIVITIES ON SUCH PROPERTIES CAN BE OBTAINED IN A TIMELY MANNER OR WHETHER ANY MINING ACTIVITY CAN BE DONE ECONOMICALLY.

(m) Permits. §4(m) of the Disclosure Schedule lists, and the Seller has delivered or made available to the Buyer a correct and complete copy of, (i) all of the exploration authorizations and other material permits pertaining to the real property interests listed on §4(l)(i) through (iv) of the Disclosure Schedule or the business of Target, together with a description of the permitted property or facility, the amount of the bond, if any, for each permit and the surety, if any, for each such bond or manner in which each such bond has otherwise been posted (all such mining permits and other material permits being referred to herein as the “Mining Permits”), and (ii) all of the material licenses, certificates, concessions and other approvals and authorizations of any governmental authority pertaining to the real property interests listed on §4(l)(i) through (iv) of the Disclosure Schedule (herein referred to as the “Licenses”), as amended, supplemented and modified through the date hereof, together with all pending applications for additional Mining Permits and Licenses which have been submitted to any governmental authority by or at the direction of the Target.

(n) Intellectual Property. To the Knowledge of the Seller, the Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party).

(o) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Target owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) other than as may be described in §4(o) of the Disclosure Schedule.

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii) any material agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year;

(iii) any material agreement concerning a partnership or joint venture;

(iv) any material agreement (or group of related agreements) under which the Target has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which the Target has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any material agreement concerning confidentiality or noncompetition;

(vi) any material agreement with the Seller and its Affiliates (other than the Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the Target’s current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any material agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(x) any agreement under which the Target has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

(xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or results of operations of the Target.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the Seller is not and, to the Seller’s Knowledge no other party is, in material breach or default, and to the Seller’s Knowledge no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) the Target has not and, to the Seller’s Knowledge, no other party has, repudiated any material provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target.

(r) Powers of Attorney. There are no material outstanding powers of attorney executed on behalf of the Target.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

(iii) the policy number and the period of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Target nor, to the Seller’s Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and to the Seller’s Knowledge no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) neither the Target nor, to the Seller’s Knowledge, any other party to the policy has repudiated any material provision thereof. §4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting the Target.

(t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(u) Employees. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Target has not committed any material unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target.

(v) Employee Benefits. Neither the Target nor any ERISA Affiliate maintains or contributes or has any obligation to contribute or has any liability or potential liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) including any withdrawal liability (as defined in ERISA §4201) to any Employee Benefit Plan, Multiemployer Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

(w) Guaranties. The Target is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(x) Environment, Health, and Safety Matters.

(i) To Seller’s Knowledge, the Target has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) To Seller’s Knowledge, without limiting the generality of the foregoing, the Target has obtained, has complied, and is in compliance with, in each case in all material respects, with all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on the attached “Environmental and Safety Permits Schedule.”

(iii) Neither the Target nor the Seller has received any written or, to Seller’s Knowledge oral, notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) Except as set forth on the attached “Environmental and Safety Matters Schedule”, to Seller’s Knowledge, none of the following exists at any property or facility owned or operated by the Target: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, or (3) materials or equipment containing polychlorinated biphenyls.

(v) The Target has not treated, stored, disposed of, arranged for nor permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(y) Certain Business Relationships With the Target. Neither the Seller nor any its Affiliates has been involved in any material business arrangement or relationship with the Target within the past 12 months, and neither the Seller nor any of its Affiliates owns any material asset, tangible or intangible, which is used in the business of the Target, other than those described in §4(y) of the Disclosure Schedule.

(z) Disclosure. To the Knowledge of the Seller, the representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading.

(aa) Limitations. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF EITHER SELLER, THE TARGET OR ANY OF THE TARGET’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE SUFFICIENCY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE ASSETS OF TARGET, AND ALL SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS ARE HEREBY EXPRESSLY DISCLAIMED.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).

(b) Notices and Consents. The Seller will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in §4(c) above. Each of the Parties will (and the Seller will cause the Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above.

(c) Operation of Business. The Seller will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.

(d) Preservation of Business. The Seller will cause the Target to use its reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. The Seller will permit, and the Seller will cause the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Target. The Buyer will treat and hold as such any Confidential Information it receives from the Seller, the Target and their respective representatives in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and the Target all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

(f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. The Seller will not (and the Seller will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

(h) Title Insurance. The Target has obtained certain title insurance commitments or policies concerning the Owned Real Property as described in §4(l)(i) of the Disclosure Schedule, copies of which have been furnished to Buyer or its representatives. There are no additional title insurance commitments or policies required to be furnished by Seller to Buyer in preparation for the Closing.

(i) Employment. The Parties will use reasonable best efforts to agree upon a list of individuals who will enter employment agreements with Bolsa as of the Closing Date at terms acceptable to the parties of such agreements.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing.

(d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or in connection with any tax or other filings required by law to be made by the Seller, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) the Target shall have procured all of the material third party consents specified in §5(b) above;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this

Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect materially and adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi) the Target shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vii) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-3 attached hereto and the same shall be in full force and effect;

(viii) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target; and

(ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v) the Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vi) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-3 and the same shall be in full force and effect;

(vii) the relevant parties shall have entered into a Net Smelter Royalty Return Agreement relating to certain real property assets owned or leased by Minera Milenium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico, in form and substance as set forth in Exhibit B-3 and the same shall be in full force and effect;

(viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(ix) the aggregate number of shares of Seller’s common stock which are Dissenting Shares (as defined in Seller’s Bylaws) or which remain eligible at the Closing to become Dissenting Shares (collectively, “Dissenting Shares”) for which demands for payment are filed or may still be filed shall not exceed five percent (5%) of the outstanding shares of Seller’s common stock immediately prior to the Closing; and

(x) the transactions contemplated by this Agreement shall have been approved by the requisite vote of the shareholders of Seller.

The Seller may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in §4 above (other than §4(k) above) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Parties contained in §3 above and the representations and warranties of the Seller contained in §4(k) above) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event the Seller breaches any of its representations, warranties, and covenants contained herein (other than the covenants in §2(a) above and the representations and warranties in §3(a) above), and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §10(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Seller contained in §4 above until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $200,000 (in words: US Dollars Two Hundred Thousand) aggregate deductible (the “Deductible,” after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences and (B) there will be a $2,000,000 (in words: US Dollars Two Million) aggregate ceiling on the obligation of the Seller to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of the Seller contained in §4 above.

(ii) In the event the Seller breaches any of its covenants in §2(a) above or any of his or its representations and warranties in §3(a) above, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §10(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(iii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target (x) for any Income Taxes of the Target with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with §9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Income Taxes are not reflected in the reserve for Income Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing their Tax Returns and (y) for the unpaid taxes of any Person (other than the Target) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iv) Qualifications in the representations, warranties and covenants with respect to “materiality”, “in all material respects”, “material” or similar terms will not have any effect on the determination or existence of a breach for purposes of calculating the amount of any Adverse Consequences to apply toward the Deductible; provided however that once the Deductible is exceeded such terms shall affect the determination or existence of a breach and the calculation of the amount of any Adverse Consequences.

(c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to §10(h) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not direct, the defense of the Third Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with §8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

(iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with §8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 shall be deemed adjustments to the consideration payable in accordance with §2(b).

(f) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this §8 shall be the exclusive remedy of the Buyer and the Seller with respect to the Target and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer and the Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under CERCLA.

9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Seller will include the operations of the Target. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. The Seller shall reimburse the Buyer for Taxes of the Target with respect to periods ending on or prior to the Closing Date within fifteen (15) days after payment by the Buyer or the Target of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target.

(c) Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or the Target, and any amounts credited against Tax to which the Buyer or the Target become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or the Target of any amount accrued on the Most Recent Balance Sheet, the Buyer shall pay such amount to the Seller within fifteen (15) days after receipt or entitlement thereto.

(d) Cooperation on Tax Matters.

(i) The Buyer, the Target and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and the Seller shall (A) retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Upon request, the Buyer and the Seller shall use reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043(c) of the Code and all Treasury Department Regulations promulgated thereunder.

(e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any liability thereunder.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any state or city transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 30, 2008, (or some later date reasonably following the date of Seller’s shareholder meeting called to approve the transactions described herein, if the date of calling a shareholder meeting of Seller is delayed due to actions of the Securities and Exchange Commission) by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach (provided that no notice or cure period shall be required for any breach by the Buyer of the covenant to pay the Cash Consideration) or (B) if the Closing shall not have occurred on or before December 30, 2008, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in the second sentence of §5(e) above shall survive termination.

11. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. In furtherance of, and not in limitation, of the preceding sentence, this Agreement shall not be deemed an amendment of any benefit plan maintained by any Party to this Agreement.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller, which approval shall not be unreasonably withheld or delayed; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Originally executed counterparts delivered via facsimile or other electronic means (e.g., .pdf) shall have the same force and effect as originals.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Copy to:

Aurelio Resources Corporation	Holland & Hart LLP
12345 West Alameda Parkway	555 Seventeenth Street
Suite #202	Suite 3200
Lakewood, CO, 80228	Denver, CO 80202
U.S.A.	U.S.A.
Phone:	Phone: (303) 295-8493
Fax:	Fax: (303) 291-9145
Attention: David Johnson	Attention: Lucy Schlauch-Stark

If to the Buyer:	Copy to:

Telifonda (Cayman) Ltd.	Buchanan Ingersoll & Rooney PC
c/o Americorp Curacao, N.V.	620 Eighth Avenue
Pareraweg #45	New York, NY 10018
Americorp Building	Phone: +1 (212) 440-4400
PO Box 4914	Fax: +1 (212) 440-4401
Curacao Ned.Antilles	Attention: Titus Weinheimer
Tel: 5999 4343 500
Attn: Gerlof Bouma

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Parties and the Target will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that the Seller agrees to reimburse the Buyer $75,000 (in words: US Dollars Seventy Five Thousand). The Seller agrees that the Target has not borne nor will it bear any of the Seller’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including" shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

TELIFONDA (CAYMAN) LTD.

/s/ G. J. Bouma
By:	Amicorp Management Ltd.
Name:	G. J. Bouma
Title:

/s/ Hugo J. van Neutegem
By:	Amicorp Management Ltd.
Name:	Hugo J. van Neutegem
Title:	Director

AURELIO RESOURCE CORPORATION

/s/ Stephen B. Doppler
By:
Name:	Stephen B. Doppler
Title:	President & CEO

Exhibit 10.20

Form of

NET SMELTER RETURN

ROYALTY AGREEMENT

This Agreement (the “Agreement”) is entered into on                      , 2008, by and among BOLSA RESOURCES, INC., a corporation duly organized under the laws of the State of Arizona (hereinafter referred to as “Bolsa”), AURELIO RESOURCE CORPORATION, a Nevada corporation (hereinafter referred to as “Aurelio”) and [NEWCO], a corporation incorporated under the laws of                      (“NewCo”). Bolsa, Aurelio and NewCo are referred to herein as a ‘Party” and collectively herein as the “Parties”.

NewCo acquired all of the outstanding capital stock of Bolsa from Aurelio under a certain Stock Purchase Agreement between Aurelio and the NewCo, dated September     , 2008 (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, NewCo agreed to cause Bolsa, its wholly owned subsidiary, to grant to Aurelio a net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Bolsa.

This Agreement contemplates the transaction and terms and conditions by which and the circumstances in which Bolsa grants to Aurelio the net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Bolsa and in which Bolsa, NewCo and Aurelio have the right to convert the net smelter return royalty granted hereunder into shares of Bolsa or NewCo, as the case may be, and Aurelio has the right to purchase all of the shares of common and preferred stock of Bolsa, all in accordance with the term of this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. The following terms shall have the following meaning for purposes of this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Cash Consideration” shall have the meaning set forth in Section 9(a) below.

“Concentrates” means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

“Crude Ores,” whether singular or plural, shall mean all ores, metals, Minerals which Bolsa either (A) mines, extracts, or otherwise recovers (including by in situ methods) from the Initial Bolsa Real Property Assets and sells or delivers to a processing plant for physical or chemical treatment, or (B) treats in place on the Initial Bolsa Real Property Assets by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by Bolsa from the Initial Bolsa Real Property Assets and sold or delivered for processing by Bolsa, and all Mineral and non-mineral components of all such materials and solutions.

“Extraction Taxes” means sales, use, gross receipts, ad valorem, severance, any taxation on the net proceeds of mining operations and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

“Initial Bolsa Real Property Assets” shall mean the real property rights and interests described in Annex 1 attached hereto and incorporated herein by this reference, and any and all amendment, relocations, substitutions or replacements of the mining claims on the referenced real property in which Bolsa or any Affiliate of Bolsa has any right, title or interest.

“Minerals,” whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic. The term “Minerals” shall not include oil, gas, or other liquid or gaseous hydrocarbon or geothermal substances.

“Proceeds” means the sum actually received by Bolsa during each calendar quarter from the sale of Crude Ore or Concentrates produced from the Initial Bolsa Real Property during each calendar quarter.

“Processing Costs” means either (a) the amounts actually incurred by Bolsa for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Bolsa and including assaying and sampling costs and including penalties, if any incurred, or (b) if such operations are carried out by Bolsa, the charges, cost and penalties, if any incurred, for such operations, including transportation, which Bolsa would have incurred if such operations were carried out in facilities not owned or controlled by Bolsa and then offering comparable custom services for comparable products or on comparable terms; provided, however, that in all cases “Processing Costs” shall not include the Transportation Costs.

“Transportation Costs” means the expenses and charges actually incurred by Bolsa in transporting the Crude Ore or Concentrates from mine to smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

Reference to dollar amounts in this agreement shall refer to United States dollars.

2. Net Smelter Return Royalty. As of the date hereof, Bolsa does hereby grant convey, remise, release, and forever quitclaim unto Aurelio, its successors and assigns, a production royalty (the “Bolsa NSR”) of three percent (3%) of the Net Smelter Returns (as herein defined) from all Crude Ores and Concentrates mined or otherwise recovered and removed from mineral claims on the Initial Bolsa Real Property Assets. The “Net Smelter Return” on Crude Ore or Concentrates derived and sold by Bolsa from the Initial Bolsa Real Property Assets shall be determined as follows:

(a) Sale of Crude Ore or Concentrate to Third Party. If Crude Ore or Concentrates are sold by Bolsa to a third party that is not an Affiliate of Bolsa, , the Net Smelter Returns shall mean the Proceeds received from such sale by Bolsa, less, to the extent borne by Bolsa, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. Such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Bolsa.

(b) Sale of Crude Ore or Concentrate to Affiliate. If Crude Ore or Concentrates are sold or transferred by Bolsa to an Affiliate, they shall be deemed sold by Bolsa at the time of delivery to the Affiliate, and the Net Smelter Returns shall mean an amount equal to that which would have been received by Bolsa from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Bolsa.

(c) Retainage of Crude Ore or Concentrate. If Concentrates are retained by Bolsa for further smelting, refining, precipitation or other additional processing by a third party that is not an Affiliate of Bolsa at a site that is not located or adjacent to or on the Initial Bolsa Real Property Assets, such Concentrates shall be deemed sold by Bolsa at the time such Concentrates are delivered to the smelter, precipitation plant or other facility for further processing or refining, and the Net Smelter Returns from such Concentrates shall mean an amount equal to that which would have been received by Bolsa from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Bolsa.

3. Payment of Royalty. The obligation to pay the Bolsa NSR royalty shall accrue upon the actual or deemed sale of the Crude Ores or Concentrates subject thereto. Payment of the Bolsa NSR shall be made on or before the last day of April, July, October, and January (“Payment Dates”) of each year for royalty obligations that accrued during the preceding calendar quarter of Crude Ore or Concentrates actually produced during that calendar quarter. Payment for any deemed sale (i.e., through forward sale, loans, futures trading, etc.) of any Crude Ore or Concentrates during a calendar quarter shall be made on the Payment Date following the calendar quarter during which production of Crude Ore or Concentrates actually occurs. Each Payment shall be accompanied by a statement showing weights and values of mineral substances recovered from the Crude Ore and Concentrates produced from the Initial Bolsa Real Property Assets during the period for which payment is made, the Proceeds received or the value of the deemed sale of such Crude Ore and Concentrates and the amount of the charges, costs and taxes deductible therefrom. If no written objection is made by Aurelio to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

4. Disputes. In case of any dispute or question as to the ownership of any royalty interest, payment of any part thereof to be made by Bolsa under this Agreement, Bolsa may deposit any amount otherwise due to Aurelio in escrow until the dispute is finally resolved. Bolsa may credit all costs and expenses, including attorney’s fees, it incurs by reason of such dispute or question against all amounts otherwise due to Aurelio only in the event Bolsa prevails.

5. Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Initial Bolsa Real Property Assets shall be the property of Bolsa subject to the Bolsa NSR as provided herein. Bolsa shall not be liable for mineral values lost in mining or processing employing sound practices. The Bolsa NSR shall be payable on all mineral substances recovered both prior to and after the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Bolsa. Bolsa shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Aurelio shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.

6. Weighing, Measuring and Sampling. Bolsa shall at all times production is occurring upon the Initial Bolsa Real Property Assets accurately weigh, measure and sample in accordance with customary industry practices for precious metals mines, all Crude Ore or other material including products developed from ore or other material, and all Concentrates, to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Initial Bolsa Real Property Assets. In determining whether “customary industry practice” is being employed, consideration shall be given to whether the ore body from which production is occurring is a placer deposit or other type of deposit. If production is from a placer deposit, then the grade and weight of concentrate developed at the gravity separation facility shall be determined and recorded, and the grade and weight of all ore produced in the onsite refinery shall be determined and recorded, and the grade and weight of slag recovered from the onsite refinery shall be determined and recorded, and the grade and weight of settled ounces at the final refiner shall be determined and recorded; provided, however, that Bolsa shall not be required to determine the grade and weight of concentrate developed at the gravity separation facility if it makes a demonstration to Aurelio from which it can be reasonably concluded, taking into consideration all existing facts and circumstances, that the samples taken would not be representative of the true grade and weight of the concentrate. In the event Bolsa makes the demonstration mentioned above, Aurelio shall have the right to take such samples at its own expense and on a basis that does not interfere with Bolsa’s business or operations. Aurelio shall provide Bolsa with a copy of all sampling information so derived. Aurelio shall have the right, upon reasonable notice at all reasonable times, to inspect all records and reports mentioned herein, the real property and the operations being conducted thereon, so long as such inspections do not unreasonably interfere with Bolsa’s business or operations.

7. Additional Land Purchase or Lease. To ensure the mining rights on the Initial Bolsa Real Property Assets will not interfere with adjunct mining rights and other real property usage, Bolsa shall use its commercial efforts to purchase additional land adjunct to the Initial Bolsa Real Property Assets.

8. Additional Funding of Bolsa. NEWCO agrees to make available to Bolsa no later than                     , 2008 at least                      Dollars ($            ), which funds shall be used to fund a work program for completion of a Pre-Feasibility Study, preliminary versions of which have been conveyed to NEWCO and Bolsa.

9. Conversion of Bolsa NSR. The Bolsa NSR shall be convertible as follows:

(a) Conversion in Case of Bolsa IPO. Automatically at fair market value for shares of common stock of Bolsa immediately prior to an Initial Public Offering (a “Bolsa IPO”) of shares of common stock of Bolsa in an amount not less than the sum of (i) $2,000,000 (in words: US Dollars Two Million) (the “Cash Consideration”) plus (ii) the principal of any funding made by NewCo in Bolsa after the date of this Agreement;

(b) Conversion in Case of NewCo IPO. Automatically at fair market value for shares of common stock of NewCo immediately prior to an Initial Public Offering (a “NewCo IPO”) of shares of common stock of NewCo in an amount not less than the sum of (i) Cash Consideration plus (ii) the principal of any funding made by NewCo in Bolsa after the date of this Agreement;

(c) Optional Conversion in case of Strategic Bolsa Transaction. At the option of Bolsa, at fair market value for shares of common stock of Bolsa, immediately prior to a sale, transfer or license of all or substantially all of the assets of Bolsa for cash or publicly traded securities, or a sale of equity interests for cash or publically traded securities, or a merger, reorganization or other transaction resulting in the stockholders of Bolsa immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a “Strategic Bolsa Transaction”);

(d) Optional Conversion in case of Strategic NewCo Transaction. At the option of NewCo, at fair market value for shares of common stock of NewCo, immediately prior to a sale, transfer or license of all or substantially all of the assets of NewCo for cash or publically traded securities or a sale of equity interests for cash or publicly traded securities or a merger, reorganization or other transaction resulting in the stockholders of NewCo immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a “Strategic NewCo Transaction”);

(e) Optional Conversion by Aurelio. At the option of Aurelio at fair market value into:

(i) shares of common stock of Bolsa immediately prior to a Strategic Bolsa Transaction; and

(ii) shares of common stock of NewCo immediately prior to a Strategic NewCo Transaction; and

(f) Optional Conversion upon Commencement of Mining Production. At the option of Bolsa, at fair market value for shares of preferred stock of Bolsa (the “Bolsa Preferred Stock”) (the fair market value of the Bolsa NSR divided by the number of Bolsa Preferred Stock issued in accordance with this Section 9(f) hereinafter the “Original BPS Issue Price”) upon commencement of commercial mining production from any of Initial Bolsa Real Property Assets (the day a conversion under this Section 9(f) occurs the “Bolsa Conversion Day”). The Bolsa Preferred Stock will have the following attributes:

(i) The Bolsa Preferred Stock will be entitled to a cumulative annual preferred dividend equal to a six percent (6%). Upon conversion of the Bolsa Preferred Stock in accordance with Section 9(f)(iv) below, Bolsa shall have the right to convert any unpaid accumulated dividend on the Bolsa Preferred Stock that is being converted into shares of the same class of shares of Bolsa or NewCo, as the case may be, into which the Bolsa Preferred Stock is converted;

(ii) The Bolsa Preferred Stock will vote with all other shares of the Bolsa on an as converted basis as a single class on all matters;

(iii) Each share of Bolsa Preferred Stock will have 1 time liquidation preference equal to the Original BPS Issue Price;

(iv) Subject to any adjustment being made to the conversion rate following any recapitalization, share split, consolidation or similar events (collectively “Recapitalization Events”) and/or the operation of the anti-dilution provision set forth in subsection (v) of this Section 9(f), the Bolsa Preferred Stock will be convertible as follows:

(A) At the option of the Bolsa immediately prior to a Bolsa IPO or Strategic Bolsa Transaction into an equivalent number of shares of common stock of Bolsa;

(B) At the option of the NewCo immediately prior to a NewCo IPO or Strategic NewCo Transaction pro rata into shares of common stock of NewCo; and

(C) At the option of the then holders of the Bolsa Preferred Stock at any time into an equivalent number of shares of common stock of Bolsa; and

(v) In the event that Bolsa during the twelve (12) months following the issuance of the Bolsa Preferred Stock issues additional securities at a purchase price (after adjusting for any Recapitalization Events) less than the Original BPS Issue Price (the “Existing BPS Conversion Price”), the Original BPS Issue Price shall be adjusted in accordance with the following formula:

CP2 = CP1 * (A+B) / (A+C)

with

CP2 = New BPS Conversion Price,

CP1 = Existing BPS Conversion Price in effect immediately prior to new issue,

A = Number of shares of common stock of the Bolsa deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock of the Bolsa, all shares of outstanding Bolsa Preferred Stock on an as-converted basis, and all outstanding options on an as-exercised basis),

B = Aggregate consideration received by the Bolsa with respect to the new issue divided by CP1, and

C = Number of shares of stock issued in the subject transaction,

and the holders of the Bolsa Preferred Stock shall be entitled free of charge to the additional Bolsa Preferred Stock they would have received if the New BPS Conversion Price would have been the Original BPS Issue Price at the time of the issuance of Bolsa Preferred Stock in accordance with this Section 9(f).

10. Bankable Feasibility.

(a) Bankable Feasibility. NewCo will develop Bolsa to the stage that Bolsa will produce an internationally certified, independent bankable feasibility study/studies at least in conformity with Canadian National Instrument 43-101 by an internationally recognized investment banker specializing in the mining industry, professional mining engineering firm or similar expert agreed to by the Parties, who will produce a report that shows that there is/are commercial deposits that can be mined ( the “Bankable Feasibility Study”). The Bankable Feasibility Study shall be produced within on or prior to the fourth (4th) anniversary of the date of this Agreement. In connection therewith, Bolsa shall maintain and NewCo shall cause Bolsa to maintain the Initial Bolsa Real Property Assets and make all necessary payments and fulfill all necessary obligations in order to maintain such Initial Bolsa Real Property Assets (“NewCo Property Obligations”).

(b) Call Right of Aurelio. To the extent that NewCo fails to meet its NewCo Property Obligations, or to the extent that Bolsa is not in the position to produce the Bankable Feasibility Study in accordance with foregoing Section 10(a) on or prior to the fourth (4th) anniversary of the date of this Agreement, then during the period beginning on the day NewCo fails to meet its NewCo Property Obligations or on such fourth anniversary date of the Bolsa Transaction, as the case may be, and ending one hundred eighty (180) thereafter, Aurelio will have a call right to purchase all of the outstanding shares of common stock and Bolsa Preferred Stock from NewCo (the “Call Transaction”) for a purchase price equal to the sum of (i) the Cash Consideration plus (ii) any principal funding made by NewCo in Bolsa after the date of this Agreement and prior to the closing of the Call Transaction, provided, however, that any such Call Transaction shall become null and void if NewCo rectifies its default in meeting its NewCo Property Obligations or if Bolsa is in a position to produce a Bankable Feasibility Study, as the case may be, on or prior to the closing of the Call Transaction. The purchase price will be due on the closing of the Call Transaction, provided, however, that in order to allow Aurelio to arrange for financing of the Call Transaction it shall have one-hundred eighty (180) days from the exercise of the call to arrange such financing.

11. Miscellaneous.

(a) Further Actions. Bolsa and Aurelio hereby agree that they will each take such further action (including the execution and delivery of such future instruments and documents) as the other Party may request in order to comply with the interests of the Parties pursuant to this Net Smelter Return Agreement in order to comply with applicable law.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the closing of all of the transactions contemplated by the Stock Purchase Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) Reporting. Bolsa shall provide Aurelio bi-annual reports describing progress of activities at the Initial Bolsa Real Property Assets in form and substance reasonably satisfactory to the parties.

(e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Bolsa NSR royalty shall run with the Initial Bolsa Real Property Assets.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Aurelio:	Copy to:

Aurelio Resource Corporation	Holland & Hart LLP
12345 West Alameda Parkway	555 Seventeenth Street
Suite #202	Suite 3200
Lakewood, CO, 80228	Denver, CO 80202
U.S.A.	U.S.A.
Phone: 303-795-3030	Phone: +1 (303) 295-8493
Fax: 303-945-7270	Fax: +1 (303) 291-9145
Attention: David Johnson	Attention: Lucy Schlauch-Stark

If to Bolsa:	Copy to:

Bolsa Resources, Inc.	Buchanan Ingersoll & Rooney PC
620 Eighth Avenue
[ADDRESS]	New York, NY 10018
[ADDRESS]	U.S.A.
Phone:	Phone: +1 (212) 440-4400
Fax:	Fax: +1 (212) 440-4401
Attention:	Attention: Titus Weinheimer

If to NewCo:	Copy to:

[NEWCO]	Buchanan Ingersoll & Rooney PC
[ADDRESS]	620 Eighth Avenue
[ADDRESS]	New York, NY 10018
[ADDRESS]	U.S.A.
Phone:	Phone: +1 (212) 440-4400
Fax:	Fax: +1 (212) 440-4401
Attention:	Attention: Titus Weinheimer

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(o) Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BOLSA RESOURCES, INC

By:
Name:
Title:

AURELIO RESOURCE CORPORATION

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

Exhibit 10.21

Form of

NET SMELTER RETURN

ROYALTY AGREEMENT

This Agreement (the “Agreement”) is entered into on                          , 2008, by and among Minera Milenium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico (hereinafter referred to as “Minera”), [NEWCO], a corporation incorporated under the laws of                          (“NewCo”) and AURELIO RESOURCE CORPORATION, a Nevada corporation (hereinafter referred to as “Aurelio”). Each of Minera, NewCo and Aurelio are referred to herein as “Party”, and collectively herein as the “Parties”.

NewCo acquired all of the outstanding capital stock of Bolsa Resources, Inc., an Arizona corporation, from Aurelio under a certain Stock Purchase Agreement between Aurelio and the NewCo, dated September     , 2008 (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, Aurelio agreed to cause Minera to grant to NewCo in exchange for a cash consideration payable to Aurelio a net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Minera.

This Agreement contemplates the transaction and terms and conditions by which and the circumstances in which Minera grants to NewCo in exchange for a cash consideration payable to Aurelio the net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Minera and in which Minera, Aurelio and NewCo have the right to convert the net smelter return royalty granted hereunder into shares of Minera or Aurelio, as the case may be, in accordance with the term of this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions. The following terms shall have the following meaning for purposes of this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Cash Consideration” shall have the meaning set forth in Section 2 below.

“Concentrates” means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

“Crude Ores,” whether singular or plural, shall mean all ores, metals, Minerals which Minera either (A) mines, extracts, or otherwise recovers (including by in situ methods) from the Gavilanes Property and sells or delivers to a processing plant for physical or chemical treatment, or (B) treats in place on the Gavilanes Property by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by Minera from the Gavilanes Property and sold or delivered for processing by Minera, and all Mineral and non-mineral components of all such materials and solutions.

“Extraction Taxes” means sales, use, gross receipts, ad valorem, severance, any taxation on the net proceeds of mining operations and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

“Gavilanes Property” shall mean the real property rights and interests described in Annex 1 attached hereto and incorporated herein by this reference, and any and all amendment, substitutions or replacements of the concessions on the referenced real property in which Minera or any Affiliate of Minera has any right, title or interest.

“Minerals,” whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic. The term “Minerals” shall not include oil, gas, or other liquid or gaseous hydrocarbon or geothermal substances.

“Proceeds” means the sum actually received by Minera during each calendar quarter from for the sale of Crude Ore or Concentrates produced from the Gavilanes Property during each calendar quarter.

“Processing Costs” means either (a) the amounts actually incurred by Minera for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Minera and including assaying and sampling costs and including penalties, if any incurred, or (b) if such operations are carried out by Minera, the charges, cost and penalties, if any incurred, for such operations, including transportation, which Minera would have incurred if such operations were carried out in facilities not owned or controlled by Minera and then offering comparable custom services for comparable products or on comparable terms; provided, however, that in all cases “Processing Costs” shall not include Transportation Costs

“Transportation Costs” means the expenses and charges actually incurred by Minera in transporting the Crude Ore or Concentrates from mine to mill, smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

Reference to dollar amounts in this agreement shall refer to United States dollars.

2.	Net Smelter Return Royalty. As of the date hereof, for a cash consideration of $2,000,000 (in words: US Dollars Two Million), payable by NewCo to Aurelio at the closing of the transaction contemplated by the Stock Purchase Agreement by wire transfer or delivery of other immediately available funds (the “Cash Consideration”), Minera does hereby remise, release, and forever quitclaim unto NewCo its successors and assigns, a production royalty (the “Minera NSR”) of three percent (3%) of the Net Smelter Returns(as herein defined) from all Crude Ores and Concentrates mined or otherwise recovered and removed from mineral claims on the Gavilanes Property. The Net Smelter Return on Crude Ore or Concentrates derived and sold by Minera from the Gavilanes Property shall be determined as follows:

(a) Sale of Crude Ore or Concentrate to Third Party. If Crude Ore or Concentrates are sold by Minera to a third party that is not an Affiliate of Minera, the Net Smelter Returns shall mean the Proceeds received from such sale by Minera, less, to the extent borne by Minera, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. Such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Minera.

(b) Sale of Crude Ore or Concentrate to Affiliate. If Crude Ore or Concentrates are sold or transferred by Minera to an Affiliate, they shall be deemed sold by Minera at the time of delivery to the Affiliate, and the Net Smelter Returns shall mean an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera.

(c) Retainage of Crude Ore or Concentrate. If Concentrates are retained by Minera for further smelting, refining, precipitation or other additional processing by a third party that is not an Affiliate of Minera at a site that is not located or adjacent to or on the Gavilanes Property, such Concentrates shall be deemed sold by Minera at the time such Concentrates are delivered to the smelter, precipitation plant or other facility for further processing or refining, and the Net Smelter Returns from such Concentrates shall be deemed to be an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera.

3.	Payment of Royalty. The obligation to pay the Minera NSR royalty shall accrue upon the actual or deemed sale of the Crude Ores or Concentrates subject thereto. Payment of the Minera NSR shall be made on or before the last day of April, July, October, and January (“Payment Dates”) of each year for royalty obligations that accrued during the preceding calendar quarter of Crude Ore or Concentrates actually produced during that calendar quarter. Payment for any deemed sale (i.e., through forward sale, loans, futures trading, etc.) of any Crude Ore or Concentrates during a calendar quarter shall be made on the Payment Date following the calendar quarter during which production of Crude Ore or Concentrates actually occurs. Each Payment shall be accompanied by a statement showing weights and values of mineral substances recovered from the Crude Ore and Concentrates produced from the Gavilanes Property during the period for which payment is made, the Proceeds received or the value of the deemed sale of such Crude Ore and Concentrates and the amount of the charges, costs and taxes deductible therefrom. If no written objection is made by Aurelio to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

4.	Disputes. In case of any dispute or question as to the ownership of any royalty interest, payment of any part thereof to be made by Minera under this Agreement, Minera may deposit any amount otherwise due to NewCo in escrow until the dispute is finally resolved. Minera may credit all costs and expenses, including attorney’s fees, it incurs by reason of such dispute or question against all amounts otherwise due to NewCo only in the event Minera prevails.

5.	Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Gavilanes Property shall be the property of Minera subject to the Minera NSR as provided herein. Minera shall not be liable for mineral values lost in mining or processing employing sound practices. The Minera NSR shall be payable on all mineral substances recovered both prior to and after the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Minera. Minera shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Aurelio shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.

6.

Weighing, Measuring and Sampling. Minera shall at all times production is occurring upon the Initial Minera Real Property Assets accurately weigh, measure and sample in accordance with customary industry practices for precious metals mines, all Crude Ore or other material including products developed from ore or other material, and all Concentrates, to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Initial Minera Real Property Assets. In determining whether “customary industry practice” is being employed, consideration shall be given to whether the ore body from which production is occurring is a placer deposit or other type of deposit. If production is from a placer deposit, then the grade and weight of concentrate developed at the gravity separation facility shall be determined and recorded, and the grade and weight of all ore produced in the onsite refinery shall be determined and recorded, and the grade and weight of slag recovered from the onsite refinery shall be determined and recorded, and the grade and weight of settled ounces at the final refiner shall be determined and recorded; provided, however, that Minera shall not be required to determine the grade and weight of concentrate developed at the gravity separation facility if it makes a demonstration to NewCo from which it can be reasonably concluded, taking into consideration all existing facts and circumstances, that the samples taken would not be representative of the true grade and weight of the concentrate. In the event Minera makes the demonstration mentioned above, NewCo shall have the right to take such samples at its own expense and on a basis that does not interfere with Minera’s business or operations. NewCo shall provide Minera with a copy of all sampling information so derived. NewCo shall have the right, upon reasonable notice at all reasonable times, to inspect all records and reports mentioned herein, the real property and the operations being conducted thereon, so long as such inspections do not unreasonably interfere with Minera’s business or operations.

7.	Additional Land Purchase or Lease. To ensure the mining rights on the Gavilanes Property will not interfere with adjunct mining rights and other real property usage, Minera shall use its commercial efforts to purchase any additional land adjunct to the Gavilanes Property that it deems appropriate to ensure those mining rights.

8.	Additional Funding of Minera. As long as the Minera NSR (or after its conversion the Minera Preferred Stock) is outstanding, NewCo and its affiliates shall have the first right to provide any additional funding (debt and/or equity) to Minera and shall further have the first right to make an offer if (i) Minera decides to sell the rights in the Gavilanes property and/or substantially all of its Mexican assets or (ii) Aurelio decided to sell Minera.

9.	Conversion of Minera NSR. The Minera NSR shall be convertible as follows:

(a) Conversion in Case of Minera IPO. Automatically at fair market value for shares of common stock of Minera immediately prior to an Initial Public Offering of shares of common stock of Minera (a “Minera IPO”);

(b) Optional Conversion in case of Strategic Minera Transaction. At the option of Minera, at fair market value for shares of common stock of Minera, immediately prior to a sale, transfer or license of all or substantially all of the assets of Minera for cash or publicly traded securities, or a sale of equity interests for cash or publically traded securities, or a merger, reorganization or other transaction resulting in the stockholders of Minera immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a “Strategic Minera Transaction”);

(c) Optional Conversion by NewCo. At the option of the then holder of the Minera NSR at fair market value into shares of common stock of Minera immediately prior to a Strategic Minera Transaction;

(d) Optional Conversion upon Commencement of Mining Production. At the option of Minera, at fair market value for shares of preferred stock of Minera (the “Minera Preferred Stock”) (the fair market value of the Minera NSR divided by the number of Minera Preferred Stock issued in accordance with this Section 9(d) hereinafter the “Original MineraPS Issue Price”) upon commencement of commercial mining production from any of Gavilanes Property (the day a conversion under this Section 9(d) occurs the “Minera Conversion Day”). The Minera Preferred Stock will have the following attributes:

(i) The Minera Preferred Stock will be entitled to a cumulative annual preferred dividend equal to a six percent (6%). Upon conversion of the Minera Preferred Stock in accordance with Section 9(d)(iv) below, Minera shall have the right to convert any unpaid accumulated dividend on the Minera Preferred Stock that is being converted into shares of the same class of shares of Minera or Aurelio, as the case may be, into which the Minera Preferred Stock is converted;

(ii) The Minera Preferred Stock will vote with all other shares of the Minera on an as converted basis as a single class on all matters;

(iii) Each share of Minera Preferred Stock will have 1 time liquidation preference equal to the Original MineraPS Issue Price;

(iv) Subject to any adjustment being made to the conversion rate following any recapitalization, share split, consolidation or similar events (collectively “Recapitalization Events”) and/or the operation of the anti-dilution provision set forth in subsection (v) of this Section 9(d), the Minera Preferred Stock will be convertible as follows:

(A) At the option of NewCo immediately prior to a Minera IPO or Strategic Minera Transaction into an equivalent number of shares of common stock of Minera;

(B) At the option of the then holders of the Minera Preferred Stock at any time into an equivalent number of shares of common stock of Minera;

(C) At the option of the then holders of the Minera Preferred Stock at any time pro rata into registered shares of common stock of Aurelio; and

(D) At the option of the then holders of the Minera Preferred Stock pro rata for shares of preferred stock of Aurelio at any time after the fifth (5th) anniversary of this Agreement; the shares of preferred stock of Aurelio so issued shall have the identical rights as set forth under Section 9(d)(i)—(iii) above and Section 9(d)(v) below and shall be convertible at the option of its holder at any time into an equivalent number of shares of common stock of Aurelio; and

(v) In the event that Minera during the twelve (12) months following the issuance of the Minera Preferred Stock issues additional securities at a purchase price (after adjusting for any Recapitalization Events) less than the Original MineraPS Issue Price (the “Existing MineraPS Conversion Price”), the Original BPS Issue Price shall be adjusted in accordance with the following formula:

CP2 = CP1 * (A+B) / (A+C)

with

CP2 = New MineraPS Conversion Price,

CP1 = Existing MineraPS Conversion Price in effect immediately prior to new issue,

A = Number of shares of common stock of the Minera deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock of the Minera, all shares of outstanding Minera Preferred Stock on an as-converted basis, and all outstanding options on an as-exercised basis),

B = Aggregate consideration received by the Minera with respect to the new issue divided by CP1, and

C = Number of shares of stock issued in the subject transaction,

and the holders of the Minera Preferred Stock shall be entitled free of charge to the additional Minera Preferred Stock they would have received if the New MineraPS Conversion Price would have been the Original MineraPS Issue Price at the time of the issuance of Minera Preferred Stock in accordance with this Section 9(d).

10.	Miscellaneous.

(a) Further Actions. The Parties hereby agree that they will each take such further action (including the execution and delivery of such future instruments and documents) as the other Party may request in order to comply with the interests of the Parties pursuant to this Net Smelter Return Agreement in order to comply with Arizona law.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Reporting. Minera shall provide NewCo bi-annual reports describing progress of activities at the Gavilanes Property in form and substance reasonably satisfactory to the parties.

(e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Gavilanes NSR shall run with the Gavilanes Property \

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to NewCo:	Copy to:

[NEWCO]	Buchanan Ingersoll & Rooney PC
[ADDRESS]	620 Eighth Avenue
[ADDRESS]	New York, NY 10018
[ADDRESS]	U.S.A.
Phone:	Phone: +1 (212) 440-4400
Fax:	Fax: +1 (212) 440-4401
Attention:	Attention: Titus Weinheimer

If to Minera:	Copy to:

Minera Milenium S.A. de C.V.	Holland & Hart LLP
[ADDRESS]	555 Seventeenth Street
[ADDRESS]	Suite 3200
[ADDRESS]	Denver, CO 80202
Mexico	U.S.A.
Phone:	Phone: +1 (303) 295-8493
Fax:	Fax: +1 (303) 291-9145
Attention:	Attention: Lucy Schlauch-Stark

If to Aurelio:	Copy to:

Aurelio Resource Corporation	Holland & Hart LLP
12345 West Alameda Parkway	555 Seventeenth Street
Suite #202	Suite 3200
Lakewood, CO, 80228	Denver, CO 80202
U.S.A.	U.S.A.
Phone: 303-795-3030	Phone: +1 (303) 295-8493
Fax: 303-945-7270	Fax: +1 (303) 291-9145
Attention: David Johnson	Attention: Lucy Schlauch-Stark

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(o) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

MINERA MILENIUM S.A. DE C.V.

By:
Name:
Title:

[NEW CO]

By:
Name:
Title:

AURELIO RESOURCE CORPORATION

By:
Name:
Title:

Exhibit 10.22

BRIDGE LOAN AGREEMENT

This Bridge Loan Agreement, dated as of September 30, 2008, (this “Bridge Loan Agreement”) is entered into by and between Telifonda (Cayman) Ltd., a Cayman Island corporation (the “Lender”), and Aurelio Resource Corporation, a Nevada corporation (the “Company”).

RECITALS

A. Lender and the Company have entered into a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) under which they have, subject to the terms and conditions thereof, agreed to enter into a series of transactions pursuant to which Lender, or an affiliate of or other party designated by Lender (together with Lender, “NewCo”), will (i) acquire, for an aggregate purchase price equal to $2,000,000 (Two Million Dollars) (the “Bolsa Cash Consideration”), all of the issued and outstanding shares (the “Bolsa Stock”) of Bolsa Resources, Inc., an Arizona corporation (“Bolsa”), (the “Bolsa Transaction”) and (ii) purchase, for an aggregate purchase price equal to $2,000,000 (Two Million Dollars) (the “Minera Cash Consideration,” and, together with the Bolsa Cash Consideration, the “Cash Consideration”), a 3% Net Smelter Return royalty (the “Gavilanes NSR”) in the Gavilanes property owned by the Company’s Mexican subsidiary Minera Milenium S.A. de C.V. (“Minera”) (the “Minera Transaction,” and, together with the Bolsa Transaction, the “Transaction”).

B. In anticipation of the consummation of the Transaction, Lender is advancing to the Company a bridge loan in the principal amount set forth on Schedule A (the “Bridge Loan”), which Bridge Loan shall be evidenced by that certain Bridge Loan Note dated the date hereof (as amended or modified, the “Bridge Loan Note”) executed by the Company in favor of the Lender in the principal amount of Bridge Loan.

C. All capitalized terms used in this Bridge Loan Agreement and not otherwise defined have the meanings given in the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Bridge Loan; Payment.

a.	Advancement of Bridge Loan. In reliance upon the representations, warranties and covenants of the parties set forth herein, on the date hereof, Lender shall advance to the Company Bridge Loan in good and available funds, which Bridge Loan shall be evidenced by the Bridge Loan Note, in the form annexed hereto as Exhibit A, delivered by the Company to Lender.

b.	Terms of the Bridge Loan Note. The terms and conditions of the Bridge Loan Note are set forth in Exhibit A attached hereto. Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto

c.	Use of Proceeds. The proceeds of the Bridge Loan shall be used (i) to pay, on behalf of Bolsa, the Viewsite, Rae/Eastman and other land payments due in the third and fourth calendar quarters of 2008, as such obligations have been previously disclosed to Lender, and (ii) to redeem the Rodman Renshaw Debentures (as such term is defined in the Stock Purchase Agreement).

d.	Payment of Amounts Outstanding Under the Bridge Loan Note. All unpaid principal, together with the balance of any other unpaid amounts payable under the Bridge Loan Note, shall be due and payable on the earliest to occur of (i) the date the Transaction is consummated, (ii) December 30, 2009 if (A) the Stock Purchase Agreement is terminated by the Company pursuant to Section 10(a)(iii) of the Stock Purchase Agreement (B) the Security Agreement (as defined below) is terminated pursuant to Section 10(c) of the Security Agreement or (C) if neither party is in breach of the Stock Purchase Agreement but the transactions contemplated by the Stock Purchase Agreement are not consummated on or before December 30, 2008, as that date may be extended in accordance with the terms of the Stock Purchase Agreement, or (iii) December 30, 2008, if the Stock Purchase Agreement is terminated by the Lender pursuant to Section 10(a)(ii), as such date may be extended also in accordance with the terms of the Stock Purchase Agreement (such earliest date, the “Maturity Date”). Notwithstanding the foregoing, (x) if, but only if, the Transaction is consummated on or before December 30, 2008, all of the obligations of the Company owing to the Lender on account of Bridge Loan, including, without limitation, all principal, interest, costs fees, expenses and other liabilities of every kind and nature arising under or in connection with this Bridge Loan Agreement, the Bridge Loan Note, and any other notes, instruments, documents and agreements executed or delivered by the Company in connection therewith shall be fully satisfied and paid in full by the Company’s transfer to NewCo of the Bolsa Stock and the Gavilanes NSR and the application of the obligations described above to the Cash Consideration, and the Cash Consideration shall be deemed to have been satisfied in the aggregate amount of such obligations by offset of such obligations, and (y) all obligations of the Company owing to Lender on account of Bridge Loan shall be repaid in full on the Maturity Date either, at the election of the Company, (1) in cash, or (2) by the Company transferring to Lender valid title to the Collateral free and clear of all security interests, liens and encumbrances except those held by Lender and Permitted Liens (as defined in the Security Agreement).

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Lender that the statements contained in the following paragraphs of this Section 3 are all true and correct in all material respects as of the time of the execution and issuance of the Bridge Loan Note, and shall continue to be true and correct in all material respects until payment and satisfaction in full of Bridge Loan:

a.	Organization and Standing: Articles and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.

b.	Corporate Power. The Company has all requisite legal and corporate power to enter into, execute and deliver this Bridge Loan Agreement and the Bridge Loan Note. This Bridge Loan Agreement and the Bridge Loan Note are valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

c.	Authorization. All corporate and legal action on the part of the Company, its officers, directors and shareholders necessary for the execution and delivery of this Bridge Loan Agreement and the Bridge Loan Note and the performance of the Company’s obligations hereunder and under the Bridge Loan have been taken.

d.	Government Consent, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or provincial or other governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Bridge Loan Agreement and the Bridge Loan Note, other than filings necessary to perfect the security interest of Lender in the Collateral.

e.	Litigation. Other than as described in the Disclosure Schedule to the Stock Purchase Agreement, to the Knowledge of the Company, (i) there is no action, suit, proceeding or arbitration (“Action”) pending, (ii) to the knowledge of the Company, there is no Action, Claim or investigation currently threatened, against the Company, its activities, properties or assets, or against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with or actions taken on behalf of the Company, (iii) the Company is not a party to or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality, and (iv) there is no Action or Claim by the Company currently pending or which the Company intends to initiate.

f.	Absence of Certain Indebtedness, Obligations or Liabilities. Except as set forth on the Disclosure Schedule to the Stock Purchase Agreement, the Company does not have any Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, and whether due or to become due) arising out of transactions entered into at or prior to the date of this Bridge Loan Agreement.

g.	No Liens. Except as set forth on the Disclosure Schedule to the Stock Purchase Agreement, the Company has not granted, and shall not permit to exist, any Liens on the Collateral other than Permitted Liens.

3.	Representations and Warranties by the Lender. The Lender represents and warrants to the Company as of the time of the Company’s execution and issuance of the Bridge Loan Note and until such time as Bridge Loan is paid and satisfied in full, as follows:

a.	The Bridge Loan Note will be acquired for the Lender’s own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

b.

The Lender understands that the Bridge Loan Note has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2)

thereof, that the Company has no present intention of registering the Bridge Loan Note, that the Lender may be required to hold the Bridge Loan Note indefinitely, and that Lender must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

c.	The Lender (i) is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act or has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Bridge Loan Note; (ii) has the ability to bear the economic risks of the loans evidenced hereby and by the Bridge Loan Note, including a complete loss of principal amounts payable pursuant to the Bridge Loan Note; and (iii) has not been offered the Bridge Loan Note by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

d.	The Lender has the full right, power and authority to enter into and perform its obligations under this Bridge Loan Agreement, and this Bridge Loan Agreement constitutes a valid and binding obligation of the Lender enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury or other laws of general application relating to or affecting enforcement of creditors rights and rules or laws concerning equitable remedies.

e.	No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Lender is required in connection with the valid execution and delivery of this Bridge Loan Agreement.

4.	Grant of Security Interests.

a.	Subject to the terms and conditions of the Bridge Loan Note and the Security Agreement, as security for the prompt and complete payment and performance when due of all of the Company’s obligations hereunder and under the Bridge Loan Note, the Company does hereby sell, assign, and transfer unto Lender, and pledge and grant to the Lender for the benefit of the Lender, a continuing security interest in, all of the right, title and interest of the Company in and to all of the assets of the Company including, but not limited to, the Bolsa Stock, all of the issued and outstanding shares of Minera, all of the land and mineral rights with respect to the Gavilanes property and all of the land and mineral rights, land purchase contract rights, data, scoping studies, properties, equipment and other assets related to the mining property Bolsa currently intends to utilize (the “Collateral”). Notwithstanding anything to the contrary set forth herein, in Bridge Note A or in any other note, instrument, document or agreement executed or delivered by the Company with or in favor of Lender, Lender’s sole recourse in respect of the obligations of the Company under this Bridge Loan Agreement and the Bridge Loan Note shall be to the Collateral.

b.

The Company will join with the Lender in authorizing, executing and will, at its own expense, file and refile under the UCC or otherwise such mortgages, financing statements, continuation statements and other documents in such offices as the Lender may deem necessary or desirable and wherever required or permitted by law in order to perfect and preserve the Lender’s security interest in the Collateral, and hereby authorizes the Lender to file financing statements and amendments thereto relative to all or any part of the Collateral without the signature of the Company where permitted by law, and shall do such further acts and things and to execute and deliver to the Lender such additional conveyances, assignments, agreements and instruments as the Lender may reasonably require or deem advisable to carry into effect the purposes of this Bridge Loan Agreement or to further assure and confirm unto the Lender its rights, powers and remedies hereunder.

5.	Certain Definitions.

“Action” shall have the meaning set forth in Section 3(f) of this Bridge Loan Agreement.

“Bridge Loan” shall have the meaning set forth in the Recitals to this Bridge Loan Agreement.

“Bridge Loan Note” shall have the meaning set forth in the Recitals to this Bridge Loan Agreement.

“Claim” means any claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal or administrative.

“Collateral” shall have the meaning set forth in Section 5(a) of this Bridge Loan Agreement.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, and (d) all Guarantees of such Person.

“Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature, except for (A) liens (i) for taxes not yet due and payable, (ii) arising by operation of law in the ordinary course of business and (iii) in connection with purchase money security interests or capital leases, and (B) minor defects, irregularities, encumbrances, easements, and restrictions which do not materially affect the value of the properties or assets to which they attach.

“Permitted Liens” means has the meaning given in the Security Agreement.

“Person” means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

“Security Agreement” means that certain General Security Agreement of even date herewith between Lender and the Company, substantially in the form attached hereto as Exhibit B.

“Securities Act” shall have the meaning set forth in Section 4(a) of this Bridge Loan Agreement.

“Transaction” shall have the meaning set forth in the Recitals to this Bridge Loan Agreement.

“UCC” means the Uniform Commercial Code as in effect in each jurisdiction in which a financing statement is filed.

6.	Miscellaneous.

a.	Waivers and Amendments. Any provision of this Bridge Loan Agreement may be amended or modified only upon the written consent of the Lender and the Company or, if applicable, waived in writing by the affected party.

b.	Governing Law. This Bridge Loan Agreement and all actions arising out of or in connection with this Bridge Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

c.	Entire Agreement. This Bridge Loan Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

d.	Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed and sent (a) if to the Lender, at the address or facsimile number of the Lender found on the signature page hereof, or at such other address or number as the Lender shall have furnished to the Company in writing, or (b) if to the Company, at the address or facsimile number of the Company found on the signature page hereof, or at such other address or number as the Company shall have furnished to the Lender in writing. Notice shall be deemed given on the date of delivery, in the case of delivery by facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

e.	Validity. If any provision of this Bridge Loan Agreement or the Bridge Loan Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

f.	Counterparts. This Bridge Loan Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

g.	Expenses. The Company and Lender shall each bear separately the expenses incurred by them, respectively, with respect to the preparation of this Bridge Loan Agreement, the Bridge Loan Note and all related documentation, and the consummation of the transactions contemplated hereby, including without limitation, all legal fees and expenses.

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SIGNATURE PAGE FOLLOWS

The parties have caused this Bridge Loan Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

Telifonda (Cayman) Ltd.

By: Amicorp Management Ltd.

/s/ G. J. Bouma
Name:	G. J. Bouma
Title:
Address:

Facsimile:

/s/ Hugo J. van Neutegem
Name:	Hugo J. van Neutegem
Title:	Director
Address:

Facsimile:

Aurelio Resource Corporation

By:	/s/ Stephen B. Doppler
Name:	Stephen B. Doppler
Title:	President & CEO
Address:	Suite 202 12345 W. Alameda Parkway Lakewood, CO 80228
Facsimile:	303.945.7270

Exhibit 10.23

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE BLUE SKY LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNDER SAID ACT AND COMPLIANCE WITH THE REQUIREMENTS OF ANY APPLICABLE BLUE SKY LAWS OR AN EXEMPTION THEREFROM.

BRIDGE LOAN NOTE

$2,000,000	September 30, 2008

FOR VALUE RECEIVED, Aurelio Resource Corporation, a Nevada corporation (the “Company”), promises to pay to the order of Telifonda (Cayman) Ltd., a Cayman Island corporation (together with its successors, the “Holder”), the principal amount of Two Million and 00/100 Dollars ($2,000,000) on the Maturity Date (or, if such day is not a business day, on the next succeeding business day). This Note shall bear no interest. Except as provided in Section 6 below, all unpaid principal, together with other amounts payable hereunder shall be due and payable on the earliest to occur of (i) the date the Transaction is consummated, (ii) December 30, 2009 if (A) the Stock Purchase Agreement is terminated by the Company pursuant to Section 10(a)(iii) of the Stock Purchase Agreement (B) the Security Agreement is terminated pursuant to Section 10(c) of the Security Agreement or (C) if neither party is in breach of the Stock Purchase Agreement but the transactions contemplated by the Stock Purchase Agreement are not consummated on or before December 30, 2008, as that date may be extended in accordance with the terms of the Stock Purchase Agreement, or (iii) December 30, 2008, if the Stock Purchase Agreement is terminated by the Lender pursuant to Section 10(a)(ii), as such date may be extended also in accordance with the terms of the Stock Purchase Agreement (such earliest date, the “Maturity Date”).

This Note is issued to the Holder pursuant to terms of that certain Bridge Loan Agreement, dated as of September 30, 2008 (as amended or modified, the “Bridge Loan Agreement”), between the Company and the Holder.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Bridge Loan Agreement. As used in this Note, the following capitalized terms have the following meanings:

“Business Day” shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

“Common Stock” shall mean shares of the Company’s common stock, par value $.001 per share.

“Obligations” shall mean all principal and other amounts due hereunder.

2.	Events of Default. The occurrence of any of the following shall constitute a “Default” under this Note:

a.	Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and any such payment shall not have been made within three (3) Business Days after the Company’s receipt of Holder’s written notice to the Company of such failure to pay; or

b.	Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) prepare to apply for, apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) prepare to make or make a general assignment for the benefit of its or any of its creditors, (iv) prepare to be, or be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) prepare to commence or commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

c.	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

d.	Breach of Bridge Loan Agreement. The Company shall fail to perform any covenant under the Bridge Loan Agreement in a timely manner and (other than with respect to failures described in subsection 2(a) above) such failure shall continue for thirty (30) days after the Company’s receipt of Holder’s written notice to the Company of such failure, or any representation or warranty of the Company thereunder shall be inaccurate in any material respect when made.

3.	Rights of Holder Upon Default. Upon the occurrence or existence of any Default and at any time thereafter during the continuance of such Default, Holder may declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Default hereunder, the Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4.	Security Interest. This Note is secured by the security interest granted in Section 5 of the Bridge Loan Agreement.

5.	Prepayment. No prepayment of all or any part of the principal of this Note is permitted until the first to occur of (i) December 1, 2008, and (ii) the date of receipt by the Company of written notice from Holder advising the Company that Holder will not proceed with the Transaction.

6.	Repayment with Common Stock. Notwithstanding the foregoing, (x) if, but only if, the Transaction is consummated on or before December 30, 2008, all of the obligations of the Company owing to the Lender on account of Bridge Loan and the Bridge Loan B Financing, including, without limitation, all principal, interest, costs fees, expenses and other liabilities of every kind and nature arising under or in connection with this Bridge Loan Agreement, the Bridge Loan Note, the Bridge Loan B Agreement, the Bridge Loan B Note and any other notes, instruments, documents and agreements executed or delivered by the Company in connection therewith shall be fully satisfied and paid in full by the Company’s transfer to NewCo of the Bolsa Stock and the Gavilanes NSR and the application of all obligations described above to the Cash Consideration, and the Cash Consideration shall be deemed to have been satisfied in the aggregate amount of such obligations by offset of such obligations, and (y) all obligations of the Company owing to Lender on account of Bridge Loan shall be repaid in full on the Maturity Date either, at the election of the Company, (1) in cash, or (2) by the Company transferring to Lender valid title to the Collateral free and clear of all security interests, liens and encumbrances except those held by Lender

7.	Attorneys’ Fees and Costs. If Company fails to pay this Note when due, the Company shall pay the Holder on demand any reasonable out-of-pocket expenses (including reasonable legal fees) arising out of or in connection with any action or proceeding (including any action or proceeding arising in or related to any insolvency, bankruptcy or reorganization involving or affecting the Company) taken to protect, enforce, determine or assert any right or remedy under this Note, the Bridge Loan Agreement, the security interest granted in Section 5 of the Bridge Loan Agreement, and the Collateral described in said Section 5, if the Holder is the prevailing party in such action or proceeding.

8.	Limited Recourse. Notwithstanding anything to the contrary set forth herein, in Bridge Loan Agreement or in any other note, instrument, document or agreement executed or delivered by the Company with or in favor of Holder, Holder’s sole recourse in respect of the obligations of the Company under this Note and the Bridge Loan Agreement shall be to the Collateral.

9.	Successors and Assigns. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors and assigns of the parties. Notwithstanding anything herein to the contrary set forth in this Note or in the Bridge Loan Agreement , neither the Company nor the Holder shall assign its respective rights and obligations arising under or in connection with this Note to any Person by operation of law or otherwise, in whole or in part, without the prior written consent of the other party; provided however, that the Holder may assign this Note to NewCo or to another affiliate of the Holder.

10.	Waiver and Amendment. Any provision of this Note may be amended or modified only upon the written consent of both the Company and the Holder, or if applicable, waived in writing by the affected party. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company, Holder and each transferee of this Note.

11.	Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the records maintained by the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall be deemed given on the date of delivery in the case of delivery by facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

12.	Payment. Except as provided in Section 6 hereof, payment shall be made in lawful tender of the United States.

13.	Waivers. The Company hereby waives notice of default (except as specifically provided for in Section 2 hereof), presentment or demand for payment, protest or notice of nonpayment or dishonor relative to this instrument.

14.	Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

Aurelio Resource Corporation

	By:	/s/ Stephen B. Doppler
	Name:	Stephen B. Doppler
	Title:	President & CEO
	Address:	Suite 202 12345 W. Alameda Parkway Lakewood, CO 80228
	Facsimile:	303.945.7270

Signed, sealed, sworn and delivered this 29th day of September, 2008 in the presence of:

/s/ Mike J. Anderson
Notary Public
My Commission Expires:12/17/2011

(SEAL)

Exhibit 10.24

GENERAL SECURITY AGREEMENT

This General Security Agreement (this “Agreement”), dated as of September 30, 2008 is entered into by and between Aurelio Resource Corporation, a Nevada corporation (“Obligor”), and Telifonda (Cayman) Ltd. (“Telifonda”).

RECITALS

A. On the date of this Agreement, Obligor and Telifonda are entering into that certain Bridge Loan Agreement (the “Loan Agreement”) pursuant to which Telifonda has agreed to loan to Obligor certain amounts, subject to the terms and conditions set forth in the Loan Agreement.

B. It is a condition precedent to Telifonda’s making such loans to Obligor that the parties hereto shall have entered into this Agreement.

AGREEMENT

In consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Obligor and Telifonda hereby agree as follows:

Security Interest.

a.	To secure the payment and performance of all of the Obligations (as hereinafter defined), Obligor hereby pledges, assigns and grants to Telifonda a continuing security interest in, the Collateral (as hereinafter defined).

b.	(i) “Collateral” shall mean and include any and all assets of Obligor, both those now existing and those that shall hereafter arise or be acquired, including but not limited to (A) all property listed in Annex A hereto, (B) if such property includes any instruments, all Instrument Collateral, (C) the proceeds, products and accessions thereof and thereto and (D) all replacements and substitutions therefor.

(ii) “Obligations” shall mean all indebtedness, liabilities, obligations, covenants and duties of Obligor to Telifonda under (i) the Bridge Loan Agreement, of even date herewith, by and between Obligor and Telifonda and (ii) the Bridge Loan Note, of even date herewith, made by Obligor in favor of Telifonda.

(iii) The term “Instrument Collateral” and certain other terms used herein are defined in Section 13 hereof.

2.	Rank and Perfection of Security Interest.

a.	Obligor will not grant or permit to exist, nor shall there exist, any security interest in, lien, attachment, levy or encumbrance upon, or assignment or pledge as security of, any of the Collateral, except the security interest of and assignment and pledge to Telifonda hereunder and Permitted Liens.

b.	(i) Obligor will take all action reasonably requested by Telifonda, or which may be reasonably necessary or desirable, to perfect, continue, evidence, preserve, protect or validate the security interest of and assignment and pledge to Telifonda hereunder or to enable Telifonda to exercise and enforce its rights hereunder, including, but not limited to, (A) executing and delivering one or more notices, statements, agreements or other writings, and (B) delivering to Telifonda, and stamping or otherwise marking, in such manner as Telifonda may specify, any and all chattel paper, instruments, letters and advices of credit and documents constituting part of the Collateral, in each case endorsed or accompanied by such instruments of assignment as Telifonda may specify.

(ii) Obligor hereby authorizes Telifonda, at its option but without any obligation so to do, to file financing and continuation statements and amendments to financing statements, naming Obligor as debtor, with respect to any of the Collateral without the signature of Obligor, and agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

3.	Covenants Relating to Collateral. Obligor covenants that:

a.	It shall at all times: (i) be the sole owner of each and every item of Collateral, subject to Permitted Liens, (ii) defend the Collateral against the claims and demands of all persons and (iii) in the case of tangible property constituting part of the Collateral, (A) properly maintain and keep in good order and repair such property, ordinary wear and tear excepted, and (B) keep such property fully insured with responsible companies against such risks as are customary in Obligor’s industry, under policies containing loss payable and additional insured clauses or endorsements naming Telifonda as loss payee and/or additional insured as its interests may appear, and providing that such policies may not be cancelled or amended except upon no less than ten days’ prior written notice to Telifonda;

b.	It will comply in all material respects with the requirements of all leases, mortgages and other instruments relating to premises where any Collateral is located;

c.	It will not sell or otherwise dispose of any of the Collateral, except that, if the same constitute Collateral, (i) accounts may be collected in the ordinary course of business (ii) inventory or farm products may be sold in the ordinary course of business; and (iii) obsolete equipment may be disposed of;

d.	It will give Telifonda prompt notice of (i) any change in (A) its name, identity or corporate structure, (B) the location of its chief executive office or any other place of business, or (C) the location of any of the Collateral or its books and records concerning any accounts, (ii) the location of each new place of business opened by Obligor, (iii) each new location of any Collateral, and (iv) any substantial loss or depreciation in the value of any of the Collateral, and will provide Telifonda with such other information as to the Collateral as Telifonda may reasonably request.

e.	It will (i) receive and hold all Distributions and other Instrument Collateral in trust for Telifonda, and upon demand by Telifonda after the occurrence of a Default under the Note that is continuing, immediately deliver the same to Telifonda in the identical form received and (ii) upon the request of Telifonda, give Telifonda copies of all notices and other communications received by Obligor with respect to any instruments registered in the name of Obligor constituting part of the Collateral.

4.	Pre-Event of Default Rights.

a.	At any time and from time to time Obligor will permit representatives of Telifonda during normal business hours upon reasonable notice to Obligor to inspect its premises and books and records pertaining to the Collateral and make extracts from such books and records at Telifonda’s sole cost and expense.

b.	So long as no Default has occurred under the Note that is continuing, Obligor may, with respect to any instruments constituting part of the Collateral, (i) collect and receive for its own use all Distributions (and for such purpose and to that extent, Telifonda hereby releases each such Distribution from the Collateral, such release to be effective in the case of each Distribution at the time thereof); and (ii) vote and give consents, ratifications and waivers with respect to such instruments.

5.	Events of Default. It shall be an Event of Default if a Default occurs under the Note.

6.	Post-Event of Default Rights. Upon the occurrence of an Event of Default that is continuing:

a.	Telifonda may declare, by notice to Obligor, any and all of the Obligations immediately due and payable, and, in the case of any Event of Default referred to in clause (b) or (c) of Section 2 of the Note, all of the Obligations shall automatically be and become due and payable, in either case without any other presentment, demand, protest or notice of any kind, anything in any other agreement to the contrary notwithstanding;

b.	Telifonda shall have no obligation to make further loans, extensions of credit or other financial accommodations to or on behalf of Obligor, anything in any other agreement to the contrary notwithstanding;

c.	Telifonda may exercise all other rights to which it is entitled hereunder;

d.	Obligor shall, upon reasonable request of Telifonda, assemble the Collateral and maintain or deliver it into the possession of Telifonda at such place or places as Telifonda may designate and as are reasonably convenient to both Telifonda and Obligor; and

e.

Telifonda may, to the extent permitted by applicable law, (i) without notice, demand or other process, and without charge, enter any of Obligor’s premises and, without breach of the peace, until Telifonda completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Obligor’s equipment for the purpose of completing any work-in-process, preparing any Collateral for disposition and disposing of or collecting any Collateral, and (ii) in the exercise of its rights under this Agreement, without payment of compensation of any kind, use any and all trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and the like to the extent of Obligor’s rights therein and Obligor hereby grant a license for that purpose.

7.	General Representations, Warranties and Agreements. Obligor hereby represents, warrants and agrees that:

a.	The execution, delivery and performance of this Agreement are within its corporate powers, have been duly authorized by all required action and do not and will not contravene in any material respect any law or agreement or undertaking to which it is a party or by which it may in any way be bound or its articles of incorporation or bylaws; and

b.	Obligor will furnish Telifonda with all information concerning its business and financial condition as Telifonda may reasonably request.

8.	Expenses of Obligor’s Duties; Telifonda’s Right to Perform on Obligor’s Behalf; Telifonda’s Expenses and Indemnification.

Obligor’s agreements and duties hereunder shall be performed by it at its sole cost and expense.

If Obligor shall fail to do any act or thing which it has agreed to do hereunder, Telifonda may (but shall not be obligated to) do the same or cause it to be done, either in its name or in the name and on behalf of Obligor, and Obligor hereby irrevocably authorizes Telifonda so to act.

Obligor shall reimburse Telifonda for all costs and expenses, including reasonable attorney’s fees and disbursements, incurred, and to indemnify and hold Telifonda harmless from and against all losses suffered, by Telifonda in connection with (i) Telifonda’s exercise of any right or remedy granted to it hereunder upon the occurrence of an Event of Default, (ii) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement to the extent Telifonda is the prevailing party in connection with such claim or prosecution, and (iii) the collection or enforcement of the Obligations.

Amounts payable by Obligor under this Section 8 shall constitute Obligations which shall be payable within 30 days after Obligor receives written demand therefor.

9.	No Waivers of Rights Hereunder; Rights Cumulative.

a.	No delay by Telifonda in exercising any right hereunder, or under any of the other Obligations, shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver of any of the other Obligations shall be enforceable against Telifonda unless in writing and signed by an officer of Telifonda, and unless it expressly refers to the provision affected; any such waiver shall be limited solely to the specific event waived.

b.	All rights granted Telifonda hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to Telifonda with respect to the other Obligations or under applicable law and nothing herein shall be construed as limiting any such other right.

10.	Assignment. Telifonda may assign to an Affiliate of Telifonda any or all of the Obligations and may transfer therewith any or all of the Collateral therefor and the transferee shall have the same rights with respect thereto as had Telifonda.

11.	Continuing Agreement; Termination.

a.	This Agreement shall be a continuing agreement and shall apply to all future Obligations, notwithstanding that at any particular time all of the Obligations then outstanding shall have been paid in full.

b.	Subject to Subsection 11(c) below, this Agreement shall continue in full force and effect until written notice of termination shall have been received by Telifonda at its address stated below, but, notwithstanding any such notice, this Agreement shall continue in full force and effect until all Obligations then outstanding (whether absolute or contingent) shall have been paid in full. Upon receipt of any such notice, Telifonda shall have no obligation to make further loans, extensions of credit or other financial accommodations to or on behalf of Obligor, anything in any other agreement to the contrary notwithstanding.

c.	This Agreement shall terminate immediately and without further notice or action if Telifonda, or any of its Affiliates, fails to vote (or cause to be voted) any and all Shares (defined below): (i) in favor of the approval of that certain Stock Purchase Agreement of even date herewith between Obligor and Telifonda (the “Stock Purchase Agreement”), to effectuate the Transaction (as defined in the Loan Agreement); and (ii) against any proposal or transaction which could prevent or delay the consummation of the Transaction, whether such vote is at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Obligor, however called, or in any action by written consent of the stockholders of Obligor. The term “Shares” shall mean all issued and outstanding shares of Obligor common stock and preferred stock owned of record and beneficially owned (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (“Rule 13d-3”)) by Telifonda or over which Telifonda exercises sole voting power.

d.	Upon (i) payment in full of the Obligations, as described in Subsection 11(b) above, or (ii) termination of this Agreement as described in Subsection 11(c) above, the security interest of Telifonda in the Collateral shall automatically, and without further action or notice, terminate regardless (with respect to the termination of the Agreement described in Subsection 11(c) above) of whether any Obligations are then outstanding. Upon such payment or termination described above, Obligor shall be deemed to have been authorized by Telifonda to file all necessary documentation to evidence the termination of the security interests granted by Obligor hereunder, without further action by Telifonda.

12.	Governing Law; Jurisdiction; Certain Waivers.

a.	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, and Telifonda shall have the rights and remedies of a secured party under applicable law, including but not limited to the Uniform Commercial Code of New York.

b.	All actions and proceedings relating directly or indirectly to this Agreement or any of the other Obligations may be litigated in courts located within the State of New York, and each of Obligor and Telifonda submits to the personal jurisdiction of such courts.

c.	Each of Obligor and Holder waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, directed to such party at its address last specified for notices hereunder, and service so made shall be deemed completed on the date that such mail is received or rejected by such party, as shown on the return receipt.

d.	Obligor and Telifonda each waive the right to a trial by jury in any action or proceeding between them.

e.	Telifonda shall not be required to take any steps necessary to preserve rights against prior parties.

13.	Definitions. As used herein:

a.	All terms defined in Article 1 or 9 of the New York Uniform Commercial Code as in effect on the date of this Agreement (other than the term “Collateral”) are used herein (including in Annex A hereto) with the meanings therein given; such terms include but are not limited to “account,” “chattel paper,” “deposit account,” “document,” “equipment,” “general intangibles,” “goods,” “instrument,” “inventory,” “money,” and “security interest.”

b.	The following terms shall have the indicated meanings:

“Affiliate” of Telifonda shall mean a corporation that directly or indirectly controls or is controlled by, or is under common control with, Telifonda.

“Distributions” shall mean Ordinary Distributions and Extraordinary Distributions.

“Extraordinary Distributions” shall mean all dividends, interest and distributions on or in respect of and all proceeds of such instruments other than Ordinary Distributions.

“Instrument Collateral” shall mean (a) all Distributions on or in respect of (i) the instruments listed in Annex A, or (ii) any instruments or property which constitute Instrument Collateral by virtue of any provision of this definition (whether, in either case, upon conversion of convertible securities included therein or through stock split, spin-off, reclassification, merger, consolidation, sale of assets, combination of shares or otherwise) and (b) all other instruments and other property issued with respect to or in exchange for (i) the instruments listed in Annex A or (ii) any instruments or other property which constitute Instrument Collateral by virtue of any provision of this definition (whether, in either case, upon conversion of convertible securities included therein or through stock split, spin-off, reclassification, merger, consolidation, sale of assets, combination of shares or otherwise).

“Ordinary Distributions” shall mean cash dividends to the extent paid out of retained earnings, and interest paid in cash, in each case with respect to all instruments constituting part of the Collateral, except to the extent that any such dividend is made in connection with a partial or total liquidation or a reduction of capital, or any such interest is penalty interest, or, in each case, to the extent the same is not in the ordinary course.

“Permitted Liens” shall mean (i) the lien of any real estate mortgage in effect on the date of this Agreement; (ii) liens for taxes not yet due; (iii) liens in connection with purchase money security interests or capital leases; (iv) other liens incurred in the ordinary course of business that do not (a) arise under the Employee Retirement Income Security Act of 1974 or (b) secure obligations which are due and payable or obligations for borrowed money (except as provided in clause (iii) above); (v) easements, rights-of-way and other similar encumbrances on real property which do not interfere with the ordinary conduct of the business of the Obligor, which include, but are not limited to, those encumbrances described in the Nesbitt Report (as defined in the Stock Purchase Agreement); and (vi) liens consented to by Telifonda in writing.

Notices. Any notice or request hereunder shall be given to Obligor or to Telifonda at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder may be given by registered mail, return receipt requested, overnight delivery service, or facsimile. Notice shall be deemed given on the date of delivery in the case of delivery by facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

14.	General.

a.	This Agreement shall be binding upon the successors, transferees and permitted assigns of Obligor and Telifonda. Neither party may assign its rights or obligations under this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party.

b.	Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction affecting the validity or enforceability of such provision in any other jurisdiction.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

The parties have caused this Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

Telifonda (Cayman) Ltd.

By:	Amicorp Management Ltd.

/s/ G. J. Bouma
Name:	G. J. Bouma
Title:
Address:

Facsimile:

/s/ Hugo J. van Neutegem
Name:	Hugo J. van Neutegem
Title:	Director
Address:

Facsimile:

Aurelio Resource Corporation

By:	/s/ Stephen B. Doppler
Name:	Stephen B. Doppler
Title:	President & CEO
Address:	Suite 202
12345 W. Alameda Parkway
Lakewood, CO 80228
Facsimile:	303.945.7270

Exhibit 10.25

AMENDMENT

TO THE

STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement (this “Amendment”) is made and entered into as of the 17th day of November, 2008, by and between TELIFONDA (CAYMAN) LTD., a Cayman Island corporation (the “Buyer”), and AURELIO RESOURCE CORPORATION, a Nevada corporation (the “Seller”). All capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement (as defined hereinafter).

WHEREAS, the Parties entered into that certain Stock Purchase Agreement, dated as of September 30, 2008 (the “Original Agreement”);

WHEREAS, the Parties have restructured certain aspects of the transaction, including the consideration paid at the Closing by the Buyer; and

WHEREAS, in connection with such changes and in order to consummate the Closing, the Parties desire to amend the Original Agreement in the manner set forth below; and

WHEREAS, all references to the “Agreement” in this Amendment or in the Original Agreement shall be deemed to refer to the Original Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	The third full paragraph of the Agreement (in the introductory section) is hereby amended by deleting such paragraph in its entirety and inserting the following in place thereof:

“This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash consideration, granting a net smelter return royalty from certain real property assets of the Target and loaning additional proceeds to a wholly-owned subsidiary of the Seller.”

2.	Section 1 of the Agreement is hereby amended by inserting each of the following defined terms in respective alphabetical order in Section 1:

“Loan Agreement means that certain Loan Agreement to be entered between the Buyer and [Aurelio subsidiary], a Nevada [corporation], dated as of the Closing Date, a form of which is attached hereto as Exhibit B-4.”

“Loan Note means that certain unsecured promissory note to be issued in favor of [Aurelio subsidiary], a Nevada [corporation], by Buyer, dated as of the Closing Date, a form of which is attached hereto as Exhibit B-5.”

3.	Section 2(b) of the Agreement is hereby amended by deleting Section 2(b) in its entirety and inserting the following in place thereof:

“Purchase Price. As consideration for the sale and transfer of the Target Shares, the Buyer agrees to (i) pay to the Seller at the Closing a cash consideration in the amount of $2,500,000 (in words: US Dollars Two Million Five Hundred Thousand) (the “Cash Consideration”) by (x) offsetting the Cash Consideration against the Bridge Loan, (y) subject to Section 2(e) below, delivery of cash for the balance of the Cash Consideration payable by wire transfer or delivery of other immediately available funds, (ii) pay to [Aurelio subsidiary], a Nevada [corporation], at the Closing cash in the amount of $1,450,000 (in words: US Dollars One Million Four Hundred Fifty Thousand) pursuant to the Loan Agreement and the Loan Note (the “Loan Consideration”) payable by wire transfer or delivery of other immediately available funds and (iii) grant to the Seller at the Closing a three percent (3%) net smelter return royalty from the minerals product derived from the Initial Bolsa Real Property Assets (the “Bolsa NSR”) by entering into the Net Smelter Return Royalty Agreement substantially in the form attached hereto as Exhibit B-2 (the “Bolsa NSR Agreement”).”

4.	Section 2(d) of the Agreement is hereby amended by deleting Section 2(d) in its entirety and inserting the following in place thereof:

“Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to the Seller the Cash Consideration and Loan Consideration specified in Section 2(b) above, (v) the Buyer will deliver to the Seller (A) the Bolsa NSR Agreement and (B) the Net Smelter Return Royalty Agreement executed by Seller, Minera Milenium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico (“Minera”), and Buyer (or its designee) relating to certain real property assets owned or leased by Minera in the form attached hereto as Exhibit B-3 (the “Minera NSR Agreement”) and (vi) the Buyer (or its designee) will pay to [Minera] cash consideration in the amount of $50,000 (in words: US Dollars Fifty Thousand) pursuant to the Minera NSR Agreement.”

5.	Section 7(a)(vii) of the Agreement is hereby amended by deleting Section 7(a)(vii) in its entirety and inserting the following in place thereof:

“the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-5 attached hereto and the same shall be in full force and effect;”

6.	Section 7(b)(vi) of the Agreement is hereby amended by deleting Section 7(b)(vi) in its entirety and inserting the following in place thereof:

“the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-5 attached hereto and the same shall be in full force and effect;”

7.	The Minera NSR Agreement attached as Exhibit B-3 to the Agreement shall be amended, restated and replaced with the form attached as Exhibit B-3 to this Amendment and pursuant to Section 11(m) of the Agreement is hereby incorporated by reference and made a part of the Agreement.

8.	Exhibit B-4 and Exhibit B-5 to this Amendment shall be Exhibit B-4 and Exhibit B-5 to the Agreement and pursuant to Section 11(m) of the Agreement are hereby incorporated by reference and made a part of the Agreement.

9.	In accordance with Section 11(i) of the Agreement, the Parties by executing below, hereby consent and agree to amend the Original Agreement as provided for herein and to be bound by the additional terms and conditions set forth herein.

10.	Except as specifically modified by this Amendment, the Agreement is hereby reaffirmed in its entirety by the Parties and shall continue in full force and effect.

11.	This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

12.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Originally executed counterparts delivered via facsimile or other electronic means (e.g., .pdf) shall have the same force and effect as originals.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day first written above.

TELIFONDA (CAYMAN) LTD.

/s/ M. Thissen, /s/ H. van Neutegem
By:	Amicorp Management Limited
Title:	Director
Name:	M. Thissen and H. van Neutegem
Title:	Directors

AURELIO RESOURCE CORPORATION

/s/ David S. Johnson
By:
Name:	David S. Johnson
Title:	Executive Chairman

EXHIBIT B-3

MINERA NSR AGREEMENT

See attached.

EXHIBIT B-4

LOAN AGREEMENT

See attached.

EXHIBIT B-5

LOAN NOTE

See attached.

Exhibit 10.26

NET SMELTER RETURN

ROYALTY AGREEMENT

This Agreement (the “Agreement”) is entered into on                          , 2008, by and among BOLSA RESOURCES, INC., a corporation duly organized under the laws of the State of Arizona (hereinafter referred to as “Bolsa”), Aurelio Resource Corporation, a Nevada corporation (“Aurelio”) and Telifonda (Cayman) Ltd., a Cayman Islands corporation, or its designee (“NewCo”). Bolsa, Aurelio and NewCo are referred to herein as a “Party” and collectively herein as the “Parties”.

NewCo acquired all of the outstanding capital stock of Bolsa from Aurelio under a certain Stock Purchase Agreement between Aurelio and the NewCo, September 30, 2008, as amended (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, NewCo agreed to cause Bolsa, its wholly owned subsidiary, to grant to Aurelio a net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Bolsa.

This Agreement sets forth the terms and conditions under which (a) Bolsa grants to Aurelio the net smelter return royalty from the minerals product derived from certain real property assets owned and/or leased by Bolsa, and (b) Bolsa, NewCo and Aurelio have the right to convert the net smelter return royalty granted hereunder into shares of Bolsa or NewCo, as the case may be, and Aurelio has the right to purchase all of the shares of common and preferred stock of Bolsa.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. The following terms shall have the following meaning for purposes of this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Cash Consideration” shall have the meaning set forth in Section 9(a) below.

“Concentrates” means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

“Crude Ores,” whether singular or plural, shall mean all ores, metals, Minerals which Bolsa either (A) mines, extracts, or otherwise recovers (including by in situ methods) from the Initial Bolsa Real Property Assets and sells or delivers to a processing plant for physical or chemical treatment, or (B) treats in place on the Initial Bolsa Real Property Assets by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by Bolsa from the Initial Bolsa Real Property Assets and sold or delivered for processing by Bolsa, and all Mineral and non-mineral components of all such materials and solutions.

“Extraction Taxes” means sales, use, value added, gross receipts, ad valorem, severance, any taxation on the net proceeds of mining operations and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

“Initial Bolsa Real Property Assets” shall mean the real property rights and interests described in Annex A attached hereto and incorporated herein by this reference, and any and all amendment, relocations, substitutions or replacements of the mining claims on the referenced real property in which Bolsa or any Affiliate of Bolsa has any right, title or interest.

“Minerals,” whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic. The term “Minerals” shall not include oil, gas, or other liquid or gaseous hydrocarbon or geothermal substances.

“Proceeds” means the sum actually received by Bolsa during each calendar quarter from the sale, including forward sales, of Crude Ore or Concentrates produced from the Initial Bolsa Real Property. “Proceeds” does not include any profits or losses incurred by Bolsa or any of its Affiliates in any hedging, price protection, commodities trading or similar activities.

“Processing Costs” means either (a) the amounts actually incurred by Bolsa for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Bolsa and including assaying and sampling costs and including penalties, if any incurred, or (b) if such operations are carried out by Bolsa, the charges, cost and penalties, if any incurred, for such operations, including transportation, which Bolsa would have incurred if such operations were carried out in facilities not owned or controlled by Bolsa and then offering comparable custom services for comparable products or on comparable terms; provided, however, that in all cases “Processing Costs” shall not include the Transportation Costs.

“Transportation Costs” means the expenses and charges actually incurred by Bolsa in transporting the Crude Ore or Concentrates from mine to smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

Reference to dollar amounts in this agreement shall refer to United States dollars.

2. Net Smelter Return Royalty. As of the date hereof, in connection with the transactions contemplated under the Stock Purchase Agreement, Bolsa does hereby grant convey, remise, release, and forever quitclaim unto Aurelio, its successors and assigns, a production royalty of three percent (3%) of the Net Smelter Returns (as herein defined) from all Crude Ores and Concentrates mined or otherwise recovered and removed from the Initial Bolsa Real Property Assets (the “Bolsa NSR”). The Bolsa NSR shall be determined as follows:

(a) Sale of Crude Ore or Concentrates to Third Party. If Crude Ore or Concentrates are sold by Bolsa to a third party that is not an Affiliate of Bolsa, the “Net Smelter Returns” shall mean the Proceeds received from such sale by Bolsa, less, to the extent borne by Bolsa, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Bolsa.

(b) Sale of Crude Ore or Concentrate to Affiliate. If Crude Ore or Concentrates are sold or transferred by Bolsa to an Affiliate, the “Net Smelter Returns” shall mean an amount equal to that which would have been received by Bolsa from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Bolsa. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time they are delivered to the Affiliate.

(c) Retainage of Crude Ore or Concentrates. If Concentrates are retained by Bolsa for further smelting, refining, precipitation or other additional processing by a third party that is not an Affiliate of Bolsa at a site that is not located adjacent to or on the Initial Bolsa Real Property Assets, such Concentrates shall be deemed sold by Bolsa at the time such Concentrates are delivered to the smelter, refinery, precipitation plant or other facility, and the “Net Smelter Returns” from such Concentrates shall mean an amount equal to that which would have been received by Bolsa from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Bolsa.

3. Payment of Royalty. The obligation to pay the Bolsa NSR shall accrue upon the actual or deemed sale of the Crude Ores or Concentrates subject thereto. Payment of the Bolsa NSR shall be made on or before the last day of January, April, July and October (“Payment Dates”) of each year for royalty obligations that accrued during the preceding calendar quarter. Each Payment shall be accompanied by a statement showing weights and values of mineral substances recovered from the Crude Ore and Concentrates produced from the Initial Bolsa Real Property Assets during the period for which payment is made, the Proceeds received or the value of the deemed sale of such Crude Ore and Concentrates and the amounts deductible therefrom to determine Net Smelter Returns as set forth in Section 2 of this Agreement. If no written objection is made by Aurelio to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

4. Disputes. In case of any dispute or question as to the ownership of all or any portion of the Bolsa NSR, or the amount of payment to be made by Bolsa under this Agreement, Bolsa may deposit any amount otherwise due to Aurelio in escrow until the dispute is finally resolved. Bolsa may credit all costs and expenses, including attorney’s fees, it incurs by reason of such dispute or question against all amounts otherwise due to Aurelio only in the event Bolsa prevails.

5. Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Initial Bolsa Real Property Assets shall be the property of Bolsa subject to the Bolsa NSR as provided herein. Bolsa shall not be liable for mineral values lost in mining or processing employing sound practices. The Bolsa NSR shall be payable on all Minerals recovered and sold or deemed sold both prior to and after the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Bolsa. Bolsa shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Aurelio shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.

6. Weighing, Measuring and Sampling.

(a) Bolsa shall at all times while production is occurring upon the Initial Bolsa Real Property Assets accurately weigh, measure and sample in accordance with customary industry practices for precious metals mines, all Crude Ore or other material including products developed from ore or other material, and all Concentrates, to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Initial Bolsa Real Property Assets. Aurelio shall have the right, at its sole cost and risk, upon reasonable notice at all reasonable times, to inspect all records and reports mentioned herein, and the operations being conducted on the Initial Bolsa Real Property Assets, so long as such inspections do not unreasonably interfere with Bolsa’s business or operations and comply fully with its safety rules and procedures. Aurelio shall indemnify and hold harmless Bolsa and its Affiliates and their respective directors, officers, shareholders, employees, agents and attorneys, from and against any liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to Bolsa, its Affiliates, or Aurelio or any of their respective agents or representatives caused by Aurelio’s exercise of its inspection rights under this Agreement.

(b) Bolsa shall have the right of mixing or commingling, at any location and either underground or at the surface, any ores, metals, minerals or mineral products from the Initial Bolsa Real Property Assets with any ores, metals, minerals, or mineral products from other lands, provided that Bolsa shall determine the weight and volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled. Any such determining of weight or volume, sampling and analysis shall be made in accordance with sound sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of Bolsa NSR payable to Aurelio under this Agreement.

7. Operations. Bolsa shall have no obligation to commence or to continue mining, or to mine any particular quantities of Crude Ores from the Initial Bolsa Real Property Assets. Aurelio’s interest in the Initial Bolsa Real Property Assets shall be solely that of a non-participating royalty holder and it shall have no rights to participate in or influence management or decision-making regarding operations on the Initial Bolsa Real Property Assets. Aurelio expressly disclaims any implied covenants of diligence with respect to operations on the Initial Bolsa Real Property Assets, including without limitation all exploration, development, mining, and processing operations.

8. Additional Land Purchase or Lease. To ensure the mining rights on the Initial Bolsa Real Property Assets will not interfere with adjunct mining rights and other real property usage, Bolsa shall use its commercial efforts to purchase additional land adjunct to the Initial Bolsa Real Property Assets.

9. Additional Funding of Bolsa. NewCo agrees to make available to Bolsa no later than                     , 2008 at least Eight Million US Dollars (US$8,000,000) which funds shall be used to fund a work program for completion of a Pre-Feasibility Study, preliminary versions of which have been

10. Conversion of Bolsa NSR. The Bolsa NSR shall be convertible as follows:

(a) Conversion in Case of Bolsa IPO. Subject to applicable laws, automatically at fair market value for shares of common stock of Bolsa immediately prior to an Initial Public Offering (a “Bolsa IPO”) of shares of common stock of Bolsa in an amount not less than the sum of (i) $2,000,000 (in words: US Dollars Two Million) (the “Cash Consideration”) plus (ii) the principal of any funding made by NewCo in Bolsa after the date of this Agreement;

(b) Conversion in Case of NewCo IPO. Subject to applicable laws, automatically at fair market value for shares of common stock of NewCo immediately prior to an Initial Public Offering (a “NewCo IPO”) of shares of common stock of NewCo in an amount not less than the sum of (i) Cash Consideration plus (ii) the principal of any funding made by NewCo in Bolsa after the date of this Agreement;

(c) Optional Conversion in case of Strategic Bolsa Transaction. At the option of Bolsa, subject to applicable laws and approval of the stockholders of Bolsa, at fair market value for shares of common stock of Bolsa, immediately prior to a sale, transfer or license of all or substantially all of the assets of Bolsa for cash or publicly traded securities, or a sale of equity interests for cash or publically traded securities, or a merger, reorganization or other transaction resulting in the stockholders of Bolsa immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a “Strategic Bolsa Transaction”);

(d) Optional Conversion in case of Strategic NewCo Transaction. Subject to applicable laws, at the option of NewCo, at fair market value for shares of common stock of NewCo as of the date of conversion, for shares of common stock of NewCo, immediately prior to a sale, transfer or license of all or substantially all of the assets of NewCo for cash or publically traded securities or a sale of equity interests for cash or publicly traded securities or a merger, reorganization or other transaction resulting in the stockholders of NewCo immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a “Strategic NewCo Transaction”);

(e) Optional Conversion by Aurelio. At the option of Aurelio at fair market value into:

(i) shares of common stock of Bolsa immediately prior to a Strategic Bolsa Transaction; and

(ii) shares of common stock of NewCo immediately prior to a Strategic NewCo Transaction; and

(f) Optional Conversion upon Commencement of Mining Production. Subject to applicable laws and approval of the stockholders of Bolsa, at the option of Bolsa, into a number of shares preferred stock of Bolsa (the “Bolsa Preferred Stock”) equal to the product of (i) the number of shares of common stock of Bolsa then outstanding multiplied by (ii) the result obtained when (y) the fair market value of the Bolsa NSR is divided by (z) the fair market value of the Initial Bolsa Real Property Assets. The fair market value of the Bolsa NSR and the fair market value of the Initial Bolsa Real Property Assets will be measured upon commencement of commercial mining production from the Initial Bolsa Real Property Assets.

(g) Terms of the Bolsa Preferred Stock. The Bolsa Preferred Stock, if any, shall be non-participating and will have the following attributes:

(i) The Bolsa Preferred Stock will be entitled to a cumulative annual preferred dividend equal to six percent (6%) of the Original Bolsa Issue Price (as defined below). Subject to applicable laws, upon any conversion of the Bolsa Preferred Stock in accordance with Section 10(c)iv) below, Bolsa shall have the right to convert any unpaid accumulated dividend on the Bolsa Preferred Stock that is being converted into the same class of shares of Bolsa or NewCo, as the case may be, into which the Bolsa Preferred Stock is converted;

(ii) Except as required by applicable law, and subject to Section 9(b), the Bolsa Preferred Stock will vote with all other shares of Bolsa on an as converted basis as a single class on all matters;

(iii) Upon any liquidation, dissolution or winding up of Bolsa, each share of Bolsa Preferred Stock be entitled to receive in preference to the common stock of Bolsa an amount equal to the Original Bolsa Issue Price (as adjusted for any stock dividends, combinations or splits with respect to Bolsa Preferred Stock) plus any unpaid dividends on the Bolsa Preferred Stock. The “Original Bolsa Issue Price” will be equal to the fair market value of the Bolsa NSR as of the date of issuance of the Bolsa Preferred Stock, divided by the number of shares of Bolsa Preferred Stock outstanding as of such date;

(iv) Subject to any adjustment being made to the conversion rate following any recapitalization, share split, consolidation or similar events (collectively “Recapitalization Events”) and/or the operation of the anti-dilution provision set forth in subsection (v) of this Section 10(c), the Bolsa Preferred Stock will be convertible as follows, in each case if all shares of Bolsa Preferred Stock are converted:

(A) subject to applicable laws, at the option of the Bolsa immediately prior to a Bolsa IPO or Strategic Bolsa Transaction into an equal number of shares of common stock of Bolsa;

(B) subject to applicable laws, at the option of the NewCo immediately prior to a NewCo IPO or Strategic NewCo Transaction pro rata into an equal number of shares of common stock of NewCo; and

(C) subject to applicable laws, at the option of the then holders of the Bolsa Preferred Stock at any time into an equivalent number of shares of common stock of Bolsa based on the relative fair market values of Bolsa Preferred Stock and common stock of NewCo at the time of such conversion. The fair market value of the common stock of NewCo shall be valued as follows: (i) if traded on the New York Stock Exchange or The NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading days ending three (3) trading days preceding the conversion date; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the conversion date; or (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by resolution of a majority the board of directors of NewCo; and

(D) subject to applicable laws, at the option of the then holders of the Bolsa Preferred Stock, at any time after the fifth (5th) anniversary of this Agreement for a number of shares of preferred stock of NewCo based on the relative fair market values of Bolsa Preferred Stock and preferred stock of NewCo at the time of such conversion. The shares of preferred stock of NewCo, if issued, shall have the identical rights as set forth under Sections 10(c)(i)—(iii) above and Sections 10(c)(v) and 10(c)(vi) below and shall be convertible at the option of their holder(s) into an equal number of shares of common stock of NewCo, subject to adjustments for stock dividends, combinations or splits with respect to the preferred stock of NewCo.

(v) The Bolsa Preferred Stock will be protected against dilution if Bolsa (i) effects a subdivision or combination of its outstanding common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Bolsa or any other person or (ii) within twelve (12) months after the issuance of the Bolsa Preferred Stock issues any capital stock or securities convertible into or exchangeable for common stock at a price per share less than the Original Bolsa Issue Price, in which case such adjustment shall be on a broad based weighted average basis; provided, that the antidilution protections set forth in (ii), above, shall be subject to normal carve-outs for shares of Bolsa common stock and options and warrants to purchase shares of Bolsa common stock, including, without limitation, those issued: (1) to employees in connection with a stock option plan approved by the board of directors of Bolsa, (2) in connection with the conversion of shares of Bolsa Preferred Stock, (3) as a dividend or distribution on shares of Bolsa Preferred Stock, (4) in connection with bona fide acquisitions, mergers or similar transactions, as approved by the board of directors of Bolsa, (5) to financial institutions or other lenders or lessors in connection with leases, equipment financings, revolving lines of creditor borrowings to support working capital, or similar borrowing in the ordinary course of business, as approved by the board of directors of Bolsa.

(vi) The Bolsa Preferred Stock shall be subject to a right of first refusal by all other holders of shares in Bolsa such that if a holder of shares of Bolsa Preferred Stock proposes to sell all or a portion of its shares to a third party other than an affiliate of Aurelio, it must permit the other holders of Bolsa Preferred Stock and the holders of Bolsa common stock at their option to purchase such stock on the same terms as the proposed transferee. Any such transfer will be subject to applicable securities laws.

11. Bankable Feasibility.

(a) Bankable Feasibility. NewCo will develop Bolsa to the stage that Bolsa will produce an internationally certified, independent bankable feasibility study/studies at least in conformity with Canadian National Instrument 43-101 by an internationally recognized investment banker specializing in the mining industry, professional mining engineering firm or similar expert agreed to by the Parties, who will produce a report that shows that there is/are commercial deposits that can be mined (the “Bankable Feasibility Study”). The Bankable Feasibility Study shall be produced within on or prior to the fourth (4th) anniversary of the date of this Agreement. In connection therewith, Bolsa shall maintain and NewCo shall cause Bolsa to maintain the Initial Bolsa Real Property Assets and make all necessary payments and fulfill all necessary obligations in order to maintain such Initial Bolsa Real Property Assets (“NewCo Property Obligations”).

(b) Call Right of Aurelio. To the extent that NewCo fails to meet its NewCo Property Obligations, or to the extent that Bolsa is not in the position to produce the Bankable Feasibility Study in accordance with foregoing Section 10(a) on or prior to the fourth (4th) anniversary of the date of this Agreement, then during the period beginning on the day NewCo fails to meet its NewCo Property Obligations or on such fourth anniversary date of the Bolsa Transaction, as the case may be, and ending one hundred eighty (180) thereafter, Aurelio will have a call right to purchase all of the outstanding shares of common stock and Bolsa Preferred Stock from NewCo (the “Call Transaction”) for a purchase price equal to the sum of (i) the Cash Consideration plus (ii) any principal funding made by NewCo in Bolsa after the date of this Agreement and prior to the closing of the Call Transaction, provided, however, that any such Call Transaction shall become null and void if NewCo rectifies its default in meeting its NewCo Property Obligations or if Bolsa is in a position to produce a Bankable Feasibility Study, as the case may be, on or prior to the closing of the Call Transaction. The purchase price will be due on the closing of the Call Transaction, provided, however, that in order to allow Aurelio to arrange for financing of the Call Transaction it shall have one-hundred eighty (180) days from the exercise of the call to arrange such financing.

12. Miscellaneous.

(a) Further Actions. Bolsa and Aurelio hereby agree that they will each take such further action (including the execution and delivery of such future instruments and documents) as any other Party may reasonably request in order to carry out substantially the transactions contemplated by this Agreement or to comply with applicable state and federal laws.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the closing under the Stock Purchase Agreement of all of the transactions contemplated by the Stock Purchase Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) Reporting. Bolsa shall provide Aurelio bi-annual reports describing progress of activities at the Initial Bolsa Real Property Assets in form and substance reasonably satisfactory to the Parties.

(e) Entire Agreement. This Agreement (including the documents referred to herein), constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Bolsa NSR royalty shall run with the Initial Bolsa Real Property Assets.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Aurelio:	Copy to:

Aurelio Resource Corporation 12345 West Alameda Parkway Suite #202 Lakewood, CO, 80228 U.S.A. Phone: 303-795-3030 Fax: 303-945-7270 Attention: David Johnson	Holland & Hart LLP 555 Seventeenth Street Suite 3200 Denver, CO 80202 U.S.A. Phone: +1 (303) 295-8493 Fax: +1 (303) 291-9145 Attention: Lucy Schlauch-Stark

If to Bolsa:	Copy to:

Bolsa Resources, Inc.	Buchanan Ingersoll & Rooney PC
620 Eighth Avenue
[ADDRESS]	New York, NY 10018
[ADDRESS]	U.S.A.
Phone:	Phone: +1 (212) 440-4400
Fax:	Fax: +1 (212) 440-4401
Attention:	Attention: Titus Weinheimer

If to NewCo:	Copy to:

[NEWCO]	Buchanan Ingersoll & Rooney PC
[ADDRESS]	620 Eighth Avenue
[ADDRESS]	New York, NY 10018
[ADDRESS]	U.S.A.
Phone:	Phone: +1 (212) 440-4400
Fax:	Fax: +1 (212) 440-4401
Attention:	Attention: Titus Weinheimer

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BOLSA RESOURCES, INC

By:
Name:
Title:

AURELIO RESOURCE CORPORATION

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

ANNEX A

Exhibit 10.27

NET SMELTER RETURN

ROYALTY AGREEMENT

This Agreement (the “Agreement”) is entered into on                          , 2008, by and among Minera Milenium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico (hereinafter referred to as “Minera”), Telifonda (Cayman) Ltd., a Cayman Islands corporation, or its designee (“NewCo”) and Aurelio Resource Corporation, a Nevada corporation (“Aurelio”). Each of Minera, NewCo and Aurelio are referred to herein as “Party”, and collectively herein as the “Parties”.

NewCo acquired all of the outstanding capital stock of Bolsa Resources, Inc., an Arizona corporation, from Aurelio under a certain Stock Purchase Agreement between Aurelio and the NewCo, dated September 30, 2008, as amended (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, Aurelio agreed to cause Minera to grant to NewCo a net smelter return royalty from the minerals product derived form certain real property assets owned and/or optioned by Minera in exchange for a payment by NewCo of US $50,000.

This Agreement sets forth the terms and conditions under which (a) Minera grants to NewCo a net smelter return royalty from the minerals product derived from certain real property assets owned and/or optioned by Minera, and (b) Minera, Aurelio and NewCo have the right to convert the net smelter return royalty granted hereunder into shares of Minera or Aurelio, as the case may be.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. The following terms shall have the following meaning for purposes of this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Concentrates” means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

“Crude Ores,” whether singular or plural, shall mean all ores, metals, Minerals which Minera either (A) mines, extracts, or otherwise recovers (including by in situ methods) from the Gavilanes Property and sells or delivers to a processing plant for physical or chemical treatment, or (B) treats in place on the Gavilanes Property by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by Minera from the Gavilanes Property and sold or delivered for processing by Minera, and all Mineral and non-mineral components of all such materials and solutions.

“Extraction Taxes” means sales, use, value added, gross receipts, ad valorem, severance, any taxation on the net proceeds of mining operations and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

“Gavilanes Property” shall mean the real property rights and interests described in Annex A attached hereto and incorporated herein by this reference, and any and all amendment, substitutions or replacements of the concessions on the referenced real property in which Minera or any Affiliate of Minera has any right, title or interest.

“Minerals,” whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic. The term “Minerals” shall not include oil, gas, or other liquid or gaseous hydrocarbon or geothermal substances.

“Proceeds” means the sum actually received by Minera during each calendar quarter from the sale, including forward sales, of Crude Ore or Concentrates produced from the Gavilanes Property. “Proceeds” does not include any profits or losses incurred by Minera or any of its Affiliates in any hedging, price protection, commodities trading or similar activities.

“Processing Costs” means either (a) the amounts actually incurred by Minera for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Minera and including assaying and sampling costs and including penalties, if any incurred, or (b) if such operations are carried out by Minera, the charges, cost and penalties, if any incurred, for such operations, including transportation, which Minera would have incurred if such operations were carried out in facilities not owned or controlled by Minera and then offering comparable custom services for comparable products or on comparable terms; provided, however, that in all cases “Processing Costs” shall not include Transportation Costs

“Transportation Costs” means the expenses and charges actually incurred by Minera in transporting the Crude Ore or Concentrates from mine to mill, smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

Reference to dollar amounts in this agreement shall refer to United States dollars.

2. Net Smelter Return Royalty. As of the date hereof, in connection with the transactions contemplated under the Stock Purchase Agreement, Minera does hereby remise, release, and forever quitclaim unto NewCo its successors and assigns, a production royalty of three percent (3%) of the Net Smelter Returns (as herein defined) from all Crude Ores and Concentrates mined or otherwise recovered and removed from the Gavilanes Property (the “Minera NSR”). The Minera NSR shall be determined as follows:

(a) Sale of Crude Ore or Concentrate to Third Party. If Crude Ore or Concentrates are sold by Minera to a third party that is not an Affiliate of Minera, the “Net Smelter Returns” shall mean the Proceeds received from such sale by Minera, less, to the extent borne by Minera, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Minera.

(b) Sale of Crude Ore or Concentrates to Affiliate. If Crude Ore or Concentrates are sold or transferred by Minera to an Affiliate, the “Net Smelter Returns” shall mean an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera. For purposes of this Agreement, such Crude Ore or Concentrates shall be deemed sold at the time they are delivered to the Affiliate.

(c) Retainage of Crude Ore or Concentrates. If Concentrates are retained by Minera for further smelting, refining, precipitation or other additional processing by a third party that is not an Affiliate of Minera at a site that is not located adjacent to or on the Gavilanes Property, such Concentrates shall be deemed sold by Minera at the time such Concentrates are delivered to the smelter, refinery, precipitation plant or other facility, and the “Net Smelter Returns” from such Concentrates shall mean an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera.

3. Payment of Royalty. The obligation to pay the Minera NSR shall accrue upon the actual or deemed sale of the Crude Ores or Concentrates subject thereto. Payment of the Minera NSR shall be made on or before the last day of January, April, July, and October (“Payment Dates”) of each year for royalty obligations that accrued during the preceding calendar quarter. Each Payment shall be accompanied by a statement showing weights and values of mineral substances recovered from the Crude Ore and Concentrates produced from the Gavilanes Property during the period for which payment is made, the Proceeds received or the value of the deemed sale of such Crude Ore and Concentrates and the amounts deductible therefrom to determine Net Smelter Returns as set forth in Section 2 of this Agreement. If no written objection is made by NewCo to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

4. Disputes. In case of any dispute or question as to the ownership of all or any portion of the Minera NSR, or the amount of payment to be made by Minera under this Agreement, Minera may deposit any amount otherwise due to NewCo in escrow until the dispute is finally resolved. Minera may credit all costs and expenses, including attorney’s fees, it incurs by reason of such dispute or question against all amounts otherwise due to NewCo only in the event Minera prevails.

5. Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Gavilanes Property shall be the property of Minera subject to the Minera NSR as provided herein. Minera shall not be liable for mineral values lost in mining or processing employing sound practices. The Minera NSR shall be payable on all Minerals recovered and sold or deemed sold both prior to and after the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Minera. Minera shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and NewCo shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.

6. Weighing, Measuring, Sampling and Inspections.

(a) Minera shall at all times while production is occurring upon the Gavilanes Property accurately weigh, measure and sample in accordance with customary industry practices for precious metals mines, all Crude Ore or other material including products developed from ore or other material, and all Concentrates, to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Gavilanes Property. NewCo shall have the right, at its sole cost and risk, upon reasonable notice at all reasonable times, to inspect all records and reports mentioned herein, and the operations being conducted on the Gavilanes Property, so long as such inspections do not unreasonably interfere with Minera’s business or operations and comply fully with its safety rules and procedures. NewCo shall indemnify and hold harmless Minera and its Affiliates and their respective directors, officers, shareholders, employees, agents and attorneys, from and against any liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to Minera, its Affiliates, or NewCo or any of their respective agents or representatives caused by NewCo’s exercise of its inspection rights under this Agreement.

(b) Minera shall have the right of mixing or commingling, at any location and either underground or at the surface, any ores, metals, minerals or mineral products from the Gavilanes Property with any ores, metals, minerals, or mineral products from other lands, provided that Minera shall determine the weight and volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled. Any such determining of weight or volume, sampling and analysis shall be made in accordance with sound sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of Minera NSR payable to NewCo under this Agreement.

7. Operations. Minera shall have no obligation to commence or to continue mining, or to mine any particular quantities of Crude Ores from the Gavilanes Property. NewCo’s interest in the Gavilanes Property shall be solely that of a non-participating royalty holder and it shall have no rights to participate in or influence management or decision-making regarding operations on the Gavilanes Property. NewCo expressly disclaims any implied covenants of diligence with respect to operations on the Gavilanes Property, including without limitation all exploration, development, mining, and processing operations.

8. Additional Land Purchase or Lease. To ensure the mining rights on the Gavilanes Property will not interfere with adjunct mining rights and other real property usage, Minera shall use its commercial efforts to purchase any additional land adjunct to the Gavilanes Property that it deems appropriate.

9. Additional Funding of Minera; Right of First Offer.

(a) As long as the Minera NSR (or after any conversion, the Minera Preferred Stock) is outstanding, NewCo and its affiliates shall have the first right to provide any additional funding (debt and/or equity) to Minera and shall further have the first right to make an offer under the terms of this Section 9(a). If (i) Minera decides to sell the rights in the Gavilanes property and/or substantially all of its Mexican assets or (ii) Aurelio decides to sell all of the shares it or any subsidiary of Aurelio holds in Minera, then Minera or Aurelio, as the case may be, will provide written notice to NewCo of such desire to sell (the “NewCo Notice”). The NewCo Notice will include the price and all other material terms of such desired sale, including a description of the assets or shares intended to be sold. NewCo will have sixty days after delivery of the NewCo Notice within which to agree in writing to purchase the shares of or assets in Minera, as applicable, on the terms provided in such notice. Any closing of such purchase by NewCo shall occur on or before the date that is 45 days after delivery of the NewCo Notice.

(b) If NewCo does not agree in writing to purchase the shares of or assets in Minera, as the case may be, or does not close on such purchase within the time frames set forth in Section 9(a), then (i) Aurelio or Minera, as applicable, shall be free to sell the shares of or assets in Minera, as the case may be, as provided in, and on terms equal to or better than the terms provided in, the NewCo Notice; and (ii) NewCo will vote any shares it holds in Minera in favor of such sale and any subsequent Minera Strategic Transaction.

10. Conversion of Minera NSR. The Minera NSR shall be convertible as follows:

(a) Conversion in Case of Minera IPO. Subject to applicable laws, automatically at fair market value for shares of common stock of Minera immediately prior to an Initial Public Offering of shares of common stock of Minera (a “Minera IPO”);

(b) Optional Conversion in case of Strategic Minera Transaction. At the option of Minera, subject to applicable laws and approval of the stockholders of Minera, at fair market value for shares of common stock of Minera, immediately prior to a sale, transfer or license of all or substantially all of the assets of Minera for cash or publicly traded securities, or a sale of equity interests for cash or publically traded securities, or a merger, reorganization or other transaction resulting in the stockholders of Minera immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a “Strategic Minera Transaction”);

(c) Optional Conversion by NewCo. Subject to applicable laws, at the option of the then holder of the Minera NSR at fair market value for shares of common stock of Minera as of the date of conversion, into shares of common stock of Minera immediately prior to a Strategic Minera Transaction;

(d) Optional Conversion upon Commencement of Mining Production. Subject to applicable laws and approval of the stockholders of Minera, at the option of Minera, into a number of shares preferred stock of Minera (the “Minera Preferred Stock”) equal to the product of (i) the number of shares of common stock of Minera then outstanding multiplied by (ii) the result obtained when (y) the fair market value of the Minera NSR is divided by (z) the fair market value of the Gavilanes Property. The fair market value of the Minera NSR and the fair market value of the Gavilanes Property will be measured upon commencement of commercial mining production from the Gavilanes Property.

(e) Terms of the Minera Preferred Stock. The Minera Preferred Stock, if any, shall be non-participating and will have the following attributes:

(i) The Minera Preferred Stock will be entitled to a cumulative annual preferred dividend equal to six percent (6%) of the Original Minera Issue Price (as defined below). Subject to applicable laws, upon any conversion of the Minera Preferred Stock in accordance with Section 10(c)(iv) below, Minera shall have the right to convert any unpaid accumulated dividend on the Minera Preferred Stock that is being converted into the same class of shares of Minera or Aurelio, as the case may be, into which the Minera Preferred Stock is converted;

(ii) Except as required by applicable law, and subject to Section 9(b), the Minera Preferred Stock will vote with all other shares of Minera on an as converted basis as a single class on all matters;

(iii) Upon any liquidation, dissolution or winding up of Minera, each share of Minera Preferred Stock will be entitled to receive in preference to the common stock of Minera an amount equal to the Original Minera Issue Price (as adjusted for any stock dividends, combinations or splits with respect to Minera Preferred Stock) plus any unpaid dividends on the Minera Preferred Stock. The “Original Minera Issue Price” will be equal to the fair market value of the Minera NSR as of the date of issuance of the Minera Preferred Stock, divided by the number of shares of Minera Preferred Stock outstanding as of such date;

(iv) Subject to any adjustment being made to the conversion rate following any recapitalization, share split, consolidation or similar events (collectively “Recapitalization Events”) and/or the operation of the anti-dilution provision set forth in subsection (v) of this Section 10(c), the Minera Preferred Stock will be convertible as follows, in each case if all shares of Minera Preferred Stock are converted:

(A) subject to applicable laws, at the option of NewCo immediately prior to a Minera IPO or Strategic Minera Transaction into an equal number of shares of common stock of Minera;

(B) subject to applicable laws, at the option of the then holders of the Minera Preferred Stock at any time into an equal number of shares of common stock of Minera;

(C) subject to applicable laws, at the option of the then holders of the Minera Preferred Stock at any time into registered shares of common stock of Aurelio based on the relative fair market values of Minera Preferred Stock and common stock of Aurelio at the time of such conversion. The fair market value of the common stock of Aurelio shall be valued as follows: (i) if traded on the New York Stock Exchange or The NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading days ending three (3) trading days preceding the conversion date; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the conversion date; or (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by resolution of a majority the board of directors of Aurelio;

and

(D) subject to applicable laws, at the option of the then holders of the Minera Preferred Stock, at any time after the fifth (5th) anniversary of this Agreement, for a number of shares of preferred stock of Aurelio based on the relative fair market values of Minera Preferred Stock and preferred stock of Aurelio at the time of such conversion. The shares of preferred stock of Aurelio, if issued, shall have the identical rights as set forth under Sections 10(c)(i) - (iii) above and Sections 10(c)(v) and 10(c)(vi) below and shall be convertible at the option of their holder(s) into an equal number of shares of common stock of Aurelio, subject to adjustments for stock dividends, combinations or splits with respect to the preferred stock of Aurelio.

(v) The Minera Preferred Stock will be protected against dilution if Minera (i) effects a subdivision or combination of its outstanding common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Minera or any other person or (ii) within twelve (12) months after the issuance of the Minera Preferred Stock, issues any capital stock or securities convertible into or exchangeable for common stock at a price per share less than the Original Minera Issue Price, in which case such adjustment shall be on a broad based weighted average basis; provided, that the antidilution protections set forth in (ii), above, shall be subject to normal carve-outs for shares of Minera common stock and options and warrants to purchase shares of Minera common stock, including, without limitation, those issued: (1) to employees in connection with a stock option plan approved by the board of directors of Minera, (2) in connection with the conversion of shares of Minera Preferred Stock, (3) as a dividend or distribution on shares of Minera Preferred Stock, (4) in connection with bona fide acquisitions, mergers or similar transactions, as approved by the board of directors of Minera, (5) to financial institutions or other lenders or lessors in connection with leases, equipment financings, revolving lines of creditor borrowings to support working capital, or similar borrowing in the ordinary course of business, as approved by the Board.

(vi) The Minera Preferred Stock shall be subject to a right of first refusal by all other holders of shares in Minera such that if a holder of shares of Minera Preferred Stock proposes to sell all or a portion of its shares to a third party other than an affiliate of NewCo, it must permit the other holders of Minera Preferred Stock and the holders of Minera common stock at their option to purchase such stock on the same terms as the proposed transferee. Any such transfer will be subject to applicable securities laws.

11. Miscellaneous.

(a) Further Actions. The Parties hereby agree that they will each take such further action (including the execution and delivery of such future instruments and documents) as any other Party may reasonably request in order to carry out substantially the transactions contemplated by this Agreement or to comply with the laws of Mexico.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the closing under the Stock Purchase Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Reporting. Minera shall provide NewCo bi-annual reports describing progress of activities at the Gavilanes Property in form and substance reasonably satisfactory to the Parties.

(e) Entire Agreement. This Agreement (including the documents referred to herein), together with the Loan Note delivered herewith, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Minera NSR shall run with the Gavilanes Property \

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to NewCo:	Copy to:

[NEWCO]	Buchanan Ingersoll & Rooney PC
[ADDRESS]	620 Eighth Avenue
[ADDRESS]	New York, NY 10018
[ADDRESS]	U.S.A.
Phone:	Phone: +1 (212) 440-4400
Fax:	Fax: +1 (212) 440-4401
Attention:	Attention: Titus Weinheimer

If to Minera:	Copy to:

Minera Milenium S.A. de C.V.	Holland & Hart LLP
[Avenida Hidalgo #373	555 Seventeenth Street
[Suite # 4-1	Suite 3200
[Culiacan, Sinaloa	Denver, CO 80202
Mexico	U.S.A.
Phone: 011-52-667-7138894	Phone: +1 (303) 295-8493
Fax: 011-52-667-7138894	Fax: +1 (303) 291-9145
Attention: Lic. Carmen Obeso Sandoval	Attention: Lucy Schlauch-Stark

If to Aurelio:	Copy to:

Aurelio Resource Corporation	Holland & Hart LLP
12345 West Alameda Parkway	555 Seventeenth Street
Suite #202	Suite 3200
Lakewood, CO, 80228	Denver, CO 80202
U.S.A.	U.S.A.
Phone: 303-795-3030	Phone: +1 (303) 295-8493
Fax: 303-945-7270	Fax: +1 (303) 291-9145
Attention: David Johnson	Attention: Lucy Schlauch-Stark

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

MINERA MILENIUM S.A. DE C.V.

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

AURELIO RESOURCE CORPORATION

By:
Name:
Title:

Exhibit 10.28

LOAN AGREEMENT

This Loan Agreement, dated as of December     , 2008, (this “Loan Agreement”) is entered into by and between Telifonda (Cayman) Ltd., a Cayman Island corporation (the “Lender”), and [Aurelio subsidiary], a Nevada [corporation] (the “Company”).

RECITALS

A.	Lender and the Company have entered into a Stock Purchase Agreement dated September 30, 2008, as amended on November , 2008 (the “Stock Purchase Agreement”). In connection with the Stock Purchase Agreement, Telifonda agreed to provide to the Company a loan in the principal amount of US$1,450,000, repayable in accordance with the terms of this Agreement.

B.	Simultaneous with the closing under the Stock Purchase Agreement, the Company’s sole shareholder, Aurelio Resource Corporation, a Nevada corporation (“Aurelio”) will enter into a Net Smelter Royalty Agreement (the “Bolsa NSR Agreement”) with the Lender or its designee and Bolsa Resources, Inc., an Arizona corporation (“Bolsa”).

C.	All capitalized terms used in this Loan Agreement and not otherwise defined have the meanings given in the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Loan; Interest and Payment.

a.	Loan. In reliance upon the representations, warranties and covenants of the parties set forth herein, on the date hereof, Lender shall advance to the Company a loan (the “Loan”) in the aggregate amount of US$1,450,000 (the “Principal Amount”) in good and available funds, which Loan shall be evidenced by the loan note (the “Loan Note”), in the form annexed hereto as Exhibit A, delivered by the Company to Lender.

b.	Terms of the Loan Note. The terms and conditions of the Loan Note are set forth in Exhibit A attached hereto. Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto

c.	Interest. Interest on the principal balance of the Loan Note shall be payable at the rate of (i) One Year LIBOR plus 5% per annum, commencing on the Commercial Production Date (as such term is defined below), (ii) One Year LIBOR plus 9% per annum commencing on the occurrence of, and during the continuance of, any Default described in Section 2 of the Loan Note.

d.	Payment of Amounts Outstanding Under the Loan Note. All unpaid principal and interest, together with the balance of any other unpaid amounts payable under the Loan Note, shall be due and payable on the later to occur of (i) the date commercial mining production is commenced on the real property rights and interests described in Exhibit B hereto (the “Commercial Production Date”) and (ii) December 30, 2013.

(e)	Right of Offset. If the Company fails to make payments owed under Section 1(d) of this Loan Note, above, and such failure continues for a period of 30 days after notice of such failure to pay is received by the Company, then the Lender or its designee (whichever is then a party to the Bolsa NSR Agreement) shall have the right to offset such amounts that are unpaid under the Loan Note from amounts owed by the Lender or its designee to Aurelio under the Bolsa NSR Agreement. Any such election by Lender shall be deemed Lender’s exclusive remedy under the Loan Note.

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Lender that the statements contained in the following paragraphs of this Section 2 are all true and correct in all material respects as of the time of the execution and issuance of the Loan Note, and shall continue to be true and correct in all material respects until payment and satisfaction in full of Loan, except as contemplated by the Stock Purchase Agreement:

a.	Organization and Standing: Articles and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.

b.	Corporate Power. The Company has all requisite corporate power to enter into, execute and deliver this Loan Agreement and the Loan Note. This Loan Agreement and the Loan Note are valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

c.	Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the execution and delivery of this Loan Agreement and the Loan Note and the performance of the Company’s obligations hereunder and under the Loan have been taken.

d.	Government Consent, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or provincial or other governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Loan Agreement and the Loan Note.

e.

Litigation. Other than as described in the Disclosure Schedule to the Stock Purchase Agreement, to the Knowledge of the Company, (i) there is no action, suit, proceeding or arbitration (“Action”), claim or investigation currently pending or threatened, against the Company, its activities, properties or assets, or against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with or actions taken on behalf of the Company, (ii) the

Company is not a party to or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality, and (iii) there is no Action or claim by the Company currently pending or which the Company intends to initiate.

f.	Absence of Certain Indebtedness, Obligations or Liabilities. Except as set forth on the Disclosure Schedule to the Stock Purchase Agreement, the Company does not have any Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, and whether due or to become due) arising out of transactions entered into at or prior to the date of this Loan Agreement.

g.	No Liens. Except as set forth on the Disclosure Schedule to the Stock Purchase Agreement, the Company has not granted, and shall not permit to exist, any Liens on the assets of the Company other than Permitted Liens.

3.	Representations and Warranties by the Lender. The Lender represents and warrants to the Company as of the time of the Company’s execution and issuance of the Loan Note and until such time as Loan is paid and satisfied in full, as follows:

a.	The Loan Note will be acquired for the Lender’s own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

b.	The Lender understands that the Loan Note has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, that the Company has no present intention of registering the Loan Note, that the Lender may be required to hold the Loan Note indefinitely, and that Lender must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

c.	The Lender (i) is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act or has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Loan Note; (ii) has the ability to bear the economic risks of the loans evidenced hereby and by the Loan Note, including a complete loss of principal amounts payable pursuant to the Loan Note; and (iii) has not been offered the Loan Note by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

d.	The Lender has the full right, power and authority to enter into and perform its obligations under this Loan Agreement, and this Loan Agreement constitutes a valid and binding obligation of the Lender enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury or other laws of general application relating to or affecting enforcement of creditors rights and rules or laws concerning equitable remedies.

e.	No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Lender is required in connection with the valid execution and delivery of this Loan Agreement.

4.	Certain Definitions.

“Action” shall have the meaning set forth in Section 2(e) of this Loan Agreement.

“Loan” shall have the meaning set forth in Section 1(a) of this Loan Agreement.

“Loan Note” shall have the meaning set forth in Section 1(a) of this Loan Agreement.

“Claim” means any claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal or administrative.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, and (d) all Guarantees of such Person.

“Lien” shall have the same meaning as was given to the term “Security Interest” in the Stock Purchase Agreement.

“Permitted Liens” has the meaning given in the General Security Agreement dated September 30, 2008 between the Lender and the Company.

“Person” means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

“Securities Act” shall have the meaning set forth in Section 3(a) of this Loan Agreement.

5.	Miscellaneous.

a.	Waivers and Amendments. Any provision of this Loan Agreement may be amended or modified only upon the written consent of the Lender and the Company or, if applicable, waived in writing by the affected party.

b.	Governing Law. This Loan Agreement and all actions arising out of or in connection with this Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

c.	Entire Agreement. This Loan Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

d.	Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed and sent (a) if to the Lender, at the address or facsimile number of the Lender found on the signature page hereof, or at such other address or number as the Lender shall have furnished to the Company in writing, or (b) if to the Company, at the address or facsimile number of the Company found on the signature page hereof, or at such other address or number as the Company shall have furnished to the Lender in writing. Notice shall be deemed given on the date of delivery, in the case of delivery by facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

e.	Validity. If any provision of this Loan Agreement or the Loan Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

f.	Counterparts. This Loan Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

g.	Expenses. The Company and Lender shall each bear separately the expenses incurred by them, respectively, with respect to the preparation of this Loan Agreement, the Loan Note and all related documentation, and the consummation of the transactions contemplated hereby, including without limitation, all legal fees and expenses.

h.	Construction. The parties and their respective counsel have reviewed this Loan Agreement in its entirety and acknowledge that each has had a full opportunity to negotiate the terms of this Loan Agreement and to receive counsel on its provisions. Therefore, the parties waive any and all applicable common law and statutory rules of construction that any provision of this Loan Agreement should be construed against the drafter of this Loan Agreement, and agree and affirm that this Loan Agreement and all provisions hereof shall in all cases be construed as a whole, according to the fair meaning of the language used.

SIGNATURE PAGE FOLLOWS

The parties have caused this Loan Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

Telifonda (Cayman) Ltd.

By:
Name:
Title:
Address:

Facsimile:

[Aurelio Subsidiary]

By:
Name:
Title:
Address:

Facsimile:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE BLUE SKY LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNDER SAID ACT AND COMPLIANCE WITH THE REQUIREMENTS OF ANY APPLICABLE BLUE SKY LAWS OR AN EXEMPTION THEREFROM.

LOAN NOTE

$1,450,000	December , 2008

FOR VALUE RECEIVED, [Aurelio subsidiary], a Nevada [corporation] (the “Company”), promises to pay to the order of Telifonda (Cayman) Ltd., a Cayman Island corporation (together with its successors, the “Holder”), the principal amount of One Million Four Hundred Fifty Thousand and 00/100 Dollars (US $1,450,000) on the Maturity Date (as such term is defined below) or, if such day is not a business day, on the next succeeding business day.

This Note is issued to the Holder pursuant to terms of that certain Loan Agreement, dated as of December __, 2008 (as amended or modified, the “Loan Agreement”), between the Company and the Holder.

This Note shall bear interest on the principal balance at the rate of (a) One Year LIBOR plus 5% per annum, commencing on the Commercial Production Date (as such term is defined below), and (b) One Year LIBOR plus 9% per annum commencing on the occurrence of, and during the continuance of, any Default described in Section 2 of this Loan Note.

Except as provided in Section 3 below, all unpaid principal and interest, together with other amounts payable hereunder shall be due and payable on the later to occur of (i) the date commercial mining production is commenced on the real property rights and interests described in Exhibit B to the Loan Agreement (the “Commercial Production Date”) and (ii) December 30, 2013 (such later date, the “Maturity Date”).

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement. As used in this Note, the following capitalized terms have the following meanings:

“Business Day” shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

“Obligations” shall mean all principal and other amounts due hereunder.

2.	Events of Default. The occurrence of any of the following shall constitute a “Default” under this Note:

a.	Failure to Pay. The Company shall fail to pay (i) any principal payment on the Maturity Date or (ii) any other payment required under the terms of this Note on the date due and any such payment shall not have been made within three (3) Business Days after the Company’s receipt of Holder’s written notice to the Company of such failure to pay; or

b.	Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) prepare to apply for, apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) prepare to make or make a general assignment for the benefit of its or any of its creditors, (iv) prepare to be, or be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) prepare to commence or commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

c.	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days after commencement.

d.	Breach of Loan Agreement/Inaccuracy of Representations. The Company shall fail to perform any covenant under the Loan Agreement in a timely manner and (other than with respect to failures described in subsection 2(a) above) such failure shall continue for thirty (30) days after the Company’s receipt of Holder’s written notice to the Company of such failure, or any representation or warranty of the Company hereunder shall be inaccurate in any material respect when made.

3.	Rights of Parties Upon Default.

a.	Holder. Upon the occurrence or existence of any Default and at any time thereafter during the continuance of such Default, Holder may declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Default hereunder that is continuing, the Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

b.	The Company. If Holder exercises its rights under Section 3(a), immediately and without any further action by any party, (i) the Net Smelter Return Royalty Agreement of even date herewith, between Minera Milennium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico (“Minera”) and [NewCo] (the “Minera NSR Agreement”) will be deemed terminated; and (ii) Minera will be deemed to have granted a 3% net smelter royalty to Aurelio Resources Corporation, a Nevada corporation (“Aurelio”) on all of the same terms and conditions as contained in the Minera NSR Agreement.

4.	Prepayment. No prepayment of all or any part of the principal of this Note is permitted until December 30, 2011.

5.	Attorneys’ Fees and Costs. If Company fails to pay this Note when due, the Company shall pay the Holder on demand any reasonable out-of-pocket expenses (including reasonable legal fees) arising out of or in connection with any action or proceeding (including any action or proceeding arising in or related to any insolvency, bankruptcy or reorganization involving or affecting the Company) taken to protect, enforce, determine or assert any right or remedy under this Note and the Loan Agreement, if the Holder is the prevailing party in such action or proceeding.

6.	Successors and Assigns. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors and assigns of the parties. Notwithstanding anything herein to the contrary set forth in this Note or in the Loan Agreement, neither the Company nor the Holder shall assign its respective rights and obligations arising under or in connection with this Note to any Person by operation of law or otherwise, in whole or in part, without the prior written consent of the other party; provided however, that the Holder may assign this Note to an affiliate of the Holder upon prior written notice to the Company.

7.	Waiver and Amendment. Any provision of this Note may be amended or modified only upon the written consent of both the Company and the Holder, or if applicable, waived in writing by the affected party. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, Holder and each transferee of this Note.

8.	Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth on the signature pages to the Loan Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall be deemed given on the date of delivery in the case of delivery by facsimile, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

9.	Payment. Payment shall be made in lawful tender of the United States.

10.	Waivers. The Company hereby waives notice of default (except as specifically provided for in Section 2 hereof), presentment or demand for payment, protest or notice of nonpayment or dishonor relative to this instrument.

11.	Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

[Aurelio Subsidiary]

By:
Name:
Title:
Address:

Facsimile:

COUNTY OF	)
) SS.
STATE OF	)

Sworn to before me this      day of December, 2008 by                                         , as                                          of Aurelio Resource Corporation.

My Commission Expires:

WITNESS MY HAND AND OFFICIAL SEAL

Notary Public

(Page Break)

DESCRIPTION OF REAL PROPERTY RIGHTS

APPENDIX B

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

On October 2, 2008 the Company filed a Form 8-K announcing we had entered into a definitive agreement with Telifonda for the sale of the Company’s wholly-owned subsidiary Bolsa Resources, Inc. in exchange for $2,000,000 and a 3% net smelter royalty interest in certain properties owned by Bolsa Resources, Inc. Telifonda, together with its affiliate DFG Master Hedge Fund Ltd. and certain advisory board members of Telifonda beneficially own approximately 16.01% of the issued and outstanding common stock of the Company. Telifonda is required to fund Bolsa Resources, Inc. operations in the minimum amount of $8,000,000, which funds are required to be available shortly after closing, and to complete a bankable feasibility study on the Bolsa Resources, Inc. properties within four years of closing of the transaction. This transaction also included the sale by the Company of a 3% net smelter return royalty in its Minera Assets (described below) for an additional $2,000,000. In determining to proceed with the sale transaction, Aurelio’s Board of Directors considered a number of factors, including, among others, Aurelio’s liquidity requirements, the likelihood of obtaining alternative financing, the tightening of the credit markets, and other factors. Upon completion of the sale, the Company will focus its efforts on its remaining business, developing the properties held in its Minera Milenium S.A. de C.V. subsidiary (the “Minera Assets”).

Telifonda also extended a non-interest bearing bridge loan to the Company on October 2, 2008 in the amount of $2 million. As a condition to receiving the proceeds of the bridge loan, the proceeds of the bridge loan were used to repay all outstanding convertible debentures in the face amount of $1.5 million and for working capital purposes. The bridge loan will be offset against other proceeds from the sale of assets to Telifonda at closing.

Under the terms of the definitive agreement, Telifonda has also agreed to reimburse the Company for costs and certain other expenses incurred from August 15, 2008 until closing.

On November 18, 2008, we announced that we had modified the previously announced transaction in a manner that increased the proceeds from the sale of Bolsa Resources, Inc. to $2,500,000 in addition to retaining the 3% net smelter return royalty interest, and by modifying the announced transaction concerning Minera by changing the consideration received for the 3% net smelter return in its Minera Assets to $50,000, but including an unsecured $1,450,000 loan by Telifonda to a newly formed Company subsidiary. The newly formed Aurelio subsidiary would hold the shares of Minera Milenium S.A. de C.V. currently held by the Company. This loan is non-recourse to the Company, is prepayable by the Company at anytime, and includes a provision which, upon any default by the newly formed Aurelio subsidiary, allows Telifonda the ability to credit the outstanding amount of the loan against the payment obligations it may have to the Company under the Bolsa net smelter return royalty described above.

The following table sets forth our unaudited pro forma balance sheet as of September 30, 2008 and the pro forma results of operations for the nine month period ended September 30, 2008, and for fiscal 2007, reflecting the disposition of our wholly-owned subsidiary, Bolsa Resources, Inc., loan proceeds from Telifonda, and sale of the net smelter royalty in its Minera Assets. The pro forma results are based on our historical financial statements. The unaudited pro forma statements of operations give effect to this transaction as if the transactions occurred at the beginning of each reporting period.

The pro forma financial results are presented for informational purposes only and are not intended to be indicative of either future results of our operations or results that might have been achieved had the transactions actually occurred since the beginning of each reporting period.

AURELIO RESOURCE CORPORATION

(An Exploration Stage Company)

PRO FORMA CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Historical	Pro Forma Adjustments						Pro Forma
	Sept. 30, 2008	Bridge Loan From Telifonda (A)	Sale of Bolsa (B)	Repay Debentures (C)	Reimburs- able Expenses (D)	Non-Recourse Loan (E)	Sale of NSR (F)	Sept. 30, 2008
ASSETS
Current Assets
Cash	$413,661	$2,000,000	$2,000,000	(1,500,000)	$—	$—	$—	$2,913,661
Prepaid expenses and other	59,898		(42,426)		124,616			142,088
Reclamation bond – MAN claims drilling	3,003		(3,003)					—

Total current assets	476,562	2,000,000	1,954,571	(1,500,000)	124,616	—	—	3,055,749

Mining claims	3,339,194		(3,316,343)					22,851
Equipment, net	87,448		(15,795)					71,653

	3,426,642		(3,332,138)	—	—	—	—	94,504

Total Assets	$3,903,204	$2,000,000	$(1,377,567)	$(1,500,000)	$124,616		—	$3,150,253

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$132,525	—	$(61,938)	$—	$—	$—	$—	$70,587
Current portion, debentures payable	131,235			(131,235)				—
Bridge loan payable to Telifonda	—	2,000,000	(500,000)			(1,450,000)	(50,000)	—
Current portion, long-term debt	530,729		(520,000)					10,729

Total current liabilities	794,489	2,000,000	(1,081,938)	(131,235)	—	(1,450,000)	(50,000)	81,316

Long-term debt due to Telifonda	—					1,450,000		1,450,000
Note payable – Courtland Claims	950,000		(950,000)					—
Note payable – Rae Property	494,000		(494,000)					—
Debentures Payable (Note 5)	961,051			(961,051)				—

	2,405,051		(1,444,000)	(961,051)	—	1,450,000	—	1,450,000

Total Liabilities	3,199,540	2,000,000	(2,525,938)	(1,092,286)	—	—	(50,000)	1,531,316

Stockholders’ Equity
Common stock	40,417							40,417
Warrant	321,813							321,813
Additional paid in capital	7,593,006							7,593,006
Deficit accumulated during exploration stage	(7,245,403)		1,148,371	(407,714)	124,616		50,000	(6,330,130)
Cumulative effect of currency translation	(6,169)							(6,169)

Total Stockholders’ Equity	703,664		1,148,371	(407,714)	124,616	—	50,000	1,618,937

Total Liabilities and Stockholders’ Equity	$3,903,204	$2,000,000	$(1,377,567)	$(1,500,000)	$124,616	$—	$—	$3,150,253

Explanation of Pro Forma Consolidated Balance Sheet Adjustments:

(A) Bridge Loan from Telifonda	Proceeds of bridge loan from Telifonda, a shareholder of the Company and purchaser of Bolsa. Imputed interest was not calculated in the pro forma as it is immaterial. This facility is outstanding only until closing of the sale of Bolsa and the NSR on Gavilanes exploration property deemed to occur at September 30, 2008.

(B) Sale of Bolsa	100% of Bolsa, a wholly-owned subsidiary, is sold for $2.5 million realized as $2 million cash and offset of $500,000 of the Loan from Telifonda. The cost basis of all Bolsa assets and liabilities have been expensed against proceeds realized resulting in a gain. No income taxes are payable due to the utilization of operating loss carryforwards.

(C) Repay Debentures	Convertible debentures issued in February 2008 are paid in full using cash proceeds from the sale of Bolsa. Unamortized discount at September 30, 2008 is charged to expense as loss on extinguishment of debt.

(D) Reimbursable Expenses	Record receivable from Telifonda pursuant to Amended Stock Purchase Agreement, for property holding costs and certain other expenses incurred from August 15, 2008 through September 30, 2008 that are reimbursable to the Company.

(E) Repay Bridge Loan	Upon closing of the sale of Bolsa and the NSR, the Company issues a non-recourse note payable in the amount of $1.45 million in exchange for the remaining balance of the non-interest bearing bridge loan. No additional cash proceeds are realized. The non-recourse note bears interest at the One Year LIBOR plus 5%, with principal and accrued interest at maturity.

The average US$ 12-month LIBOR rate for the period January - September 2008 was 3.0642%.

(F) Sale of NSR	Proceeds from the sale of a net smelter royalty (NSR) on Gavilanes exploration property in Mexico for $50,000 realized by offsetting Loan from Telifonda. No income taxes are payable due to the utilization of operating loss carryforwards.

AURELIO RESOURCE CORPORATION

(An Exploration Stage Company)

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30, 2008
		Pro Forma Adjustments
	Historical	Due to Sale of Bolsa (A)	Due to Repayment of Debentures (B)	Accrued Interest On Non-Recourse Debt (C)	Pro Forma
Revenue	$—	$—	$—		$—

Expenses:
Depreciation	11,881	(2,705)			9,176
General and administrative	279,297	(51,206)			228,091
Mineral property expenditures	352,609	(325,083)			27,526
Professional fees	525,868	(67,132)			458,736

	1,169,655	(446,126)	—	—	723,529

Loss from operations	(1,169,655)	446,126			(723,529)
Other income (expense)
Other income	833				833
Gain on sale of assets	—				—
Loss on extinguishment of debt	—				—
Interest income	10,389				10,389
Interest expense	(1,289,210)	102,807	1,167,491	(87,698)	(106,610)

Net loss	(2,447,643)	548,934	1,167,491	(87,698)	(818,916)
Other comprehensive loss – net of tax
Foreign currency translation gain (loss)	(2,914)				(2,914)

Comprehensive loss	$(2,450,557)	$548,934	$1,167,491	$(87,698)	$(821,830)

Net loss per share
(Basic and fully diluted)	$(0.06)				$(0.02)

Weighted average number of common shares outstanding	39,405,729				39,405,729

	Fiscal Year Ended December 31, 2007
	Historical	Pro Forma Adjustments Due to Sale of Bolsa (A)	Accrued Interest On Non-Recourse Debt (C)	Pro Forma
Revenue	$—	$—	$—	$—

Expenses:
Depreciation	13,021	(1,500)		11,521
General and administrative	1,529,464	(17,753)		1,511,711
Mineral property expenditures	1,279,875	(1,112,773)		167,102
Professional fees	549,454	(144,430)		405,024

	3,371,814	(1,276,457)	—	2,095,357

Loss from operations	(3,371,814)	1,276,457		(2,095,357)
Other income (expense)
Other income	50,395	(136)		50,259
Gain on sale of assets	—			—
Loss on extinguishment of debt	—			—
Interest income	8,688			8,688
Interest expense	(67,256)	60,599	(145,929)	(152,587)

Net loss	(3,379,987)	1,336,920	(145,929)	(2,188,997)
Other comprehensive loss – net of tax
Foreign currency translation gain (loss)	(1,675)			(1,675)

Comprehensive loss	$(3,381,662)	$1,336,920	(145,929)	$(2,190,672)

Net loss per share
(Basic and fully diluted)	$(0.10)			$(0.07)

Weighted average number of common shares outstanding	33,572,482			33,572,482

Explanation of Pro Forma Consolidated Statement of Operations Adjustments:

(A) Sale of Bolsa	100% of shares of wholly-owned subsidiary are deemed sold as of the beginning of the period presented and, accordingly, period activities pertaining to Bolsa are eliminated.

(B) Repay Debentures	Convertible debentures issued in February 2008 are deemed paid in full as of the beginning of 2008. Accordingly interest expense related to such debentures is eliminated, including recognition of the cost of beneficial conversion feature.

No interest expense related to debentures was incurred during 2007 as such debentures were not issued until February 2008; accordingly, no pro forma adjustment was made for 2008.

(C) Accrued Interest on Non-Recourse Debt	Accrued interest on the $1.45 million non-recourse note has been calculated as if the note was outstanding at the beginning of each period (January 1, 2007 and January 1, 2008).

The non-recourse note bears interest at One Year US$ LIBOR plus 5%, with principal and accrued interest due at maturity.

During 2007, the average 12-month US$ LIBOR rate was 5.0641% and, for the period January - September 2008, the average rate was 3.0642%.

AURELIO RESOURCE CORPORATION

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 13, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen B. Doppler or failing him, Frederik W. Warnaars, and either of them as Proxies, each with the power to appoint his/her substitute, and authorizes them to represent and to vote, as designated below, all of the shares of common stock of which the undersigned is entitled to vote at the annual meeting of shareholders to be held on February 13, 2009 at 2:00 p.m. at the offices of Aurelio Resource Corporation, 12345 West Alameda Parkway, Suite 202, Lakewood, Colorado and any adjournments thereof, on the matters, set forth below:

		In Favor	Against	Abstain
1.	To ratify, adopt and approve the proposed Telifonda Sale Transaction pursuant to the terms of the Stock Purchase Agreement dated as of September 30, 2008. as amended November 17, 2008, by and between Telifonda (Cayman) Ltd. (“Telifonda”) and the Company;	☐	☐	☐

2.	To elect as a director of the company:

	Stephen B. Doppler	☐	☐	☐
	Stephan B. Roes	☐	☐	☐
	Frederik W. Warnaars	☐	☐	☐

3.	To ratify the selection of Haynie & Company, Certified Public Accountants, as our auditors;	☐	☐	☐

4.	To ratify, adopt and approve an amendment to the Company’s Articles of Incorporation to change the authorized stock of the Company from 487,500,000 shares of common stock with par value of $0.001 to 400,000,000 shares of common stock, par value of $0.001 and 87,500,000 shares of preferred stock, par value $0.01 per share; and	☐	☐	☐

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.	☐	☐	☐

This proxy will be voted as directed or, if no direction is indicated, this proxy will be voted for every item listed above.

Dated:                    , 2009

Name	Certificate Number (if Available)

Signature	Number of Shares

Signature if shares held jointly

This proxy should be signed by the shareholder exactly as his/her name appears hereon, when shares are held jointly, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date, and return proxy card promptly using the enclosed envelope.